Registration No. 333-173886

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 3

to

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BARCLAYS PLC

(Exact Name of Registrant as Specified in Its Charter)

N/A

(Translation of Registrant’s name into English)

England	None
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1 Churchill Place

London E14 5HP, United Kingdom

Tel. No: 011-44-20-7116-1000

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Barclays Bank PLC

745 Seventh Avenue, New York, New York 10019

Tel. No: 212-526-7000

(Name, Address and Telephone Number of Agent for Service)

Copies to:

George H. White

John O’Connor

Sullivan & Cromwell LLP

1 New Fetter Lane

London EC4A 1AN, United Kingdom

Tel. No: 011-44-20-7959-8900

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Debt Securities	(1)	(1)	(1)	$0 (2)
Dated Subordinated Debt Securities	(1)	(1)	(1)	$0 (2)
Contingent Convertible Securities	(1)	(1)	(1)	$0 (2)
Ordinary shares, nominal value 25p per share (3) (4)	1,052,642,000 (5)	$2.92 (6)	$3,073,714,640 (6)	$419,254.68
Rights to purchase ordinary shares (including in the form of American Depositary Shares) (3)	1,052,642,000	$0 (7)	$0 (7)	$0 (7)

(1)	An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units.
(2)	In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all of the registration fee with respect to these securities.
(3)	A portion of the ordinary shares, nominal value 25p per share, of the registrant may be represented by the registrant’s American Depositary Shares, each of which represents four ordinary shares, evidenced by American Depositary Receipts. American Depositary Shares issuable upon deposit of the ordinary shares registered hereby have been registered pursuant to the Registration Statement on Form F-6 (File No. 333-152742) and the Registration Statement on Form F-6 (File No. 333-190612).
(4)	In addition to the 1,052,642,000 ordinary shares, nominal value 25p per share, that the registrant is registering on the date of this registration statement, the registrant is also registering an indeterminate number of additional ordinary shares, nominal value 25p per share, which may be offered from time to time at indeterminate prices, including in connection with an offering of contingent convertible securities.
(5)	Represents the sum of (i) the number of ordinary shares offered in the United States to holders of American Depositary Shares, (ii) the number of ordinary shares offered to holders in the United States and (iii) the number of ordinary shares that may be resold into the United States from time to time during the distribution thereof.
(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended. Such estimate is based on the subscription price of 185 pence per ordinary share and an exchange rate of £1.00 = $1.58 (the closing spot rate as published by Bloomberg at 5:00 p.m. (New York City time) on September 12, 2013).
(7)	No separate consideration will be received by the registrant for the rights offered hereby

Explanatory Note

This Post-Effective Amendment No. 3 to the Registration Statement on Form F-3 (File No. 333-173886) is being filed by Barclays PLC for the purpose of (i) filing a prospectus relating to 1,052,642,000 ordinary shares (including in the form of American Depositary Shares) and rights to purchase such ordinary shares (including rights to purchase ordinary shares in the form of American Depositary Shares) in connection with the rights issue announced on July 30, 2013 and (ii) filing additional exhibits to the Registration Statement relating to such ordinary shares (including in the form of American Depositary Shares) and rights to purchase ordinary shares (including rights to purchase ordinary shares in the form of American Depositary Shares). The prospectus contained in this Post-Effective Amendment No. 3 to the Registration Statement is in addition to the prospectus dated September 6, 2013 filed with Post-Effective Amendment No. 2 to the Registration Statement. This Post-Effective Amendment No. 3 to the Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission.

BARCLAYS PLC

3,219,067,868 Rights

3,219,067,868 Ordinary Shares, in the form of New Ordinary Shares or New American Depositary Shares

185 pence per New Ordinary Share

$11.75 per New American Depositary Share (Estimated)

We, Barclays PLC, a public limited company organized under the laws of England and Wales (“Barclays”), are issuing to holders of Barclays ordinary shares, nominal value 25 pence (“ordinary shares”), transferable rights to buy new ordinary shares (“new ordinary shares”) and, through JPMorgan Chase Bank, N.A. (“J.P. Morgan” or the “ADS rights agent”), our ADS depositary and ADS rights agent, to holders of Barclays American Depositary Shares (“ADSs”), transferable rights to subscribe for new ADSs (“new ADSs”), pursuant to a rights issue (the “Rights Issue”).

A total of 3,219,067,868 new ordinary shares are being issued globally pursuant to the Rights Issue. Barclays has registered 1,052,642,000 of these new ordinary shares pursuant to the registration statement of which this prospectus forms a part. Separate offering documentation is being made available to holders of existing ordinary shares located in the United Kingdom and certain other jurisdictions outside the United States.

Rights Issue in respect of ordinary shares. Registered holders of ordinary shares at the close of business (London time) on September 13, 2013 are entitled to one ordinary share right for every four ordinary shares held. Each ordinary share right allows the holder to subscribe for one new ordinary share. The ordinary share subscription price is 185 pence per new ordinary share. Subscriptions will only be accepted for whole new ordinary shares, and any allocation of ordinary share rights will be rounded down to the nearest whole number of ordinary share rights. The new ordinary shares, when issued and fully paid, will be fully fungible and rank pari passu with each other and all other issued ordinary shares of Barclays.

To subscribe for new ordinary shares, a holder of ordinary share rights must deposit with Equiniti Limited, the Registrar to Barclays, a completed Provisional Allotment Letter and 185 pence per new ordinary share subscribed for.

Completed Provisional Allotment Letters and payment should be returned so as to be received by Equiniti Limited, the Registrar to Barclays, by no later than 11:59 p.m. (London time) on October 2, 2013. See “Description of the Offering — Section A. Subscription by Holders of Ordinary Shares.”

Rights Issue in respect of ADSs. Registered holders of ADSs at 5:00 p.m. (New York City time) on September 13, 2013 are entitled to one ADS right for every four ADSs held. Each ADS right allows the holder to subscribe for one new ADS. The estimated ADS subscription price is $11.75 per new ADS. Subscriptions will only be accepted for whole new ADSs, and any allocation of ADS rights will be rounded down to the nearest whole number of ADS rights. The new ADSs will be fully fungible and rank pari passu with each other and all other issued ADSs.

To subscribe for new ADSs, a holder of ADS rights must deposit with J.P. Morgan, the ADS rights agent, a completed ADS rights certificate and $12.34 per new ADS so subscribed, which represents 105% of the estimated ADS subscription price, to account for possible exchange rate fluctuations before the U.S. dollar price is finally determined. As each ADS represents four ordinary shares, the estimated ADS subscription price is four times the U.S. dollar equivalent of the ordinary share subscription price using an exchange rate of $1.5876 per pound sterling (the closing spot rate as published by Bloomberg at 5:00 p.m. (New York City time) on September 13, 2013). The actual U.S. dollar ADS subscription price will be the U.S. dollar equivalent of four times the ordinary share subscription price of 185 pence per new ordinary share on or about October 2, 2013, as determined by Barclays. If the actual U.S. dollar ADS subscription price is less than the deposited amount, the ADS rights agent will refund the excess amount to the subscribing ADS holder without interest. If there is a deficiency, the ADS rights agent will not deliver the new ADSs to such subscribing ADS holder until it has received payment of the deficiency. The ADS rights agent may sell a portion of your new ADSs to cover the deficiency if not paid by October 9, 2013.

Completed ADS rights certificates and payment should be returned so as to be received by J.P. Morgan, the ADS rights agent, by no later than 2:30 p.m. (New York City time) on October 1, 2013. See “Description of the Offering — Section B. Subscription by Holders of ADSs.”

The ordinary share rights are transferable and are expected to be traded on the London Stock Exchange under the ticker symbol “BARN” during the period from September 18, 2013 to October 2, 2013. The ADS rights are transferable and are expected to be traded on the New York Stock Exchange under the ticker symbol “BCS RT” during the period from September 18, 2013 to September 25, 2013. We are applying to have the new ordinary shares admitted to listing on the premium listing segment of the Official List of the U.K. Financial Conduct Authority (“FCA”) and to trading on the London Stock Exchange’s main market for listed securities. The existing ordinary shares are listed on the London Stock Exchange under the ticker symbol “BARC.” We are applying to list the new ADSs on the New York Stock Exchange. The existing ADSs are currently listed on the New York Stock Exchange under the ticker symbol “BCS.”

If any new ordinary shares, whether in the form of ordinary shares or ADSs, are not subscribed for pursuant to the exercise of ordinary share rights or ADS rights granted to holders of ordinary shares or ADSs in existence on July 30, 2013, which is the date of the underwriting agreement (such new ordinary shares not subscribed for, the “remaining new ordinary shares”), the initial underwriters have severally agreed, subject to certain conditions, to use their reasonable endeavors to procure subscribers for the remaining new ordinary shares. If and to the extent the initial underwriters are unable to procure subscribers for the remaining new ordinary shares, the underwriters have severally agreed, subject to certain conditions, to themselves subscribe for such remaining new ordinary shares, in each case in pounds sterling at the subscription price of 185 pence per ordinary share. The underwriters may sell or resell any or all of the underwritten ordinary shares using this prospectus through their selling agents in the United States, either in the form of ordinary shares or ADSs. See “Plan of Distribution.”

In consideration for the underwriters’ obligation to underwrite the underwritten shares in accordance with the underwriting agreement, Barclays has agreed to pay an aggregate underwriting commission of 1.7% of the aggregate proceeds of the Rights Issue in respect of the underwritten shares to the initial underwriters. Such amount shall be reduced by the underwriting commission payable to the additional underwriters at a rate of 1.5% of the portion of the proceeds of the Rights Issue in respect of the underwritten shares underwritten by the additional underwriters.

The gross proceeds from the Rights Issue, if conducted as planned, will be approximately £5.955 billion. We expect that our expenses in connection with the Rights Issue, including underwriting discounts and commissions and value added tax (“VAT”), will be approximately £132 million and that, as a result, the net proceeds to us will be approximately £5.823 billion. See “Reasons for the Offering; Use of Proceeds.”

An investment in the new ordinary shares and the new ADSs entails risks. See “Risk Factors” beginning on page 23.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

None of the ordinary share rights, the ADS rights, the ordinary shares or the ADSs are deposit liabilities of Barclays PLC or Barclays Bank PLC and none of them will be insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Barclays Investment Bank

Global Coordinator and Joint Bookrunner

Credit Suisse	Deutsche Bank	BofA Merrill Lynch	Citigroup

Joint Bookrunners and Initial Underwriters

ABN AMRO	Banco Santander	BNP PARIBAS	ING

J.P. Morgan Cazenove	MEDIOBANCA	Morgan Stanley	RBC Capital Markets

SMBC Nikko

Joint Bookrunners and Additional Underwriters

Prospectus dated September 16, 2013

i

FORWARD-LOOKING STATEMENTS

This prospectus and certain documents incorporated by reference herein contain certain forward-looking statements within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to certain of the Group’s plans and its current goals and expectations relating to its future financial condition and performance. We caution readers that no forward-looking statement is a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statements. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements sometimes use words such as “may,” “will,” “seek,” “continue,” “aim,” “anticipate,” “target,” “projected,” “expect,” “estimate,” “intend,” “plan,” “goal,” “believe,” “achieve” or other words of similar meaning. Examples of forward-looking statements include, among others, statements regarding the Group’s future financial position, income growth, assets, impairment charges and provisions, business strategy, capital, leverage and other regulatory ratios, payment of dividends (including dividend pay-out ratios), projected levels of growth in the banking and financial markets, projected costs, original and revised commitments and targets in connection with the Transform Program, deleveraging actions, estimates of capital expenditures and plans and objectives for future operations and other statements that are not historical fact. By their nature, forward-looking statements involve risk and uncertainty because they relate to future events and circumstances. These may be affected by changes in legislation, the development of standards and interpretations under International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”), evolving practices with regard to the interpretation and application of accounting and regulatory standards, the outcome of current and future legal proceedings and regulatory investigations, future levels of conduct provisions, the policies and actions of governmental and regulatory authorities, geopolitical risks and the impact of competition. In addition, factors including (but not limited to) the following may have an effect: capital, leverage and other regulatory rules (including with regard to the future structure of the Group) applicable to past, current and future periods; U.K. domestic, Eurozone and global macroeconomic and business conditions; the effects of continued volatility in credit markets; market-related risks such as changes in interest rates and foreign exchange rates; effects of changes in valuation of credit market exposures; changes in valuation of issued securities; volatility in capital markets; changes in credit ratings of the Group; the potential for one or more countries exiting the Eurozone; the ability to implement the Transform program; and the success of future acquisitions, disposals and other strategic transactions. A number of these influences and factors are beyond the Group’s control. As a result, the Group’s actual future results, dividend payments, and capital and leverage ratios may differ materially from the plans, goals, and expectations set forth in the Group’s forward-looking statements. The list above is not exhaustive and there are other factors that may cause the Group’s actual results to differ materially from the forward-looking statements in this document. You are also advised to read carefully the risk factors set out in the section entitled “Risk Factors” in this prospectus and in our filings with the U.S. Securities and Exchange Commission (the “SEC”) including in our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, which is available on the SEC’s website at http://www.sec.gov, for a discussion of certain factors that should be considered when deciding what action to take in relation to the Rights Issue.

Any forward-looking statements made herein or in the documents incorporated by reference herein speak only as of the date they are made and it should not be assumed that they have been revised or updated in the light of new information or future events. Except as required by the Prudential Regulation Authority (the “PRA”), the FCA, the London Stock Exchange, the SEC or applicable law, we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained in this prospectus or the documents incorporated by reference herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. The reader should, however, consult any additional disclosures that we have made or may make in documents we have filed or may file with the SEC.

Nothing in this document is intended, or is to be construed, as a profit forecast or to be interpreted to mean that earnings per Barclays share for the current or future financial years will necessarily match or exceed the historical published earnings per Barclays share.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference into this prospectus is an important part of this prospectus. The most recent information that we file with the SEC automatically updates and supersedes earlier information.

We have filed with the SEC a registration statement on Form F-3 (File No. 333-173886) relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and omits some of the information contained in the registration statement in accordance with SEC rules and regulations. You should review the information in, and exhibits to, the registration statement for further information on us and the securities we are offering. Statements in this prospectus concerning any document we have filed or will file as an exhibit to the registration statement or that we have otherwise filed with the SEC are not intended to be comprehensive and are qualified in their entirety by reference to these filings. You should review the complete document to evaluate these statements. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s internet site, as discussed below.

We filed our annual report on Form 20-F for the fiscal year ended December 31, 2012 (the “2012 Form 20-F”) with the SEC on March 13, 2013. We are incorporating the 2012 Form 20-F by reference into this prospectus. We are further incorporating by reference our Current Reports on Form 6-K furnished to the SEC on April 24, 2013 (File No. 001-09246, Film No. 13779450), May 2, 2013 (File No. 001-09246), July 30, 2013 (File No. 001-09246, Film No. 13995561), July 30, 2013 (File No. 001-09426, Film No. 13996454), September 6, 2013 (File No. 001-09246), September 10, 2013 (File No. 001-09246) and September 16, 2013 (File No. 001-09246).

The audited consolidated financial statements of the Barclays Group as of and for the years ended December 31, 2012, 2011 and 2010, including the notes to those financial statements, are incorporated into this prospectus by reference to Exhibit 99.1 to our Current Report on Form 6-K furnished to the SEC on September 6, 2013 (File No. 001-09246).

In addition, we incorporate by reference into this prospectus any future documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the offering contemplated in this prospectus is completed. Reports on Form 6-K we may furnish to the SEC after the date of this prospectus (or portions thereof) are incorporated by reference in this prospectus only to the extent that the report expressly states that it is (or such portions are) incorporated by reference in this prospectus.

We will provide to you, upon your written or oral request, without charge, a copy of any or all of the documents referred to above which we have incorporated in this prospectus by reference. You should direct your requests to the U.S. information agent in connection with the Rights Issue, D.F. King & Co. Inc., 48 Wall Street, New York, NY 10005, telephone: (800) 269-6427 (toll free from the United States or Canada) or +1 (212) 269-5550 (collect from outside the United States and Canada). Lines are open 9:00 a.m. to 9:00 p.m. (New York City time) Monday to Friday.

ABOUT THIS PROSPECTUS

In this prospectus, references to “Barclays” and the “Company” are to Barclays PLC and references to the “Group” or the “Barclays Group” are to Barclays PLC and its consolidated subsidiaries, unless the context requires otherwise. References to “we,” “us” and “our” are to Barclays PLC or, if the context so requires, to Barclays PLC and its consolidated subsidiaries. References to “Barclays Bank” refer to Barclays Bank PLC. References to the “Board” are to the board of directors of Barclays PLC. References to the “U.K. prospectus” refer to the prospectus relating to the Rights Issue in the United Kingdom and certain other jurisdictions outside the United States prepared in accordance with the U.K. Financial Services and Markets Act 2000, as amended (“FSMA”), the Listing Rules of the FCA made under section 73A of the FSMA, as amended from time to time, and the Prospectus Rules of the FCA made under section 73A of the FSMA, as amended from time to time.

References to the “Leverage Plan” refer to the leverage exposure and capital management actions proposed to be taken by the Company and outlined in “Reasons for the Offering; Use of Proceeds — Reasons for the Offering” in this prospectus, in order to meet the PRA Leverage Ratio (as defined herein) target of 3%.

We publish our consolidated financial statements in U.K. pounds sterling. References to “pounds,” “sterling,” “pounds sterling,” “£,” “pence” and “p” are to the lawful currency of the United Kingdom for the time being. Some of the financial data in this prospectus is also presented in U.S. dollars. References to “U.S. dollars,” “dollars” or “$” are to the lawful currency of the United States for the time being.

See also “Capital and Leverage Ratios” and “Certain Non-IFRS Measures” for definitions and explanations of certain technical terms contained in this prospectus.

SUMMARY

The following summary does not contain all the information that may be important to you. You should read the entire prospectus and the documents incorporated by reference into this prospectus before making an investment decision. You should pay special attention to the “Risk Factors” section of this prospectus to determine whether an investment in the new ordinary shares or new ADSs is appropriate for you.

Overview

Barclays is a major global financial services provider engaged in personal banking, credit cards, corporate and investment banking, and wealth and investment management with an extensive international presence in Europe, the Americas, Africa and Asia. With over 300 years of history and expertise in banking, Barclays operates in over 50 countries and employed approximately 140,000 people as of December 31, 2012. Barclays PLC is the ultimate holding company of the Group and beneficially owns the whole of the issued ordinary share capital of Barclays Bank PLC.

Background to and Reasons for the Offering

In 2010, the Basel Committee on Banking Supervision (the “BCBS”) published new guidelines, commonly known as “Basel III,” to strengthen the regulation, supervision and risk management of the banking sector. These guidelines will become law in the U.K. and Europe through implementation of the Fourth Capital Requirements Directive and Regulation, referred to as “CRD IV.” Basel III and CRD IV require banks such as Barclays to monitor and manage their regulatory capital and balance sheets to a range of prudential metrics, including enhanced capital ratios and newly introduced liquidity, funding and leverage ratios. Given the impact of these new requirements, banks have been granted a transitional period to 2018 to achieve full compliance, during which certain transitional reliefs are available. Following the transitional period, the full set of CRD IV rules apply (referred to as applying on a “fully loaded” basis).

In March 2013, the U.K. Financial Policy Committee (a body responsible for identifying, monitoring and taking action to remove or reduce systemic risk) asked the PRA, the regulator having primary responsibility for the prudential supervision of Barclays, to review the capital adequacy of major U.K. banks and building societies, including Barclays. The PRA published its assessment in June 2013.

As part of its review, the PRA introduced a 3% leverage ratio target. The PRA Leverage Ratio target is calculated as fully loaded CET1 capital (after applying certain PRA adjustments) together with any new issuance of Additional Tier 1 securities and divided by CRD IV Leverage Exposure. In July 2013, the PRA requested that Barclays should plan to achieve the 3% PRA Leverage Ratio target by June 30, 2014 (i.e., ahead of the Basel III/CRD IV deadline).

Applying PRA Adjustments to fully loaded CET1 capital, Barclays’ estimated PRA Leverage Ratio would have been 2.2% as at June 30, 2013, representing an estimated leverage gap equivalent to £12.8 billion of capital in order to meet the 3% target.

The PRA and Barclays discussed a number of options to meet the 3% PRA Leverage Ratio target, following which Barclays was asked by the PRA to submit a plan aimed at achieving the 3% PRA Leverage Ratio target by June 30, 2014. While the PRA has confirmed to Barclays that meeting the target by June 30, 2014 is an expectation (rather than a formal regulatory requirement), Barclays has determined to move swiftly to achieve the target in accordance with the PRA’s expected timeframe. Barclays has therefore formulated and agreed with the PRA the following plan, comprised of capital management and leverage exposure actions:

1.	Raise approximately £5.8 billion, net of expenses, through the Rights Issue; and

2.	Take further capital, or capital equivalent, actions through a combination of the following:

•

Reducing CRD IV Leverage Exposure: the Leverage Plan anticipates making £65-80 billion of reductions to approximately £1.5 trillion (equal to approximately £2-2.5 billion of capital) in Barclays’ expected CRD IV Leverage Exposure, through a series of actions that have already been identified by the Board;

•

Raising up to £2 billion of qualifying AT1 instruments: Barclays’ existing capital plan envisages raising up to £2 billion of AT1 instruments by June 2014, and this is therefore built into the Leverage Plan; and

•	Retaining earnings and other forms of capital accretion.

On July 30, 2013, the PRA announced that it had agreed and welcomed the Leverage Plan. The PRA said that it had considered all elements of the Leverage Plan, including the new capital issuance, planned dividends and management actions to be taken and, based on Barclays’ projections, concluded that it was a credible plan to meet a PRA Leverage Ratio of 3% by the end of June 2014 without cutting back on lending to the real economy. The PRA also commented that, in reviewing the Leverage Plan, it had taken into account the content of its planned consultation paper, subsequently issued on August 2, 2013, concerning the implementation of CRD IV.

Barclays intends to use the net proceeds of the Rights Issue to help achieve its leverage ratio target and increase its CET1 ratio, with such proceeds being retained by the Group. Barclays expects to meet the PRA Leverage Ratio target of 3% by June 30, 2014 and its internal target of a 10.5% fully loaded CET1 ratio in early 2015.

Summary Consolidated Financial Information

We present below summary consolidated financial information for the Barclays Group as of and for each of the years in the three-year period ended December 31, 2012. This summary consolidated financial information has been derived from, and should be read together with, the audited consolidated financial statements of the Barclays Group as of and for the years ended December 31, 2012, 2011 and 2010, including the notes to those financial statements, which are incorporated by reference into this prospectus.

We also present below summary consolidated financial information for the Barclays Group as of and for each of the six-month periods ended June 30, 2013 and 2012. This summary consolidated financial information has been derived from, and should be read together with, the unaudited interim consolidated financial statements of the Barclays Group for the six-month periods ended June 30, 2013 and 2012, including the notes to those financial statements, which are incorporated by reference into this prospectus.

The consolidated financial statements of the Barclays Group were prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). The audited consolidated financial statements of Barclays for the fiscal years ended December 31, 2012, 2011 and 2010 were audited by PricewaterhouseCoopers LLP and issued in each case with the unqualified auditor’s report incorporated by reference into this prospectus.

A number of new and revised IFRS were implemented effective January 1, 2013, including IAS 19 Employee Benefits (Revised 2011) and IFRS 10 Consolidated Financial Statements. Some of these new and revised IFRS required retrospective application to all years of a company’s financial statements. As a result, the financial statements previously issued in connection with our 2012 Form 20-F have been restated to retrospectively apply the new and revised standards, to reflect changes in the allocation of certain items between segments and to reflect certain additional disclosure amendments. The restated audited consolidated financial statements are incorporated into this prospectus by reference to Exhibit 99.1 to the Current Report on Form 6-K furnished to the SEC by Barclays on September 6, 2013. You should refer to such Current Report on Form 6-K for more information regarding the new and revised IFRS and their effect on our consolidated financial statements.

Retrospective application has the effect of applying the new and revised IFRS to prior periods as if those accounting principles had always been used. Our summary consolidated financial information as of and for each of the years ended December 31, 2012, 2011 and 2010 (for 2010, solely with respect to consolidated income statement data) is presented below in accordance with the new and revised IFRS.

For summary selected financial data for the fiscal years ended December 31, 2009 and 2008, see our 2012 Form 20-F, which is incorporated into this prospectus by reference. The selected financial data as of and for the years ended December 31, 2009 and 2008 contained in our 2012 Form 20-F (and the consolidated balance sheet data as of December 31, 2010 presented below) is, however, presented without the retrospective application of IAS 19 Employee Benefits (Revised 2011), due to the unreasonable effort or expense required to prepare such information.

The summary consolidated financial information reproduced below is intended only as an introduction. Investors should base their investment decisions on a review of the prospectus as a whole, including on a review of documents incorporated by reference into this prospectus.

	For the six months ended June 30,		For the years ended December 31,
Consolidated Income Statement Data	2013	2012	2012		2011	2010
	£m	£m	£m		£m	£m
		(Restated)(2)	(Restated)(2)		(Restated)(3)	(Restated)(3)
Net interest income	5,577	6,129	11,654		12,201	12,523
Net fee and commission income	4,396	4,230	8,536		8,622	8,871
Net trading income	4,574	1,609	3,347		7,660	8,078
Net investment income	417	366	844		2,305	1,477
Net premiums from insurance contracts	387	516	896		1,076	1,137
Net gain on disposal of investment in BlackRock, Inc.	—	227	227		—	—
Gains on debt buy-backs and extinguishments	—	—	—		1,130	—
Other income	74	60	105		39	118

Total income	15,425	13,137	25,609		33,033	32,204
Net claims and benefits incurred on insurance contracts	(268)	(363)	(600)		(741)	(764)

Total income net of insurance claims	15,157	12,774	25,009		32,292	31,440
Credit impairment charges and other provisions	(1,631)	(1,710)	(3,340)		(3,802)	(5,672)
Impairment of investment in Blackrock Inc	—	—	—		(1,800)	—

Net operating income	13,526	11,064	21,669		26,690	25,768

Operating expenses	(11,781)	(10,270)	(21,012)		(20,886)	(20,037)
(Loss)/profit on disposal of undertakings and share of results of associates and joint ventures	(68)	77	138		(34)	139
Gain on acquisitions	—	—	2		—	129

Profit/(loss) before tax	1,677	871	797		5,770	5,999
Tax	(594)	(313)	(616)		(1,902)	(1,500)

(Loss)/profit after tax from continuing operations	1,083	558	181		3,868	4,499
Profit for the period from discontinued operations, including gain on disposal	—	—	—		—	—

Profit/(loss) after tax	1,083	558	181		3,868	4,499
Attributable to:
Equity holders of the parent	671	148	(624)		2,924	3,514
Non-controlling interests	412	410	805		944	985
Selected financial statistics
Basic earnings/(loss) per share, continuing operations	5.3p	1.2p	(5.1	)p	24.4p	30.0p
Basic earnings/(loss) per share	5.3p	1.2p	(5.1	)p	24.4p	30.0p
Diluted earnings/(loss) per share	5.2p	1.2p	(5.1	)p	23.3p	28.1p
Dividends per ordinary share	2.0p	2.0p	6.5p		6.0p	5.5p
Return on average shareholders’ equity(1)	2.6%	0.6%	(1.2%)		5.9%	7.4%

(1)	Return on average shareholders’ equity represents profits attributable to the equity holders of the parent as a percentage of average shareholders’ equity, excluding non-controlling interests.
(2)	The 2012 restated numbers reflect the implementation of IAS 19 Employee Benefits (Revised 2011) and IFRS 10 Consolidated Financial Statements.
(3)	The 2011 and 2010 restated numbers reflect the implementation of IAS 19 Employee Benefits (Revised 2011).

	As of June 30,	As of December 31,		As of December 31,
Consolidated Balance Sheet Data	2013	2012	2011	2010
	£m	£m	£m	£m
		(Restated)(1)	(Restated)(2)
Assets
Cash, balances at central banks and items in the course of collection from other banks	75,298	87,664	108,706	99,014
Trading portfolio assets and financial assets designated at fair value	198,828	192,981	189,132	210,352
Derivative financial instruments	403,072	469,156	538,964	420,319
Loans and advances to banks	46,451	40,462	47,446	37,799
Loans and advances to customers	470,062	423,906	431,934	427,942
Reverse repurchase agreements and other similar secured lending	222,881	176,522	153,665	205,772
Available for sale investments	91,707	75,109	68,491	65,110
Other assets	24,434	22,535	23,745	23,337

Total Assets	1,532,733	1,488,335	1,562,083	1,489,645

Liabilities
Deposits from banks and items in the course of collection due to other banks	79,872	78,599	92,085	79,296
Customer accounts	460,264	385,411	366,032	345,788
Repurchase agreements and other similar secured borrowing	259,539	217,178	207,292	225,534
Trading portfolio liabilities and financial liabilities designated at fair value	130,634	123,355	133,884	170,422
Derivative financial instruments	396,125	462,721	527,910	405,516
Debt securities in issue	102,946	119,525	129,736	156,623
Subordinated liabilities	22,641	24,018	24,870	28,499
Other liabilities	20,575	17,542	16,315	15,705

Total liabilities	1,472,596	1,428,349	1,498,124	1,427,383

Net assets	60,137	59,986	63,959	62,262

Shareholders’ equity
Shareholders’ equity excluding non-controlling interests	51,083	50,615	54,352	50,858
Non-controlling interests	9,054	9,371	9,607	11,404

Total shareholders’ equity	60,137	59,986	63,959	62,262

Total liabilities and shareholders’ equity	1,532,733	1,488,335	1,562,083	1,489,645

Selected financial statistics
Net asset value per ordinary share	397p	414p	446p	417p
Number of ordinary shares of Barclays PLC (in millions)	12,867	12,243	12,199	12,182

(1)	The 2012 restated numbers reflect the implementation of IAS 19 Employee Benefits (Revised 2011) and IFRS 10 Consolidated Financial Statements.

(2)	The 2011 restated numbers reflect the implementation of IAS 19 Employee Benefits (Revised 2011).

In the table below, we present certain adjusted performance measures and their most comparable IFRS measures for the three years ended December 31, 2012, 2011 and 2010 and the six-month periods ended June 30, 2013 and 2012. See “Certain Non-IFRS Measures” below for definitions of the adjusted measures contained in the table below and reconciliations of these measures to the most comparable IFRS measure.

	For the six months ended June 30,		For the years ended December 31,
Key Performance Indicators	2013	2012	2012	2011	2010
		(Restated)	(Restated)	(Restated)	(Restated)
Net operating income (£m)	13,526	11,064	21,669	26,690	25,768
Adjusted net operating income (£m)	13,440	13,782	26,021	24,711	25,377
Profit before tax (£m)	1,677	871	797	5,770	5,999
Adjusted profit before tax (£m)	3,591	4,339	7,599	5,482	5,641
Return on average shareholders’ equity	2.6%	0.6%	(1.2%)	5.9%	7.4%
Adjusted return on average shareholders’ equity	7.8%	10.6%	9.0%	6.7%	6.9%
Cost : income ratio	78%	80%	84%	65%	64%
Adjusted cost : income ratio	65%	61%	63%	68%	64%
Core Tier 1 ratio	11.1%	10.7%	10.8%	11.0%	10.8%
Risk weighted assets (£b)	387	390	387	391	398

Current Trading and Prospects

Consistent with Barclays’ interim results for the six-month period ended June 30, 2013, Barclays continues to remain cautious about the environment in which it operates and its focus remains on costs, capital, leverage and returns in order to drive sustainable performance improvements.

The Group’s adjusted income for July and August 2013 was £0.5 billion lower than in the comparable period in 2012. As a result, the Group’s adjusted income for the eight-month period to August 31, 2013 was down 5% compared with those months in 2012. Adjusted income for the Group, excluding the Investment Bank, for July and August 2013 was broadly flat versus those months in 2012. Income in the Investment Bank for July and August 2013 was significantly below those months in 2012, with lower income in FICC partially offset by growth in Equities and Prime Services. The daily income run rate in the Investment Bank in the current month to September 12, 2013 (being the latest practicable date prior to the date of this prospectus) was moderately ahead of the daily income run rate for the months of July and August 2013 and below that for September 2012.

Group impairments in July and August 2013 were broadly consistent with those months in 2012 and Barclays continues to observe similar trends to those seen in the six-month period ended June 30, 2013 with delinquency rates stable, a low, stable annualized Loan Loss Rate below the Group’s long term average, and improvements in wholesale lending reflecting lower impairment charges in Europe.

Cost control remains a critical component for Barclays to achieve its commitments, with an expectation of £1.2 billion of Costs to Achieve (“CTA”) Transform in 2013, reflecting the acceleration of £200 million of the £2.7 billion total as previously disclosed and having recognized £640 million during the six months ended June 30, 2013 on restructuring and investment, predominantly in the Investment Bank and Europe Retail and Business Banking. Barclays remains focused on cost efficiency and is on track to meet the £18.5 billion cost target, excluding CTA, for 2013.

Significant Recent Trends

The global economy continues to face an environment characterized by low growth. However, central banks in advanced economies have maintained highly accommodative policies, which have helped to support demand at a time of very pronounced fiscal tightening and balance sheet repair. Recent growth trends for advanced economies have shown some improvement, with encouraging signs for future economic activity visible in the U.K., the U.S. and Japan, while the Euro area appears to have moved out of recession and is currently experiencing reduced systemic financial stress. While growth prospects for emerging economies have been revised down for this year, on a longer-term horizon the general direction of economic activity remains positive, supported by rising consumer demand and infrastructure spending.

In recent months, many global equity markets have held on to the gains made in the first five months of the year, despite some volatility. Bond yields have risen since early May, reflecting increasing awareness that the U.S. Federal Reserve is likely to embark upon a gradual tapering in the pace of its asset purchase program during the autumn, which has caused some short-term volatility in financial markets. In Europe, the Bank of England and European Central Bank have sought to give stronger forward guidance to indicate that they envisage that the eventual tightening in their target policy rates is likely to happen at a significantly later stage than has been expected by financial markets.

The financial services industry continues to be the focus of significant regulatory change and scrutiny, which has led to increased operating costs and higher capital requirements within the European and U.S. banking sectors.

Working Capital

In accordance with the requirements applicable to the U.K. prospectus, Barclays has made a statement in the U.K. prospectus that it is of the opinion that, taking into account the net underwritten proceeds of the Rights Issue and existing cash resources available to the Group, the Group has sufficient working capital for its present requirements, that is, for at least the 12 months following the date of publication of the U.K. prospectus.

Summary of the Offering

Offer Statistics

Pursuant to the Rights Issue, our ordinary shareholders are entitled to subscribe for new ordinary shares, and through J.P. Morgan, our ADS depositary and ADS rights agent, our ADS holders are entitled to subscribe for new ADSs.

The ordinary share subscription price is 185 pence per ordinary share.

The estimated ADS subscription price is $11.75 per new ADS. To subscribe for new ADSs, a holder of ADS rights must deposit with the ADS rights agent $12.34 per new ADS so subscribed, which represents 105% of the estimated ADS subscription price, to account for possible exchange rate fluctuations before the U.S. dollar price is finally determined. As each ADS represents four ordinary shares, the estimated ADS subscription price is four times the U.S. dollar equivalent of the ordinary share subscription price using an exchange rate of $1.5876 per pound sterling (the closing spot rate as published by Bloomberg at 5:00 p.m. (New York City time) on September 13, 2013). The actual U.S. dollar ADS subscription price will be the U.S. dollar equivalent of four times the ordinary share subscription price of 185 pence per new ordinary share on or about October 2, 2013, as determined by Barclays.

As of the date of this prospectus, we have 12,876,271,472 ordinary shares in issue. We expect to issue 3,219,067,868 new ordinary shares, in the form of ordinary shares or ordinary shares represented by ADSs, in the Rights Issue. We expect to have 16,095,339,340 ordinary shares, in the form of ordinary shares or ordinary shares represented by ADSs, issued and outstanding after completion of the Rights Issue (assuming no further ordinary shares are issued between the date of this prospectus and the closing of the Rights Issue). This is an expected increase of approximately 20% based on the number of our existing ordinary shares.

We expect the Rights Issue will result in an increase in our cash and other short-term funds of approximately £5.823 billion with a corresponding increase of approximately £5.823 billion in net assets. See “Unaudited Adjusted Financial Information.” Assuming the new ordinary shares are taken up in full, we estimate that the net proceeds to us from the Rights Issue after expenses will be approximately £5.823 billion. We estimate that expenses (inclusive of underwriting discounts and commissions and VAT) of the Rights Issue will be approximately £132 million.

The Rights Issue

A.	Rights Issue to Holders of Ordinary Shares

Ordinary Share Rights Issue	You are entitled to subscribe for one new ordinary share for every four existing ordinary shares you own at the close of business (London time) on the ordinary share record date, which is September 13, 2013. Fractions of new ordinary shares will not be allotted in the Rights Issue, and fractional entitlements under the Rights Issue will be rounded down to the nearest whole number of new ordinary shares. We have arranged for registered holders of ordinary shares to be notified regarding the number of new ordinary shares for which they are entitled to subscribe. If you are a beneficial owner of ordinary shares, you should contact the financial intermediary through which you hold your ordinary shares to determine the number of new ordinary shares for which you are entitled to subscribe.

The Registrar to Barclays	Equiniti Limited.

Ordinary Share Record Date	Close of business (London time) on September 13, 2013.

Ordinary Share Ex-rights Date	8:00 a.m. (London time) on September 18, 2013. If you sell or otherwise transfer all of your existing rights before the Ex-rights date, you will not be able to participate in the Rights Issue.

Listing of Ordinary Share Rights	The ordinary share rights are expected to be admitted to trading on the London Stock Exchange’s main market for listed securities.

LSE Ticker Symbol of Ordinary Share Rights	“BARN.”

Ordinary Share Rights Trading Period	From 8:00 a.m. (London time) on September 18, 2013 through close of business (London time) on October 2, 2013.

Ordinary Share Subscription Price	185 pence per ordinary share, payable in pounds sterling.

Method of Subscription	You will receive one right for every four ordinary shares you own on the ordinary share record date. One ordinary share right, which we refer to as “nil paid” prior to payment of the subscription price, allows you to subscribe for one new ordinary share at the ordinary share subscription price. Once subscription and payment have been made, the ordinary share rights may be referred to as “fully paid.” Each shareholder’s nil paid rights or fully paid rights will be evidenced by a transferable Provisional Allotment Letter.

We expect to dispatch a transferable Provisional Allotment Letter to registered holders of ordinary shares eligible to participate in the Rights Issue on or around September 17, 2013.

You may exercise your ordinary share rights and subscribe for any or all of the new ordinary shares to which you are entitled by completing the Provisional Allotment Letter in accordance with the instructions thereon. Completed Provisional Allotment Letters should be posted in the accompanying reply-paid envelope or returned by post or by hand (during normal business hours in London only, other than on October 2, 2013) to The Registrar to Barclays, Corporate Actions, Aspect House, Spencer Road, Lancing, West Sussex BN99 6DA, United Kingdom (who will act as receiving agent in connection with the Rights Issue) so as to arrive as soon as possible and in any event so as to be received by the Registrar by no later than 11:59 p.m. (London time) on October 2, 2013, after which time the subscriptions will not be valid. Subscriptions, once made, will be irrevocable (subject to the withdrawal rights discussed below) and receipt thereof will not be acknowledged.

For more information, see “Description of the Offering — Section A. Subscription by Holders of Ordinary Shares.”

Unexercised Ordinary Share Rights

The new ordinary shares relating to unexercised ordinary share rights will be sold through arrangements with the underwriters. If they are sold at a premium over the ordinary share subscription price and expenses of sale (including any VAT), any amounts attributable to ordinary shareholders who do not exercise their ordinary share rights will be paid to them pro rata to their unexercised ordinary share rights, provided the amount to which that shareholder is entitled exceeds £3.00. Amounts of less than £3.00 will not be so paid but will be aggregated and donated to Barclays’ chosen charity, UNICEF.

Partial Exercise and Transfers of Ordinary Share Rights	If you wish to subscribe for a portion of your new ordinary shares or transfer all or a portion of your ordinary share rights, you must follow the instructions included with your Provisional Allotment Letter.

Dealings in New Ordinary Shares	Ordinary shares are traded on the London Stock Exchange under the ticker symbol “BARC.” We are applying for admission of the new ordinary shares to listing on the premium listing segment of the Official List of the FCA and to trading on the London Stock Exchange’s main market for listed securities. We expect the admission to become effective on October 4, 2013.

Delivery of New Ordinary Shares	If you hold your ordinary shares in certificated form, a definitive share certificate for your new ordinary shares will be dispatched by October 17, 2013.

Ranking	When issued and fully paid, the new ordinary shares will be fully fungible and rank pari passu with the existing ordinary shares.

Withdrawal Rights	Under certain circumstances, holders of ordinary shares may be entitled to statutory withdrawal rights pursuant to applicable U.K. law. To exercise any such withdrawal rights, you will have to lodge with the Registrar to Barclays a written notice of withdrawal to be sent no later than two U.K. business days commencing on the business day immediately after the date on which the relevant supplementary prospectus was published.

For further details on withdrawal rights, please see “Description of the Offering — Section A. Subscription by Holders of Ordinary Shares — Withdrawal Rights.”

CREST holders	If you hold your ordinary shares in uncertificated form in CREST, the U.K. system of paperless settlement of trades and the holder of uncertificated securities operated by Euroclear U.K. & Ireland Limited, you should contact the financial intermediary or nominee through which you hold your shares for more information on how to subscribe for new ordinary shares.

See “Description of the Offering — Section A. Subscription by Holders of Ordinary Shares — Special Situations.”

Barclays Employee Share Plans

U.S. participants in any of the following employee share plans will be contacted separately with further information on how their options and awards will be affected by the Rights Issue: (i) Barclays PLC Executive Share Award Scheme, (ii) Barclays Global Sharepurchase Plan, (iii) Barclays Long Term Incentive

Plan, (iv) Barclays Share Value Plan, (v) Barclays Group SAYE Share Option Schemes, and (vi) Barclays Incentive Share Option Plan.

U.S. Information Agent	D.F. King & Co. Inc.

48 Wall Street

New York, NY 10005

Toll-free U.S. and Canada Helpline Number	(800) 269-6427

Collect Outside U.S. Helpline Number	+1 (212) 269-5550

B.	Rights Issue to Holders of ADSs

ADS Rights Issue	You have the right to buy one new ADS for every four existing ADSs you own at 5:00 p.m. (New York City time) on the ADS record date, which is September 13, 2013. Fractions of ADS rights will not be issued and any entitlement to receive a fraction of an ADS right will be rounded down to the nearest whole number of ADS rights. However, you may receive a payment in lieu of any fractional ADS entitlement if and to the extent the ADS depositary is successful in selling all or part of the aggregate number of ordinary share rights underlying the aggregate fractional ADS entitlements for an amount that exceeds its expenses. We have arranged for J.P. Morgan to send registered holders of ADSs an ADS rights certificate showing the number of ADS rights issued to each such registered holder and the number of new ADSs for which each such registered holder is entitled to subscribe. If you are a beneficial owner of ADSs, you should contact the financial intermediary through which you hold ADSs to determine the number of new ADSs for which you are entitled to subscribe.

ADS Depositary and ADS Rights Agent	JPMorgan Chase Bank, N.A.

ADS Record Date	5:00 p.m. (New York City time) on September 13, 2013.

ADS Rights Exercise Period	From 9:00 a.m. (New York City time) on September 18, 2013 through 2:30 p.m. (New York City time) on October 1, 2013.

ADS Ex-Rights Date	9:30 a.m. (New York City time) on September 19, 2013. If you sell or otherwise transfer all of your existing ADSs before the ex-rights date, you will not be entitled to participate in the ADS Rights Issue.

Listing of ADS Rights	The ADS rights are expected to be admitted to trading on the New York Stock Exchange.

NYSE Ticker Symbol of ADS Rights	“BCS RT”

ADS Rights Trading Period	From 9:30 a.m. (New York City time) on September 18, 2013 through 4:00 p.m. (New York City time) on September 25, 2013.

ADS Subscription Price	The estimated ADS subscription price is $11.75 per new ADS subscribed. As each ADS represents four ordinary shares, the estimated subscription price per ADS is four times the U.S. dollar equivalent of the ordinary share subscription price of 185 pence per ordinary share, using an exchange rate of $1.5876 per pound sterling (the closing spot rate as published by Bloomberg at 5:00 p.m. (New York City time) on September 13, 2013). The actual ADS subscription price per new ADS will be the U.S. dollar equivalent of four times the ordinary share subscription price of 185 pence per new ordinary share on or about October 2, 2013, as determined by Barclays.

To subscribe for new ADSs, a holder of existing ADSs must deposit with J.P. Morgan, the ADS rights agent, $12.34 per new ADS so subscribed, which represents 105% of the estimated ADS subscription price. This additional amount over and above the estimated ADS subscription price is to increase the likelihood that the ADS rights agent will have sufficient funds to pay the actual ADS subscription price in light of a possible appreciation of the pound against the U.S. dollar between the date hereof and the end of the ADS rights exercise period.

If the actual U.S. dollar amount paid by a holder of ADS rights in respect of subscription for new ADSs, when converted into pounds sterling, is more than the share subscription price plus any applicable taxes owing for the number of new ADSs subscribed for, the ADS rights agent will refund such excess U.S. dollar deposit price to the subscribing ADS holder without interest. If there is a deficiency, the ADS rights agent will pay such deficiency on behalf of such holder. The ADS rights agent will not deliver the new ADSs to such subscribing ADS holder until it has received payment of the deficiency from such ADS holder. If payment of the amount of any deficiency is not received from such ADS holder by the ADS rights agent by October 9, 2013, the ADS rights agent may sell such new ADSs and allocate the proceeds of such sales to cover such deficiency (including interest and expenses).

Method of Subscription	You may exercise all or only part of your ADS rights. Subscriptions must be received by the ADS rights agent prior to 2:30 p.m. (New York City time) on October 1, 2013.

If you are a holder of ADSs registered directly with the ADS depositary, you can subscribe for the new ADSs by delivering to the ADS rights agent a properly completed ADS rights certificate and paying in full the ADS deposit amount for the new ADSs.

If you are a broker or a bank holding your ADSs through The Depository Trust Company (“DTC”), you may subscribe for the new ADSs through the DTC system by instructing DTC to charge your applicable account for payment of the ADS deposit amount to the ADS rights agent. You must send DTC instructions so as to allow DTC sufficient time to transmit the subscription instructions and payment before the deadline set by DTC for subscriptions.

If you are the beneficial owner of ADSs and are not a DTC participant or registered holder, you should promptly contact the financial intermediary through which you hold your ADSs to arrange for subscription and payment for the new ADSs. The financial intermediary with whom the subscription is made may require any person exercising rights to pay or block the ADS deposit amount for the new ADSs being subscribed for in a deposit account as a condition to accepting the relevant subscription. You should contact your financial intermediary without delay.

For further details on how to exercise ADS rights, please see “Description of the Offering — Section B. Subscription by Holders of ADSs.”

Exercise of ADS Rights and Instructions Irrevocable	Any exercise of ADS rights or instructions to the ADS rights agent will be irrevocable upon exercise and may not be cancelled or modified after such exercise or instructions.

Sale of Ordinary Share Rights Underlying ADS Rights by the ADS Rights Agent	If you hold ADS rights in certificated form, you may direct the ADS rights agent by no later than 2:30 p.m. (New York City time) on September 25, 2013 to cancel such ADS rights and attempt to sell the ordinary share rights underlying your ADS rights for you. The ADS rights agent will endeavor to sell for those ADS holders from whom it receives such instruction the ordinary share rights underlying the ADS rights on the London Stock Exchange on a periodic basis at such time or times as the ADS rights agent determines. The ADS rights agent will distribute the proceeds, after accounting for the ADS depositary’s cancellation fees of $0.05 per ADS right cancelled in respect of which such instruction was given and expenses, any applicable taxes and any other applicable fees and expenses of the ADS depositary as provided under the deposit agreement, pro rata to each of the holders of ADS rights by whom it has been directed to make such sales. Any net payments owing will be made on or around October 7, 2013

Surrender of ADS Rights for Delivery of Ordinary Share Rights

At any time prior to 12:00 p.m. (New York City time) on September 26, 2013, an ADS right may be surrendered by the holder thereof to the ADS rights agent and, upon payment of the $0.05 per ADS right cancellation fee to the ADS rights agent, the ADS rights agent will, if so requested in writing, instruct its custodian to transfer the ordinary share rights represented by such ADS rights to an account you specify. To the extent delivery instructions are not valid or delivery otherwise fails, the ADS rights agent shall void such surrender for cancellation, and any cancellation fees paid may be retained by the ADS rights agent as a failed delivery fee.

Unexercised ADS Rights	The new ordinary shares underlying unexercised ADS rights may be sold through arrangements with the underwriters. If they are sold at a premium over the subscription price of four ordinary shares and expenses of sale (including any VAT), any amounts attributable to the ADS holders who do not exercise their ADS rights will be paid to the ADS depositary. If the ADS rights agent receives a payment from the ADS depositary (as registered holder of the ordinary share rights) in respect of ordinary share rights that expired unexercised, the ADS rights agent will treat the ADS rights as having been cancelled, convert any amounts so received, net of expenses and any applicable charges, into U.S. dollars and remit the amount so received in U.S. dollars pro rata to each unexercising holder of ADS rights entitled thereto.

Partial Exercise and Transfers of ADS Rights	If you are a holder of ADSs registered directly with the ADS depositary and you wish to subscribe for a portion of your new ADSs or transfer all or a portion of your ADS rights, you must follow the instructions included with your ADS rights certificate.

Dealings in New ADSs	Existing ADSs are listed on the New York Stock Exchange under the ticker symbol “BCS.” We will apply to list the new ADSs on the New York Stock Exchange. We expect the listing to become effective on or after October 4, 2013.

Delivery of New ADSs	The ADS depositary will issue the new ADSs promptly following the delivery of the underlying new ordinary shares to the ADS depositary’s custodian by credit to its book-entry account in CREST, which delivery to the custodian is expected to be on or about October 4, 2013.

Ranking	The new ADSs will be fully fungible and rank pari passu with the existing ADSs.

U.S. Information Agent	D.F. King & Co. Inc.

48 Wall Street

New York, NY 10005

Toll-free U.S. and Canada Helpline Number	(800) 269-6427

Collect Outside U.S. Helpline Number	+1 (212) 269-5550

C.	Information Applicable to the Rights Issue Generally

Underwriting Agreement	Underwriting agreement dated July 30, 2013 between Barclays, the global coordinator and the initial underwriters and an accession deed dated August 3, 2013 between Barclays, the global coordinator and the underwriters.

Conditions of the Rights Issue	The Rights Issue is conditional on the admission of the new ordinary shares (nil paid) to the Official List of the FCA becoming effective by 8:00 a.m. (London time) on October 3, 2013 (or, in certain circumstances, November 7, 2013) and to the underwriting agreement having become unconditional in all respects, save for the condition relating to such admission.

Use of Proceeds

Use of proceeds	Assuming all of the new ordinary shares sold in the Rights Issue are subscribed for at the subscription price of 185 pence per new ordinary share (or an estimated amount of $11.75 per ADS with respect to new ADSs), the gross proceeds of the Rights Issue are expected to be approximately £5.955 billion. On the same basis, the net proceeds of the Rights Issue are expected to be approximately £5.823 billion after deduction of fees and estimated expenses of approximately £132 million.

Barclays intends to use the net proceeds of the Rights Issue to help achieve its leverage ratio target and increase its CET1 ratio, with such proceeds being retained by the Group. Barclays expects to meet the PRA Leverage Ratio target of 3% by June 30, 2014 and its internal target of a 10.5% fully loaded CET1 ratio in early 2015.

As at June 30, 2013, Barclays had an estimated fully loaded CET1 ratio of 8.1% and an estimated PRA Leverage Ratio of 2.2%. Taking the proceeds of the Rights Issue into account, these ratios would have increased to approximately 9.3% and 2.5%, respectively, as at that date.

Barclays will also manage the trade-off between the benefits of holding additional capital and implementing measures to improve return on equity, as our ability to deploy capital in higher return areas improves.

Risk Factors

We are exposed to a number of risks that could individually or collectively have a material adverse effect on our financial condition and results of operations. You should consider carefully the following risk factors, and you should also read the more detailed discussion of risk factors in the section entitled “Risk Factors” in this prospectus:

Risks Related to the Group:

•

Weak or deteriorating economic conditions or political instability in one or a number of countries in any of the Group’s main business markets or any other globally significant economy could have a material adverse effect on the Group’s operations, financial condition and prospects.

The Group is subject to a number of risks in its day-to-day operations, any of which may have an adverse impact on the operations, financial condition and prospects of the Group:

•

Credit risk: The Group is exposed to the risk of loss if any of its customers, clients or market counterparties fails to fulfill its contractual obligations. Credit risk and, consequently, the Group’s performance may also be adversely affected by the impact of deteriorating economic conditions (and their effects, including unemployment, weak or contracting growth, rising inflation, higher interest rates and falling property prices) and risks relating to sovereign debt crises, Eurozone exit or a slowing or withdrawing of monetary stimulus. If some or all of these conditions arise, persist or worsen, they may have a material adverse effect on the Group’s operations, financial condition and prospects. In addition, the Investment Bank holds a significant portfolio of credit market assets which (i) remain illiquid, (ii) are valued based on assumptions, judgments and estimates which may change over time and (iii) may be subject to further deterioration and write-downs. Corporate Banking also holds a portfolio of longer term loans on a fair value basis, which are subject to market movements and which may therefore give rise to losses. In either case these could have a material adverse effect on the Group’s operations, financial condition and prospects.

•

Market risk: The Group is at risk from its earnings or capital being reduced due to changes in the level or volatility of positions in its trading books, primarily in the Investment Bank; being unable to hedge its banking book balance sheet at market levels; and the Group’s defined benefit pensions obligations increasing or the value of the assets backing those obligations decreasing. These risks could lead to significantly lower revenues, which could have an adverse impact on the Group’s operations, financial condition and prospects.

•

Funding risk: The Group is exposed to the risk that it may not be able to achieve its business plans due to: an inability to maintain appropriate capital ratios; or a failure to manage its liquidity and funding risk sufficiently; or the impact of changes in foreign exchange rates on capital ratios and/or adverse changes in interest rates impacting structural hedges. These risks could have an adverse impact on the Group’s operations, financial condition and prospects.

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Operational risk: The Group is exposed to the risk of breakdowns in processes, systems (including IT systems), controls or procedures or their inadequacy relative to the size and scope of its business. Barclays is also subject to the risk of business disruption arising from events beyond its control, which may give rise to losses or reductions in service to customers and/or economic loss to Barclays.

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Conduct and Reputation risk: The Group is exposed to the risk of inappropriate execution of its business activities or failures in corporate governance or management (for example, if Barclays were to provide funding or services to clients without fully implementing anti-money laundering, anti-bribery or similar controls), or the perception thereof, may cause detriment to customers, clients or counterparties and may lead to reputational damage and reduce the attractiveness of the Group to stakeholders. This may, in turn, lead to negative publicity, loss of revenue, litigation, higher scrutiny and/or intervention from regulators, regulatory or legislative action, loss of existing or potential client business, reduced workforce morale, and difficulties in recruiting and retaining talent. Sustained conduct and reputational damage could affect the Group’s operations, financial condition and prospects.

In addition, the Group is also exposed to a number of key specific risks that fall within one or more of the above categories:

•	Legal and regulatory proceedings: The Group faces the risk of existing and potential future legal and regulatory proceedings and/or private actions and/or class actions being brought by third parties.

Final adverse findings arising from the investigations by the FCA, the Serious Fraud Office (the “SFO”), the U.S. Department of Justice (the “DOJ”) and the SEC into certain agreements between Barclays and Qatari investors and whether these may have related to capital raisings in June and November 2008 would be likely to give rise to proceedings and/or penalties against the Group. Further, Barclays Bank is party to a non-prosecution agreement with the DOJ in connection with London Interbank Offered Rates (“LIBOR”) investigations, any breach of which could also lead to further proceedings and/or penalties.

The Group may incur significant additional expense in connection with existing and potential future legal and regulatory proceedings, including for non-compliance by the Group with applicable laws, regulations and codes. This could expose the Group to: substantial monetary damages; loss of significant assets; other penalties and injunctive relief; potential for criminal prosecution in certain circumstances; potential regulatory restrictions on the Group’s business; and/or have a negative effect on the Group’s reputation, any of which could have an adverse impact on the Group’s operations, financial condition and prospects.

Regulatory risks: The regulatory environment in which the Group operates is subject to significant levels of change. There is a risk that such changes to the regulatory environment (for example, in relation to section 165 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), which could give rise to significant adverse capital implications for the Group, depending on the terms on which the provisions are enacted) may adversely affect the Group’s business, capital and risk management planning and/or may result in the Group increasing capital, reducing leverage, deciding to modify its legal entity structure, deciding to change how and where capital and funding is deployed within the Group, require the Group to increase its loss-absorbing capacity and/or undertake potential modifications to Barclays’ business mix and model (including potential exit of certain business activities). In addition, the risk of such regulatory change will continue to require senior management attention and consume significant levels of business resources.

The Group faces significant regulatory scrutiny (for example in relation to systems and controls) in many of the jurisdictions in which it operates, particularly in the U.K. and the U.S. If the Group is not able to satisfy its regulators in these jurisdictions as to its compliance with applicable requirements, including any current or future remedial actions required to be taken and/or the satisfactory nature of systems and controls, those regulators could take actions, or require the Group to take actions, which would be damaging to Barclays’ businesses and which could have a material adverse effect on the Group’s operations, financial condition and prospects.

•

Risk of failing to meet the PRA’s expectations in relation to the PRA Leverage Ratio by June 2014: In June 2013, following its assessment of the capital adequacy of major U.K. banks and building societies, the PRA introduced the PRA Leverage Ratio and subsequently, following discussions between Barclays and the PRA, requested that Barclays plan to achieve this target by June 30, 2014. While the PRA has confirmed to Barclays that meeting the target by June 30, 2014 is an expectation (rather than a formal regulatory requirement), Barclays has determined to move swiftly to achieve the target in accordance with the PRA’s timing expectations and has discussed and agreed the

Leverage Plan with the PRA. There is a risk that Barclays’ financial position may diverge from management’s current expectations or projections, adversely affecting Barclays’ ability to achieve the 3% target for the PRA Leverage Ratio by June 30, 2014. There is also a risk that (i) the level and basis of calculation of the PRA Leverage Ratio may change, (ii) the PRA Adjustments may change, and/or (iii) the PRA may change its approach to the PRA Leverage Ratio. Any of the above could lead to an alteration by the PRA of its supervisory expectations in relation to the PRA Leverage Ratio. Furthermore, there is a risk that Barclays may not be able to successfully implement other actions required to meet the PRA Leverage Ratio.

There is a risk that Barclays may fail to implement the Leverage Plan in full, for example if it failed to raise sufficient capital from an issuance of Additional Tier 1 securities or reduce its CRD IV Leverage Exposure by £65-£80 billion as contemplated in the Leverage Plan. In this event or if, notwithstanding receipt of the net proceeds of the Rights Issue and implementation of the other aspects of the Leverage Plan, Barclays considers that it might not meet all of the supervisory expectations of the PRA in relation to leverage by June 2014, it would expect to enter into discussions with the PRA and the Board would consider what actions to take. Possible actions might include agreeing with the PRA to extend the timeframe for achieving the targeted PRA Leverage Ratio beyond June 2014 and/or taking additional or alternative measures to those currently envisaged to reduce leverage. Additional or alternative measures could include further reducing CRD IV Leverage Exposure (including through asset sales or through making changes to Barclays’ business model), limiting discretionary distributions (including the level of dividend payable by Barclays to shareholders), reducing lending to customers and clients and/or taking additional measures to strengthen Barclays’ capital position. If, following discussions with the PRA, the Group were to take such additional or alternative measures, these may be subject to greater risks and uncertainties than, and may not be as beneficial to the Group and its stakeholders as, the measures contemplated under the Leverage Plan. Accordingly, this might have a damaging effect on Barclays’ business.

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Transform program: The Group’s ability to implement successfully the Transform program may be adversely impacted by a significant global macroeconomic downturn, legacy issues, limitations in the Group’s management or operational capacity or significant or unexpected regulatory change. Progress in achieving the targets in the Transform program is unlikely to be uniform or linear. Failure to implement successfully the Transform program could have a material adverse effect on the Group’s ability to achieve the stated targets and other expected benefits of the Transform program, and there is also a risk that the costs associated with implementing the strategy may be higher than the financial benefits achieved through the program. In addition, the Group may not be successful in meeting the goals of embedding a culture and set of values across the Group and achieving lasting and meaningful change to the Group’s culture, and this could negatively impact the Group’s operations, financial condition and prospects.

Risks Related to the Ordinary Shares and the ADSs:

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Dividend risk: The ability of Barclays to pay dividends and Barclays’ ability to receive distributions from its investments in other entities is subject to applicable local laws. In addition, other restrictions, including regulatory requirements and expectations, current and expected capital, leverage and ring fencing requirements, statutory reserves, the economic environment in which the Group operates, the Group’s financial and operating performance and applicable tax laws may restrict its ability to pay dividends, including its ability to pay dividends at the 40-50% level from 2014.

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ADS and share price fluctuation risk: The prices of the ADSs and the ordinary shares have fluctuated and may continue to fluctuate and the market prices for the ADSs and/or the ordinary shares may decline below the price at which investors subscribed for or acquired the new ADSs and/or new ordinary shares.

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Dilution risk: ADS holders and shareholders who do not (or who are not permitted to) subscribe for their full entitlement to new ADSs or new ordinary shares in the Rights Issue will experience dilution in their ownership of Barclays.

•

Securities law risk: Securities laws of certain jurisdictions may restrict ADS holders and ordinary shareholders in exercising the ADS rights and/or the ordinary share rights and participating in the Rights Issue.

•	ADS-related risks:

•	An ADS holder may not be able to exercise voting rights as readily as a holder of our ordinary shares;

•	Currency fluctuations may adversely affect the value of an investment in our ADSs and ordinary shares and the value of any distributions we make;

•	A shareholder or an investor whose principal currency is not sterling is exposed to foreign currency risk;

•	Holders of ADSs are subject to exchange rate risk in connection with the Rights Issue; and

•	The ability of overseas shareholders to bring actions or enforce judgments against Barclays or its directors may be limited.

RISK FACTORS

Investing in the ADSs, the ADS rights, the new ordinary shares and/or the ordinary share rights is speculative and is subject to a number of risks, including those risks which are described in this section. You should carefully consider the risks associated with any investment in the ADSs, the ADS rights, the new ordinary shares and/or the ordinary share rights, our business and the industry in which we operate, including the following discussion of risks, as well as the other information set forth in or incorporated by reference into this prospectus before deciding whether an investment in the new ADSs or the new ordinary shares, as applicable, is suitable for you. You should also carefully consider the risk factors described under “Risk Review — Risk Factors” beginning on page 72 of our 2012 Form 20-F, which is incorporated by reference into this prospectus.

Any of these risks could cause our future results to differ materially from expected results. The market price of our ADSs, the ADS rights, the ordinary shares and/or the ordinary share rights could decline due to any of these risks and investors could lose all or part of their investment. Other factors could also adversely affect our results and business activities, and so the factors discussed herein should not be considered to be a complete set of all potential risks and uncertainties.

The risk factors described below and in our 2012 Form 20-F are not an exhaustive list or explanation of all risks which investors may face when making an investment in the ADSs, the ADS rights, the new ordinary shares and/or the ordinary share rights, and should be used as guidance only. Additional risks relating to us that are not currently known to us, or that we currently deem immaterial, may individually or cumulatively also have a material adverse effect on our business, operations, financial condition and/or prospects and, if any such risk should occur, the price of the ordinary shares may decline and investors could lose all or part of their investment. Investors should consider carefully whether an investment in the ADSs, the ADS rights, the new ordinary shares and/or the ordinary share rights is suitable for them in the light of all the information in this prospectus and their personal circumstances.

Risks Related to the Group

Business conditions and the general economy: weak or deteriorating economic conditions or political instability in the Group’s main markets could adversely affect the Group’s trading performance

The Group offers a very broad range of services to retail and institutional customers, including governments, and it has significant activities in a large number of countries. Consequently, the operations, financial condition and prospects of the Group, its individual business units and/or specific countries of operation could be materially adversely impacted by weak or deteriorating economic conditions or political instability in one or a number of countries in any of the Group’s main business markets (being the U.K., the U.S., the Eurozone and South Africa) or any other globally significant economy through, for example: (i) deteriorating business, consumer or investor confidence leading to reduced levels of client activity and consequently a decline in revenues and/or higher costs; (ii) mark to market losses in trading portfolios resulting from changes in credit ratings, share prices and solvency of counterparties; and (iii) higher levels of impairment and default rates.

The global economy continues to face an environment characterized by low growth. However, central banks in advanced economies have maintained highly accommodative policies that have helped to support demand at a time of very pronounced fiscal tightening and balance sheet repair. During the next few years, a combination of anticipated recovery in private sector demand and of a reduced pace of fiscal austerity in Europe and the United States is likely to result in a return by central banks towards more conventional monetary policies. Decreasing monetary support by central banks in response to any recovery (or anticipated recovery) in demand could have a further adverse impact on volatility in the financial markets and on the performance of significant parts of the Group’s business, in each case which could have an adverse effect on the Group’s operations, financial condition and prospects.

Credit risk: The financial condition of the Group’s customers, clients and counterparties, including governments and other financial institutions, could adversely affect the Group

The Group may suffer financial loss if any of its customers, clients or market counterparties fails to fulfill their contractual obligations to the Group. The Group may also suffer loss when the value of the Group’s investment in the financial instruments of an entity falls as a result of that entity’s credit rating being downgraded. In addition, the Group may incur significant unrealized gains or losses due solely to changes in the Group’s credit spreads or those of third parties, as these changes may affect the fair value of the Group’s derivative instruments, debt securities that the Group holds or issues, or any loans held at fair value.

Because these credit-related risks may be adversely impacted by weak or deteriorating economic conditions, the Group’s performance is at risk from any continuing weakness or deterioration in the economic environment in any of the Group’s main business markets (being the U.K., the U.S., the Eurozone and South Africa). The threat of weaker economies in one or a number of countries in which the Group operates and/or the possibility of a slowing of monetary stimulus by one or more governments could lead to generally weaker than expected growth, contracting GDP, reduced business confidence, higher levels of unemployment, rising inflation, potentially higher interest rates and falling property prices and consequently to an increase in delinquency rates and default rates among customers. Any further slowing of monetary stimulus and the actions and commercial soundness of other financial institutions have the potential to impact market liquidity which in turn may impact on refinancing risks, particularly to the corporate sector. The adverse impact on the credit quality of the Group’s customers and counterparties, coupled with a decline in collateral values, could lead to a reduction in recoverability and value of the Group’s assets resulting in a requirement to increase the Group’s level of impairment allowance. Any increase in impairment resulting from, for example, higher charge-offs to recovery in the retail book and write-offs could have a material adverse effect on the Group’s operations, financial condition and prospects.

There remain concerns in the market about credit risk (including that of sovereign states) and the Eurozone crisis. The large sovereign debts and/or fiscal deficits of a number of Eurozone countries and the sustainability of austerity programs that such countries have introduced have raised concerns among market participants regarding the financial condition of these countries as well as financial institutions, insurers and other corporates that are located in, or have direct or indirect exposures to, such Eurozone countries. Furthermore, an exit of one or more countries from the Eurozone could adversely impact the Group’s profitability, liquidity and capital in a number of ways, including: (i) the direct risk arising from the sovereign default of an existing country in which the Group has significant operations and the adverse impact on the economy of that exiting country and the credit standing of the Group’s clients and counterparties in that country; (ii) the subsequent adverse impact on the economy of other Eurozone countries and the credit standing of the Group’s clients and counterparties in such other Eurozone countries; (iii) indirect risk arising from credit derivatives that reference Eurozone sovereign debt; (iv) direct redenomination risk on the balance sheets of the Group’s local operations in countries in the Eurozone should the value of the assets and liabilities be affected differently as a result of one or more countries reverting to a locally denominated currency; (v) the introduction of capital controls or new currencies by any such existing countries; and (vi) significant effects on existing contractual relations and the fulfillment of obligations by the Group and/or its customers. If some or all of these conditions arise, persist or worsen, as the case may be, they may have a material adverse effect on the Group’s operations, financial condition and prospects. The current absence of a predetermined mechanism for a member state to exit the Euro means that it is not possible to predict the outcome of such an event or to accurately quantify the impact of such an event on the Group’s operations, financial condition and prospects.

The Investment Bank holds a significant portfolio of credit market assets, notably relating to commercial real estate and leveraged finance loans, which (i) remain illiquid; (ii) are valued based upon assumptions, judgments and estimates which may change over time; and (iii) may be subject to further deterioration and write-downs. Corporate Banking also holds a portfolio of longer-term loans on a fair value basis, which are similarly subject to market movements and which may therefore give rise to losses. In addition, the Group has large individual exposures to single name counterparties. The default of obligations by such counterparties could have a significant impact on the carrying value of these assets. In addition, where such counterparty risk has been mitigated by taking collateral, credit risk may remain high if the collateral held cannot be realized or has to be liquidated at prices which are insufficient to recover the full amount of the loan or derivative exposure. As such, any such defaults could have a material adverse effect on the Group’s operations, financial condition and prospects.

Market risk: The Group’s financial position may be adversely affected by changes in both the level and volatility of prices (for example, interest rates, credit spreads, commodity prices, equity prices and foreign exchange rates)

Barclays is at risk from its earnings or capital being reduced due to: (i) changes in the level or volatility of positions in its trading books, primarily in the Investment Bank, including changes in interest rates, inflation rates, credit spreads, property prices, commodity prices, equity and bond prices and foreign exchange levels; (ii) the Group being unable to hedge its banking book balance sheet at prevailing market levels; and (iii) the risk of the Group’s defined benefit pensions obligations increasing or the value of the assets backing these defined benefit pensions obligations decreasing due to changes in either the level or volatility of prices. These market risks could lead to significantly lower revenues, which could have an adverse impact on the Group’s operations, financial condition and prospects.

Specific examples of areas and scenarios where market risk could lead to significantly lower revenues and adversely affect the Group’s operating results include:

Reduced client activity and decreased market liquidity

The Investment Bank’s business model is focused on client intermediation. A significant reduction in client volumes or market liquidity could result in lower fees and commission income and a longer time period between executing a client trade, closing out a hedge, or exiting a position arising from that trade. Longer holding periods in times of higher volatility could lead to revenue volatility caused by price changes. Such conditions could have a material adverse effect on the Group’s results of operations, financial condition and prospects.

Uncertain interest rate environment

Interest rate volatility can impact the Group’s net interest margin, which is the interest rate spread realized between lending and borrowing costs. The potential for future volatility and margin changes remains, and it is difficult to predict with any accuracy changes in absolute interest rate levels, yield curves and spreads. Rate changes, to the extent they are not neutralized by hedging programs, may have a material adverse effect on the Group’s results of operations, financial condition and prospects.

Funding risk: The ability of the Group to achieve its business plans may be adversely impacted if it does not effectively manage its liquidity and capital ratios

Funding risk is the risk that the Group may not be able to achieve its business plans due to: being unable to maintain appropriate capital ratios (Capital risk); failing to manage its liquidity and funding risk sufficiently (Liquidity risk); or the impact of changes in foreign exchange rates on capital ratios and/or adverse changes in interest rate curves impacting structural hedges of non-interest bearing assets/liabilities (Structural risk).

Capital risk

Should the Group be unable to maintain or achieve appropriate capital ratios, this could lead to: an inability to support business activity; a failure to meet regulatory requirements; changes to credit ratings, which could also result in increased costs or reduced capacity to raise funding; and/or the need to take additional measures to strengthen the Group’s capital position.

Basel III and CRD IV are expected to increase the amount and quality of capital that Barclays is required to hold and Barclays has increased its core capital in anticipation of this. However, CRD IV requirements adopted in the United Kingdom may change, whether as a result of further changes to CRD IV agreed by European Union legislators, binding regulatory technical standards to be developed by the European Banking Authority (“EBA”) or changes to the way in which the PRA interprets and applies these requirements to U.K. banks (including as regards individual model approvals granted under CRD II and III). Such changes, either individually and/or in aggregate, may lead to further unexpected enhanced requirements in relation to the Group’s CRD IV capital. Additional capital requirements will also arise from other proposals, including the recommendations of the U.K. Independent Commission on Banking, the Liikanen Review and section 165 of the Dodd-Frank Act. It is not currently possible to predict with accuracy the detail of secondary legislation or regulatory rulemaking expected under any of these proposals, and therefore the likely consequences to the Group. However, it is likely that these changes in law and regulation would require changes to the legal entity structure of the Group and how its businesses are capitalized and funded and/or are able to continue to operate and as such could have an adverse impact on the operations, financial condition and prospects of the Group. Any such increased capital requirements or changes to what is defined to constitute capital may also constrain the Group’s planned activities and could increase costs, impact on the Group’s earnings and restrict Barclays’ ability to pay dividends. Moreover, during periods of market dislocation, or when there is significant competition for the type of funding that the Group needs, increasing the Group’s capital resources in order to meet targets may prove more difficult and/or costly.

Liquidity risk

Should the Group fail to manage its liquidity and funding risk sufficiently, this may result in an inability to support normal business activity; and/or a failure to meet liquidity regulatory requirements; and/or changes to credit ratings. Any material adverse change in market liquidity (such as that experienced in 2008), the availability and cost of customer deposits and/or wholesale funding, in each case whether due to factors specific to Barclays (such as due to a downgrade in Barclays’ credit rating) or to the market generally, could adversely impact the Group’s ability to maintain the levels of liquidity required to meet regulatory requirements and sustain normal business activity. In addition, there is a risk that the Group could face sudden, unexpected and large net cash outflows, for example from customer deposit withdrawals and/or collateral posting upon ratings downgrades, or unanticipated levels of loan drawdowns under committed facilities, which could also result in (i) forced reductions in Barclays’ balance sheet, (ii) Barclays being unable to fulfill its lending obligations and (iii) a failure to meet the Group’s liquidity regulatory requirements. During periods of market dislocation (for example, in the event of an exit of one or more countries from the Eurozone), the Group’s ability to manage liquidity requirements may be impacted by a reduction in the availability of wholesale term funding as well as an increase in the cost of raising wholesale funds. Asset sales, balance sheet reductions and increased costs of raising funding could all adversely impact the operations, financial condition and prospects of the Group.

Structural risk

The Group has capital resources and risk weighted assets denominated in foreign currencies; changes in foreign exchange rates result in changes in the pounds sterling equivalent value of foreign currency denominated capital resources and risk weighted assets. As a result, the Group’s regulatory capital ratios are sensitive to foreign currency movements. The Group also has exposure to non-traded interest rate risk, arising from the provision of retail and wholesale (non-traded) banking products and services. This includes current accounts and equity balances which do not have a defined maturity date and an interest rate that does not change in line with base rate changes. Failure to appropriately manage the Group’s balance sheet to take account of these risks could result in: (i) in the case of foreign exchange risk, an adverse impact on regulatory capital ratios and (ii) in the case of non-traded interest rate risk, an adverse impact on income. Structural risk is difficult to predict with any accuracy and may have a material adverse effect on the Group’s results of operations, financial condition and prospects.

Operational risk: The operational risk profile of the Group may change as a result of human factors, inadequate or failed internal processes and systems, and external events

The Group is exposed to many types of operational risk, including fraudulent and other criminal activities (both internal and external), the risk of breakdowns in processes, controls or procedures (or their inadequacy relative to the size and scope of Barclays’ business) and systems failure or non-availability. Barclays is also subject to the risk of disruption of its business arising from events that are wholly or partially beyond its control (for example natural disasters, acts of terrorism, epidemics and transport or utility failures) which may give rise to losses or reductions in service to customers and/or economic loss to Barclays. The operational risks that the Group is exposed to could change rapidly and there is no guarantee that the Group’s processes, controls, procedures and systems are sufficient to address, or could adapt promptly to, such changing risks. All of these risks are also applicable where Barclays relies on outside suppliers or vendors to provide services to it and its customers.

Infrastructure resilience, technology and CyberSecurity

The Group’s technological infrastructure is critical to the operation of the Group’s businesses and delivery of products and services to customers and clients. Any disruption in a customer’s access to their account information or delays in making payments will have a significant impact on the Group’s reputation and may also lead to potentially large costs to both rectify the issue and reimburse losses incurred by customers. Technological efficiency and automation is also important to the control environment and improvement is an area of focus for Barclays, including in the Investment Bank. Furthermore, there is a growing threat of attacks to the Group’s systems (including in respect of customer and Group information held on those systems and transactions processed through these systems) from individuals or groups via cyberspace. Risks to technology and cybersecurity change rapidly and require continued focus and investment.

Given the increasing sophistication and scope of potential attacks via cyberspace, it is possible that future attacks may lead to significant breaches of security. Failure to manage cybersecurity risk adequately could adversely affect the Group’s reputation, operations, financial condition and prospects.

Critical accounting estimates and judgments

The preparation of financial statements in accordance with IFRS requires the use of estimates. It also requires management to exercise judgment in applying relevant accounting policies. The key areas involving a higher degree of judgment or complexity, or areas where assumptions are significant to the consolidated and individual financial statements, include credit impairment charges for amortized cost assets, impairment and valuation of available-for-sale investments, calculation of income and deferred tax, fair value of financial instruments, valuation of goodwill and intangible assets, valuation of provisions and accounting for pensions and post-retirement benefits. There is a risk that if the judgment exercised or the estimates or assumptions used subsequently turn out to be incorrect then this could result in significant loss to the Group, beyond that anticipated or provided for, which could have an adverse impact on the Group’s operations, financial results and condition and prospects.

Observable market prices are not available for many of the financial assets and liabilities that the Group holds at fair value and a variety of techniques to estimate the fair value are used. Should the valuation of such financial assets or liabilities become observable, for example as a result of sales or trading in comparable assets or liabilities by third parties, this could result in a materially different valuation to the current carrying value in the Group’s financial statements.

The further development of standards and interpretations under IFRS could also significantly impact the financial results, condition and prospects of the Group. For example, the IAS 32 Financial Instruments revisions could result in a material gross-up of assets and liabilities in the balance sheet, depending on interpretation of the standard in relation to derivative offsetting.

Legal and regulatory proceedings: The Group operates in highly regulated industries, and the Group’s businesses and results may be significantly affected by the laws and regulations applicable to it and by proceedings involving the Group

As a global financial services firm, the Group is subject to extensive and comprehensive regulation under the laws of the various jurisdictions in which it does business. These laws and regulations significantly affect the way that the Group does business, and can restrict the scope of its existing businesses and limit its ability to expand its product offerings or to pursue acquisitions, or can make its products and services more expensive for clients and customers. There has also been an increased focus on regulation and procedures for the protection of customers and clients of financial services firms. This has resulted, moreover, in increased willingness on the part of regulators to investigate past practices of financial services firms.

The Group is exposed to many forms of risk relating to legal and regulatory proceedings, including that: (i) business may not be, or may not have been, conducted in accordance with applicable laws in the relevant jurisdictions around the world and financial and other penalties may result; (ii) contractual obligations may either not be enforceable as intended or may be enforced in a way adverse to the Group; (iii) intellectual property may not be adequately protected and the Group may use intellectual property which infringes, or is alleged to infringe, the rights of third parties; and (iv) liability for damages may be incurred to third parties harmed by the conduct of the Group’s business.

Legal proceedings

The Group, in common with other global financial services firms, has in recent years faced increased levels of legal proceedings in jurisdictions where it operates businesses and/or in which it sells securities and offers financial products. This is particularly true in the U.S., where the Group has faced and is facing legal proceedings relating to its business activities and its sale of securities and financial products, including in the form of class actions. Key legal proceedings to which the Group is currently exposed include:

•	Lehman Brothers;

•	Certain series of preference shares issued in the form of American Depositary Shares;

•	U.S. Federal Housing Finance Agency and other residential mortgage-backed securities litigation;

•	Devonshire Trust; and

•	LIBOR and other benchmarks civil actions (see also “— Regulatory and other investigations or proceedings” discussed below).

For more information on each of these proceedings, see Part IX “Legal and Regulatory Proceedings” in our Current Report on Form 6-K furnished to the SEC on September 16, 2013 and incorporated by reference into this prospectus. The outcome of each of these legal proceedings (and in any proceedings that may be brought in the future) is difficult to predict. However, the Group may incur significant expense in connection with such proceedings and one or more of them could expose the Group to any of the following: substantial monetary damages; loss of significant assets; other penalties and injunctive relief; potential regulatory restrictions on the Group’s business; and/or a negative effect on the Group’s reputation, any of which could have an adverse impact on the Group’s operations, financial condition and prospects. An adverse decision in any one matter, either against Barclays or another bank facing similar claims, could lead to further claims against Barclays.

Regulatory and other investigations or proceedings

The Group also faces existing regulatory and other investigations in various jurisdictions as well as the risk of potential future regulatory and other investigations or proceedings and/or further private actions and/or class actions being brought by third parties in connection with such regulatory and other investigations or proceedings.

The FCA has investigated certain agreements, including two advisory services agreements entered into by Barclays Bank with Qatar Holding LLC in June and October 2008, respectively, and whether these may have related to Barclays’ capital raisings in June and November 2008.

The FCA issued warning notices (the “Warning Notices”) against Barclays and Barclays Bank on September 13, 2013.

The existence of the advisory services agreement entered into in June 2008 was disclosed but the entry into the advisory services agreement in October 2008 and the fees payable under both agreements, which amount to a total of £322 million payable over a period of five years, were not disclosed in the announcements or public documents relating to the capital raisings in June and November 2008. While the Warning Notices consider that Barclays and Barclays Bank believed at the time that there should be at least some unspecified and undetermined value to be derived from the agreements, they state that the primary purpose of the agreements was not to obtain advisory services but to make additional payments, which would not be disclosed, for the Qatari participation in the capital raisings. The Warning Notices conclude that Barclays and Barclays Bank were in breach of certain disclosure-related Listing Rules and Barclays was also in breach of Listing Principle 3 (the requirement to act with integrity towards holders and potential holders of the Company’s shares). In this regard, the FCA considers that Barclays and Barclays Bank acted recklessly. The financial penalty in the Warning Notices against the Group is £50 million. However, Barclays and Barclays Bank continue to contest the findings.

The SFO is investigating the same agreements. Its investigation is at an earlier stage and the Group has received and continues to respond to requests for further information.

The DOJ and the SEC are undertaking an investigation into whether the Group’s relationships with third parties who assist Barclays to win or retain business are compliant with the United States Foreign Corrupt Practices Act. They are also investigating the agreements referred to above, including the two advisory services agreements. The U.S. Federal Reserve has requested to be kept informed of these matters.

It is not possible to estimate the full impact on the Group if the final conclusion of these matters is adverse.

Final adverse findings would result in financial penalties, reputational impact, and/or (if further action is taken by U.K. or U.S. prosecutors) possible criminal liability, with a consequential risk of impact on share price and possible consequential civil litigation, and no assurance can be given as to the civil, criminal or regulatory consequences or their financial impact, if any, before final conclusions are reached by the authorities in the ongoing investigations.

Other key regulatory and other investigations or proceedings to which the Group is currently exposed include:

•	Interchange investigations;

•	Investigations into LIBOR, ISDAfix and other benchmarks;

•	Interest rate hedging products redress;

•	Federal Energy Regulatory Commission investigation; and

•	Credit Default Swap antitrust investigations.

For more information on each of these investigations or proceedings, see Part IX “Legal and Regulatory Proceedings” in our Current Report on Form 6-K furnished to the SEC on September 16, 2013 and incorporated by reference into this prospectus. The outcome of these investigations or proceedings is difficult to predict. However, the Group may incur significant expense in connection with these matters, which could expose the Group to any of the following: substantial monetary damages and fines; other penalties and injunctive relief; potential for additional civil or private litigation; potential for criminal prosecution in certain circumstances; potential regulatory restrictions on the Group’s business; and/or a negative effect on the Group’s reputation. There is also a risk that such investigations or proceedings may give rise to changes in law or regulation as part of a wider response by relevant lawmakers and regulators. Any of these risks, should they materialize, could have an adverse impact on the Group’s operations, financial results and condition and prospects.

In addition, the Group is subject to a Non-Prosecution Agreement (“NPA”) entered into with the U.S. Department of Justice in connection with the LIBOR investigations. Under the NPA, Barclays has agreed that, for a period of two years from June 26, 2012, it will, amongst other things, commit no United States crime whatsoever and will comply with certain obligations to provide information to and cooperate with U.S. authorities.

A breach of any of the NPA provisions could lead to further prosecutions in relation to Barclays’ benchmark interest rate submissions and could have significant consequences for Barclays’ current and future business operations in the United States.

Adequacy of provisions

Where provisions have already been taken in published financial statements or results announcements for on-going legal or regulatory matters, including in relation to litigation relating to Devonshire Trust, payment protection insurance (“PPI”) and interest rate hedging products, these have been recognized, in accordance with IAS 37 Provisions, Contingent Liabilities and Contingent Assets, as the best estimate of the expenditure required to settle the obligation as at the reporting date. Such estimates are inherently uncertain and it is possible that the eventual outcomes may differ materially from current estimates, resulting in future increases or decreases to the required provisions (as has, for example, been the case in relation to the provisions that the Group has made in relation to PPI redress payments), or actual losses that exceed or fall short of the provisions taken.

In addition, provisions have not been taken where no obligation (as defined in IAS 37 “Provisions, Contingent Liabilities and Contingent Assets”) has been established, whether associated with a known or potential future litigation or regulatory matter. Accordingly, an adverse decision in any such matters could result in significant losses to the Group which have not been provided for. Such losses would have an adverse impact on the Group’s operations, financial results and condition and prospects.

Potential financial and reputational impacts of legal, regulatory or other proceedings

Furthermore, the Group, like many other financial institutions, has come under greater regulatory scrutiny in recent years and expects that environment to continue. The nature of any future disputes and legal, regulatory or other investigations or proceedings, and the likelihood of their occurring, cannot be predicted in advance. Furthermore, the outcome of any on-going disputes and legal, regulatory or other investigations or proceedings is difficult to predict. However, it is likely that in connection with any such on-going and future matters the Group will incur significant expense investigating and, where applicable, defending such claims. In addition, non-compliance by the Group with applicable laws, regulations and codes of conduct relevant to its businesses in all jurisdictions in which it operates, whether due to inadequate controls or otherwise, could lead to substantial monetary damages and/or fines, loss of significant assets, public reprimands, a negative effect on the Group’s reputation, increased regulatory compliance requirements or other potential regulatory restrictions on the Group’s business, the potential for criminal prosecution in certain circumstances, enforced suspension of operations or, in extreme cases, withdrawal of authorizations to operate particular businesses and/or other penalties and injunctive relief. Non-compliance may also lead to costs relating to investigations and remediation of affected customers (which may, in some circumstances, exceed the direct costs of regulatory enforcement actions). In addition, reputational damage may lead to a reduction in franchise value. As an example of non-compliance leading to costs of remediation, U.K. Retail and Business Banking has identified certain issues with the information contained in historic statements and arrears notices relating to consumer loan accounts. It is therefore implementing a plan to return interest incorrectly charged to customers. As of June 30, 2013, a provision was held for these costs, which includes expected operational costs and which Barclays considers to be adequate in respect of this remediation. Barclays is also undertaking a review of all its businesses where similar issues could arise, including Barclaycard, Barclays Wealth and Barclays Corporate, to assess any similar or related issues. There is currently no certainty as to the outcome of this review. The findings of such review could have an adverse impact on the Group’s operations, financial results and prospects.

Any of these risks, should they materialize, could have an adverse impact on the Group’s operations, financial results and condition and prospects. There is also a risk that the outcome of such investigations or proceedings may give rise to changes in law or regulation as part of a wider response by relevant lawmakers and regulators. An adverse decision in any one matter, either against the Group or another financial institution facing similar claims could lead to further claims against the Group.

Anti-money laundering, anti-bribery, sanctions and other compliance risks

Combating money laundering, bribery and terrorist financing and the enforcement of compliance with economic sanctions has been a major focus of government policy relating to financial institutions in recent years (most notably in the U.K., the European Union and the U.S.). U.S., U.K. and European Union law and regulation impose obligations on the Group to maintain appropriate policies, procedures and controls to detect, prevent and report money laundering and terrorist financing. In addition, the extra-territorial reach of U.S. regulations in respect of economic sanctions requires the Group to establish effective controls and procedures in order to prevent violations of U.S. sanctions against designated foreign countries, nationals and others. The risk of non-compliance for large universal banking groups, such as Barclays, are high given the nature, scale and complexity of such groups and the challenges inherent in implementing robust controls. The Group also operates in some newer and emerging markets, such as Africa, Asia and the Middle East, where the risks can be higher than in more established markets. Failure by Barclays to implement and maintain adequate programs to combat money laundering, bribery and terrorist financing or to ensure economic sanction compliance could have serious legal and reputational consequences for the institution, including exposure to fines, public censure, penalties and damages.

PRA Leverage Ratio: Barclays may be unable to meet the PRA’s expectations by June 2014

In June 2013, following its assessment of the capital adequacy of major U.K. banks and building societies, the PRA introduced a 3% leverage ratio target and subsequently, following discussions between Barclays and the PRA, the PRA requested that Barclays plan to achieve this target by June 30, 2014. The PRA Leverage Ratio for Barclays will be calculated as fully loaded CET1 capital (after certain PRA Adjustments) together with Additional Tier 1 securities it issues in the future, divided by a leverage exposure measure calculated in accordance with Article 429 of CRD IV. Calculation of the CRD IV leverage ratio under Article 429 remains subject to review by the EBA; following this review the European Commission is expected to develop a further legislative proposal for submission to the European Parliament and the European Council by the end of 2016. On the current timetable the CRD IV leverage ratio is not expected to be finally implemented until 2018. It is possible that (i) the level and basis of calculation of the PRA Leverage Ratio may change, reflecting changes to the CRD IV Leverage Ratio calculation arising from binding regulatory technical standards to be developed by the EBA and/or any related statement or guidelines from the Basel Committee on Banking Supervision; (ii) the PRA Adjustments may change; and (iii) the PRA may change its approach to the PRA Leverage Ratio.

There is, in any event, a risk that Barclays’ financial position may diverge from management’s current expectations or projections, adversely affecting Barclays’ ability to achieve the 3% PRA Leverage Ratio target by June 30, 2014. This, or any of the above could lead to an alteration by the PRA of its supervisory expectations in relation to the PRA Leverage Ratio.

On July 30, 2013, Barclays announced a series of actions designed to achieve the 3% PRA Leverage Ratio target within the planned timeframe. These actions include: (i) the Rights Issue; (ii) measures to reduce Barclays’ CRD IV Leverage Exposure through a number of management actions that Barclays believes involve low execution risk; (iii) the retention of earnings and other forms of capital accretion, and (iv) future issuance of Additional Tier 1 securities with a 7% fully loaded CET1 ratio trigger, which the PRA has confirmed can be used in the calculation of the PRA Leverage Ratio.

There are a number of risks which may adversely impact Barclays’ ability to meet the PRA Leverage Ratio target by the expected timeframe of June 2014. Barclays may not be able to successfully implement all aspects of the Leverage Plan, for example, the completion of an issuance of notes which qualify under CRD IV as Additional Tier 1 securities with a 7% fully loaded CET 1 ratio trigger will be subject to market risks and investor demand; the implementation of the identified measures for reducing Barclays’ CRD IV Leverage Exposure will be subject to a degree of execution risk; the ability of the Group to retain earnings at the rate anticipated under, and other management expectations or projections underlying, the Leverage Plan will be dependent on the financial performance of the Group; and other identified capital accretive management actions may not result in capital accretion to the extent expected under the Leverage Plan, or at all. In addition, a significant trading loss or other extraordinary or unanticipated cost or loss could have a material impact on the earnings and profitability of the Group, which in turn could adversely impact the Group’s ability to meet the PRA Leverage Ratio target in accordance with the PRA’s timetable expectations.

While the PRA has confirmed to Barclays that meeting the target by June 30, 2014 is an expectation (rather than a formal regulatory requirement), Barclays has determined to move swiftly to achieve the target in accordance with the PRA’s timing expectations, and has discussed and agreed the Leverage Plan with the PRA.

There is a risk that Barclays may fail to implement the Leverage Plan in full if, for example, it failed to raise sufficient capital from an issuance of Additional Tier 1 securities or reduce its CRD IV Leverage Exposure by £65-£80 billion as contemplated in the Leverage Plan. In this event or if, notwithstanding receipt of the net proceeds of the Rights Issue and implementation of the other aspects of the Leverage Plan, Barclays considers that it may not meet all of the supervisory expectations of the PRA in relation to leverage by June 30, 2014, it would expect to enter into discussions with the PRA and the Board would consider what actions to take in light of the circumstances, taking into account the capital requirements of the Group at such time. Possible actions might include agreeing with the PRA to extend the timeframe for achieving the targeted PRA Leverage Ratio beyond June 2014 and/or taking additional or alternative measures to those currently envisaged to reduce leverage. Any such discussions with the PRA could take some time before agreement is reached.

Additional or alternative measures to address any then outstanding leverage gap could include further reducing CRD IV Leverage Exposure (including through asset sales or through making changes to Barclays’ business model), limiting discretionary distributions (including the level of dividend payable by Barclays to shareholders), reducing lending to customers and clients and/or taking additional measures to strengthen Barclays’ capital position. If, following discussions with the PRA, the Group were to take additional or alternative measures to improve its leverage position, these may be subject to greater risks and uncertainties than, and may not be as beneficial to the Group and its stakeholders as, the measures contemplated under the Leverage Plan. Accordingly, this might have a damaging effect on Barclays’ business.

The above factors could lead to decreased investor confidence in Barclays, an adverse impact on its reputation and/or negatively affect Barclays’ share price.

Regulatory risks: The financial services industry continues to be the focus of significant regulatory change and scrutiny which may adversely affect the Group’s business, financial performance capital and risk management strategies

The Group, in common with much of the financial services industry, continues to be the focus of significant regulatory change and scrutiny in many of the countries in which it operates, including, in particular, the U.K. and the U.S. in light of its significant investment banking operations. This has led to a more intensive approach to supervision and oversight, increased expectations and enhanced requirements, including with regard to: (i) capital liquidity and leverage requirements (for example arising from Basel III and CRD IV); (ii) structural reform and recovery and resolution planning; and (iii) market infrastructure reforms such as centralized clearing of over-the-counter (OTC) derivatives; (iv) the adequacy of controls around its businesses in many jurisdictions, including in the U.S. As a result, regulatory risk will continue to require senior management attention and consume significant levels of business resources. Furthermore, this more intensive approach and the enhanced requirements, uncertainty and the extent of international regulatory coordination as enhanced supervisory standards are developed and implemented may adversely affect the Group’s business, capital and risk management strategies and/or may result in the Group deciding to modify its legal entity structure, capital and funding structures and business mix or to exit certain business activities altogether or to determine not to expand in areas despite their otherwise attractive potential.

Implementation of Basel III / CRD IV and additional PRA supervisory expectations

CRD IV introduces significant changes in the prudential regulatory regime applicable to banks including: increased minimum capital ratios; changes to the definition of capital and the calculation of risk weighted assets; and the introduction of new measures relating to leverage, liquidity and funding. CRD IV has been adopted by European legislators and the requirements generally will apply in the U.K. and other European Union member states from January 1, 2014. CRD IV permits a transitional period for certain of the enhanced capital requirements and certain other measures, such as the CRD IV leverage ratio, which are not expected to be finally implemented until 2018. Outside of the anticipated CRD IV timetable (and as indicated by the PRA’s statements of intent set out in its CP5/13 consultation paper described below), the PRA’s supervisory expectation is for Barclays to meet certain capital and leverage ratio targets within certain prescribed timeframes. The PRA’s current expectation is for Barclays to meet an adjusted fully loaded CET 1 ratio of 7% by December 31, 2013 and a PRA Leverage Ratio of 3% by June 30, 2014, as mentioned above.

CRD IV requirements adopted in the United Kingdom may change, whether as a result of further changes to CRD IV agreed by European Union legislators, binding regulatory technical standards to be developed by the EBA or changes to the way in which the PRA interprets and applies these requirements to U.K. banks (including as regards individual model approvals granted under CRD II and III). Such changes, either individually and/or in aggregate, may lead to further unexpected enhanced requirements in relation to the Group’s CRD IV capital, leverage, liquidity and funding ratios or alter the way such ratios are calculated. The PRA announced a consultation paper (CP5/13, Strengthening capital standards: implementing CRD IV) in August 2013 which sets out proposed changes to the PRA rules in order to implement CRD IV in the U.K. While the Leverage Plan was announced prior to the publication of this consultation paper, the PRA, when announcing that it agreed and welcomed the Leverage Plan, commented that it had taken into account the content of its then planned consultation paper (which has subsequently been issued). However, no assurance can be given that the proposed changes to the PRA rules will be implemented in the form set out in the consultation paper. If the PRA rules were to be amended in a manner other than as set out in the consultation paper, and depending on the content of final binding regulatory technical standards developed by the EBA, it could be materially more difficult for the Group to maintain compliance with prudential requirements. This may result in a need for further management actions to meet the changed requirements, such as: increasing capital, reducing leverage and risk weighted assets, modifying legal entity structure (including with regard to issuance and deployment of capital and funding for the Group) and changing Barclays’ business mix or exiting other businesses and/or undertaking other actions to strengthen Barclays’ capital position.

Structural reform

A number of regulators are currently proposing or considering legislation and rulemaking that could have a significant impact on the future legal entity structure, business mix and management of the Group:

•

The U.K. Financial Services (Banking Reform) Bill, which gives U.K. authorities the power to implement key recommendations of the Independent Commission on Banking, including: (i) the separation of the U.K. and European Economic Area retail banking activities of the largest U.K. banks into a legally, operationally and economically separate and independent entity (so-called “ring fencing”); (ii) statutory depositor preference in insolvency; and (iii) a reserve power for the PRA to enforce full separation of the retail operations of U.K. banks to which the reforms apply under certain circumstances;

•

The European Union High Level Expert Group Review (the Liikanen Review) on reform of the structure of the European Union banking sector, which includes recommendations for the mandatory separation of proprietary trading and other high-risk trading activities (subject to thresholds) from deposit-taking banks (and on which the European Commission has subsequently consulted);

•

U.S. Federal Reserve proposals to implement section 165 of the Dodd-Frank Act to require the U.S. subsidiaries of foreign banks operating in the U.S. to be held under a U.S. intermediate holding company subject to a comprehensive set of prudential, supervisory and local capital requirements prescribed by U.S. regulators, and to implement section 166 (early remediation requirements). Under the current proposals, the intermediate holding company would be required to meet the enhanced prudential standards and early remediation requirements that are, to a large degree, the same as those applicable to similar U.S. bank holding companies, including some requirements previously assessed as not being applicable to the Group. The U.S. Federal Reserve proposals, if adopted in their current form, have the potential to significantly increase the absolute and regulatory costs of Barclays’ U.S. operations. It is also possible that the implementation of section 165 could have a more onerous effect in relation to the U.S. subsidiaries of foreign banks than on U.S. bank holding companies;

•

In the U.S., the so-called “Volcker Rule” will, once effective, significantly restrict the ability of U.S. bank holding companies and their affiliates, and the U.S. branches of foreign banks, to conduct proprietary trading in securities and derivatives as well as certain activities related to hedge funds and private equity funds. In October 2011, U.S. regulators proposed rules to implement the Volcker Rule. Those rules have not yet been finalized. Analysis continues of the proposals, but it is clear that compliance with them could entail significant additional compliance and operational costs for the Group. While the statutory Volcker Rule provisions officially took effect in July 2012, Barclays has until the end of the conformance period, currently set for July 2014 (subject to possible extensions), in order to conform its activities to the requirements of the rule; and

•

The European Commission’s proposal for a directive providing for a new European Union framework for the recovery and resolution of credit institutions and investment firms (the “Recovery and Resolution Directive” or “RRD”). For more information, see “— Regulatory action in the event of a bank failure” below.

These laws and regulations and the way in which they are interpreted and implemented by regulators may have a number of significant consequences, including changes to the legal entity structure of the Group, changes to how and where capital and funding is raised and deployed within the Group, increased requirements for loss-absorbing capacity within the Group and/or at the level of certain legal entities or sub-groups within the Group and potential modifications to Barclays’ business mix and model (including potential exit of certain business activities). These and other regulatory changes, and the resulting actions taken to address such regulatory changes, may have an adverse impact on Barclays’ profitability, operating flexibility, flexibility of deployment of capital and funding, return on equity, ability to pay dividends and/or financial condition. It is not yet possible to predict the detail of such legislation or regulatory rulemaking or the ultimate consequences to the Group which could be material.

Recovery and resolution planning

There continues to be a strong regulatory focus on resolvability from both U.K. and international regulators. The Group continues to work with all relevant authorities on recovery and resolution plans (“RRP”) and the detailed practicalities of the resolution process. This includes the provision of information that would be required in the event of a resolution, in order to enhance the Group’s resolvability. The Group made its first formal RRP submissions to the U.K. and U.S. regulators in mid-2012 and has continued to work with the relevant authorities to identify and address any impediments to resolvability.

The European Union has developed a proposal for a Directive to establish a framework for the recovery and resolution of credit institutions and investment firms. The aim of this new regime would be to provide authorities with the tools to intervene sufficiently early and quickly in an unsound or failing institution so as to ensure the continuity of the institution or firm’s critical financial and economic functions while minimizing the impact of its failure on the financial system. The regime is also intended to ensure that shareholders bear losses first and that creditors bear losses after shareholders, provided that no creditor should incur greater losses than it would have incurred if the institution had been wound up under normal insolvency proceedings. The proposed Directive provides resolution authorities with powers to require credit institutions to make significant changes in order to enhance recovery or resolvability. These include, amongst others, the powers to require the group to: make changes to its legal or operational structures (including demanding that the Group be restructured into units which are more readily resolvable); limit or cease specific existing or proposed activities; hold a specified minimum amount of liabilities subject to write-down or conversion powers under the so-called “bail-in” tool. While Barclays believes that it is making good progress in reducing impediments to resolution, should the relevant authorities ultimately decide that the Group or any significant subsidiary is not resolvable, the impact of such structural changes (whether in connection with RRP or other structural reform initiatives) could impact capital, liquidity and leverage ratios, due to reduced benefits of diversification, as well as the overall profitability, via duplicated infrastructure costs, lost cross-rate revenues and additional funding costs.

Regulatory action in the event of a bank failure

The U.K. Banking Act 2009, as amended (the “Banking Act”) provides for a regime (the “resolution regime”) to allow the Bank of England (or, in certain circumstances, U.K. HM Treasury (the “U.K. Treasury”)) to resolve failing banks in the U.K., in consultation with the PRA and the U.K. Treasury, as appropriate. Under the Banking Act, these authorities are given powers to make share transfer orders and property transfer orders. If these powers were to be exercised in respect of Barclays, there could be a material adverse effect on the rights or interests of shareholders, including through a material adverse effect on the market price of Barclays’ shares.

The Banking Act may be amended and/or other legislation may be introduced in the U.K. that would apply in the event of a bank failure or to provide regulators with other resolution powers. In particular, the European Commission’s legislative proposal has developed a draft directive providing for a European Union framework for the recovery and resolution of credit institutions and investment firms (the RRD) is expected to expand the powers currently available to the relevant authorities under the Banking Act. The RRD includes a proposal for the introduction of statutory “write down and conversion” and “bail-in” powers, which would give the relevant U.K. resolution authority certain powers, including the power to cancel existing shares and/or dilute existing shareholders by converting relevant capital instruments or eligible liabilities into shares of the surviving entity. Accordingly, if the Group were to be at or approaching the point of non-viability such as to require regulatory intervention, any exercise of any resolution regime powers by the relevant U.K. resolution authority may result in shareholders losing all or a part of their shareholdings and/or in the rights of shareholders being adversely affected, including by the dilution of their percentage ownership of the Barclays’ share capital, and/or could have a material adverse effect on the market price of Barclays’ shares.

As well as the “bail-in” power, the powers currently proposed to be granted to the relevant U.K. resolution authority under the RRD include the power, which is similar to an existing power under the Banking Act, to direct the sale of a bank and/or to transfer all or part of a bank to a “bridge bank” (a publicly controlled entity) in each case without requiring the consent of the shareholders and/or the power to transfer the problem assets of the relevant financial institution to an asset management vehicle to allow them to be managed over time.

There remains significant uncertainty regarding the ultimate nature and scope of these powers and, if ever implemented, how they would affect the Group. Accordingly, it is not yet possible to assess the full impact of the draft RRD on the Group and once it is implemented, the manner in which it is implemented or the taking of any actions by the relevant U.K. resolution authority currently contemplated in the draft RRD and/or the Banking Act and/or any related legislation or regulation could have a material adverse effect on the rights or interests of the shareholders, including through a material adverse effect on the market price of Barclays shares.

Market infrastructure reforms

The European Market Infrastructure Regulation (“EMIR”) introduces new requirements to improve transparency and reduce the risks associated with the derivatives market. These requirements come into force progressively through 2013 and 2014. When it enters fully into force, EMIR will require entities that enter into any form of derivative contract, including interest rate, foreign exchange, equity, credit and commodity derivatives, to: report every derivative contract entered into to a trade repository; implement new risk management standards (including operational processes and margining) for all bilateral over-the-counter derivative trades that are not cleared by a central counterparty; and clear, through a central counterparty, over-the-counter derivatives that are subject to a mandatory clearing obligation. CRD IV aims to complement EMIR by applying higher capital requirements for bilateral, over-the-counter derivative trades. Lower capital requirements for cleared trades are only available if the central counterparty is recognized as a “qualifying central counterparty,” which has been authorized or recognized under EMIR (in accordance with related binding technical standards).

In the U.S., the Dodd-Frank Act also mandates that many types of derivatives now traded in the over-the-counter markets must be traded on an exchange or swap execution facility and must be centrally cleared through a regulated clearing house. In addition, participants in these markets are now made subject to U.S. Commodity Futures Trading Commission (“CFTC”) and SEC regulation and oversight. Entities required to register with the CFTC as “swap dealers” or “major swap participants” and/or with the SEC as “security-based swap dealers” or “major security-based swap dealers” are or will be subject to business conduct, capital, margin, record-keeping and reporting requirements. Barclays Bank has provisionally registered with the CFTC as a swap dealer. It is possible that other additional regulations (many of which still are not final), and the related expenses and requirements, will increase the cost of and restrict participation in the derivative markets, thereby increasing the costs of engaging in hedging or other transactions and reducing liquidity and the use of the derivative markets.

The new regulation of the derivative markets could adversely affect the business of Barclays Bank and its affiliates in these markets and could make it more difficult and expensive to conduct hedging and trading activities, which could in turn reduce the demand for swap dealer and similar services of Barclays Bank and its subsidiaries. In addition, as a result of these increased costs, the new regulation of the derivative markets may also result in the Group deciding to reduce its activity in these markets.

Increased regulatory scrutiny

In addition to the costs and risks that may arise as a result of changing laws and regulations and interpretations thereof, Barclays devotes considerable resources to compliance with existing regulatory requirements and requests. This is an ongoing process of engagement with banking, markets and other regulators in many jurisdictions throughout the world.

In addition to its principal regulators in the U.K., Barclays faces significant regulatory scrutiny in many of the other jurisdictions in which it operates, in particular in the U.S. where its business has grown in size and complexity since 2008 (particularly following the Lehman acquisition). This in turn requires continual monitoring and upgrading of complex control systems in areas such as unauthorized trading, know-your-customer, sanctions and anti-money laundering. Barclays’ ability to maintain and grow its businesses in the U.K. and the U.S. (as well as in other jurisdictions) will depend in considerable part upon its ability to respond to both current regulatory standards and expectations as well as to comply with those standards and expectations as they evolve in the future, both in terms of the actual requirements and the way in which the relevant regulators implement and enforce them. The above also requires significant management resource and attention and is dependent on the Group ensuring that sufficient and appropriately qualified staff are dedicated to oversee and manage such issues. If Barclays is not able to satisfy its regulators in the key markets in which it operates, and in particular in the U.K. and the U.S., as to its compliance with applicable requirements, including any current or future remedial actions required to be taken and/or the satisfactory nature of systems and controls, those regulators could take actions, or require the Group to take actions, which would be damaging to Barclays’ businesses and which could have a material adverse effect on the Group’s operations, financial condition and prospects.

Taxation risk: The Group could suffer financial or reputational damage arising from the way in which it manages its tax affairs

The Group is subject to the tax laws in all countries in which it operates, including tax laws adopted at the European Union level, and is impacted by a number of double taxation agreements between countries.

There is risk that the Group could suffer losses due to additional tax charges, other financial costs or reputational damage due to: failure to comply with, or correctly assess the application of, relevant tax law; failure to deal with tax authorities in a timely, transparent and effective manner (including in relation to historic transactions which might have been perceived as aggressive in tax terms); incorrect calculation of tax estimates for reported and forecast tax numbers; or provision of incorrect tax advice. Such charges, or conducting any challenge to a relevant tax authority, could lead to adverse publicity, reputational damage and potentially costs materially exceeding current provisions, in each case to an extent which could have an adverse effect on the Group’s operations, financial condition and prospects.

In addition, any changes to the tax regimes applicable to the Group, could have a material adverse effect on the Group. For example, depending on the terms of the final form of legislation as implemented, the introduction of the proposed European Union Financial Transaction Tax (see “Tax Considerations—Material United Kingdom Tax Consequences—Proposed Financial Transaction Tax” for more information) could adversely affect certain of the Group’s businesses and have a material adverse effect on the Group’s operations, financial conditions and prospects.

Conduct and Reputation risks: Damage to the Group’s reputation could damage its businesses

Conduct risk is the risk that detriment is caused to the Group’s customers, clients or counterparties or Barclays and its employees because of inappropriate execution of the Group’s business activities. Reputation risk is the risk of damage to the Barclays brand arising from any association, action or inaction which is perceived by stakeholders to be inappropriate or unethical (for example, the industry-wide investigation into the setting of LIBOR and other benchmarks and the misselling of PPI to consumers). Reputation risk may also arise from past, present or potential failures in corporate governance or management (for example, if Barclays were to provide funding or services to clients without fully implementing anti-money laundering, anti-bribery or similar precautions). In addition, reputation risk may arise from the actual or perceived manner in which Barclays conducts its business activities or in which business activities are conducted in the banking and financial industry generally.

Failure to appropriately manage conduct and reputation risks may reduce, directly or indirectly, the attractiveness of the Group to stakeholders, including customers, and may lead to negative publicity, loss of revenue, litigation, higher scrutiny and/or intervention from regulators, regulatory or legislative action, loss of existing or potential client business, reduced workforce morale, and difficulties in recruiting and retaining talent. Sustained damage arising from conduct and reputation risks could have a materially negative impact on the Group’s ability to operate fully and the value of the Group’s franchise, which in turn could negatively affect the Group’s operations, financial condition and prospects.

Transform program

The “Transform program” represents the strategy of the Group, both for improved financial performance and cultural change, and the Group expects to incur significant restructuring charges and costs associated with implementing this strategic plan. In addition, the successful development and implementation of the strategic plan requires difficult, subjective and complex judgments, including forecasts of economic conditions in various parts of the world, and is subject to significant execution risks. For example, the Group’s ability to implement successfully the Transform program may be adversely impacted by a significant global macroeconomic downturn, legacy issues, limitations in the Group’s management or operational capacity or significant and unexpected regulatory change in countries in which the Group operates. Moreover, progress on the three elements of the Transform program, or on the various components of these elements (including reduction in costs relative to net operating income), is unlikely to be uniform or linear, and certain targets may be achieved more slowly than others, if at all.

Failure to implement successfully the Transform program could have a material adverse effect on the Group’s ability to achieve the stated targets and other expected benefits of the Transform program and there is also a risk that the costs associated with implementing the program may be higher than the financial benefits expected to be achieved through the program. In addition, the Group may not be successful in meeting the goals of embedding a culture and set of values across the Group and achieving lasting and meaningful change to the Group’s culture, and this could negatively impact the Group’s operations, financial condition and prospects.

Risks Related to the Rights Issue, the Ordinary Shares and the ADSs

Barclays’ ADS price and/or share price may fluctuate

The market prices of the ADSs, the ADS rights, the ordinary shares and/or the ordinary share rights could be subject to significant fluctuations due to a change in sentiment in the market regarding the ADSs, the ADS rights, the ordinary shares, the ordinary share rights and/or securities of other financial institutions. The fluctuations could result from national and global economic and financial conditions, the market’s response to the Rights Issue, market perceptions of Barclays and various other factors and events, including its ability to manage its existing debt facilities and raise new capital, regulatory changes and adverse legal or regulatory rulings affecting the Group’s operations, variations in the Group’s operating results, business developments of the Group and/or its competitors and liquidity of financial markets. Stock markets experience, from time to time, significant price and volume fluctuations that have affected the market prices for the ADSs and the ordinary shares. Furthermore, the operating results and prospects of the Group may, from time to time, be below the expectations of market analysts and investors. Any of these events could result in a decline in the market price of the ADS, the ADS rights, the ordinary shares and/or the ordinary share rights.

An active trading market in the ADS rights and/or the ordinary share rights may not develop

We intend that the ADS rights will be traded on the New York Stock Exchange and that the ordinary share rights will be traded on the London Stock Exchange during the rights trading periods. We do not intend to apply for admission of the ordinary share rights or the ADS rights to trading on any other stock exchange. However, an active trading market in the ADS rights may not develop on the New York Stock Exchange and/or an active trading market in the ordinary share rights may not develop on the London Stock Exchange during the relevant trading periods or that significant liquidity will be available during the period of trading in ADS rights or ordinary share rights. In addition, because the trading price of the ADS rights and the ordinary share rights depend on the trading price of the underlying ADSs and ordinary shares, the prices of the ADS rights and the ordinary share rights may be volatile and subject to the same risks as noted in the risk factor directly above and elsewhere herein.

There is no certainty that the listing and admission to trading of the new ordinary shares or that the issuance of the new ADSs will occur when we expect

Until the ordinary shares underlying the new ADSs are admitted to trading on the London Stock Exchange, you will not be issued any new ADSs for which you subscribed. We cannot assure you that the listing and admission to trading of the ordinary shares underlying the new ADSs will take place when anticipated.

Shareholders who do not acquire their full entitlement of new ADSs or new ordinary shares in the Rights Issue will experience dilution in their ownership of Barclays

If you do not take up the offer of new ADSs or new ordinary shares in the Rights Issue, your proportionate ownership and voting interests in Barclays will be reduced, and the percentage that your existing ordinary shares, in the form of ordinary shares or ADSs, represents of the total share capital of Barclays will be reduced accordingly. Even if an existing holder of ADS rights or ordinary share rights elects to sell its unexercised ADS rights or ordinary share rights, as applicable, or such rights are sold on its behalf, the consideration it receives for them may not be sufficient to compensate such holder fully for the dilution of its percentage ownership of Barclays’ share capital that may be caused as a result of the Rights Issue. See “Description of the Offering — Section D. Dilution” for more information.

Any future issues of Barclays shares will further dilute the holdings of current Barclays ADS holders and shareholders and could adversely affect the market price of Barclays’ ADSs and ordinary shares

Other than the proposed issue of new ADSs and new ordinary shares under the Rights Issue, Barclays has no current plans for an offering of ordinary shares, including in the form of ADSs. However, it is possible that Barclays may decide to offer additional ordinary shares, including in the form of ADSs, in the future either to raise capital or for other purposes. If ADS holders and shareholders were not to take up such offer of ADSs or ordinary shares or were not eligible to participate in such offering, their proportionate ownership and voting interests in Barclays would be reduced and the percentage that their ADSs or ordinary shares, as applicable, would represent of the total share capital of Barclays would be reduced accordingly. An additional offering, or significant sales of ordinary shares by major shareholders, could have a material adverse effect on the market price of Barclays’ shares as a whole.

Barclays may not be able to pay dividends

As a matter of English law, a company can only pay dividends to the extent that it has distributable reserves and sufficient cash available for this purpose. As a holding company, Barclays’ ability to pay dividends in the future is affected by a number of factors, principally its ability to receive funds for such purposes, directly or indirectly, from its operating subsidiaries in a manner which creates distributable reserves for Barclays. Barclays’ ability to pay dividends to shareholders is therefore a function of its existing distributable reserves, future Group profitability and the ability to distribute or dividend profits from its operating subsidiaries up from the Group structure to Barclays. In addition, the Group’s ability to pay dividends may also be adversely affected by the servicing of more senior instruments and/or by the application of Article 141 of CRD IV.

The ability of the Group’s subsidiaries to pay dividends and Barclays’ ability to receive distributions from its investments in other entities is subject to applicable local laws and other restrictions, including their respective regulatory, capital and leverage requirements, statutory reserves, financial and operating performance and applicable tax laws. These laws and restrictions could limit the payment of dividends and distributions to Barclays by its subsidiaries, which could in time restrict Barclays’ ability to fund other operations or to pay a dividend to holders of our ordinary shares, including in the form of ADSs.

The payment of any dividends may be further affected by changes to regulation or the requirements and expectations of applicable regulatory authorities. Any such potential changes, in particular the consequences of the implementation of section 165 of the Dodd-Frank Act and potential requirements for funding intermediate holding companies in the United States or similar local capital or ring fencing requirements in other jurisdictions, could adversely affect Barclays’ ability to pay dividends in the future.

Further, Barclays’ ability to pay dividends in line with its dividend policy may be adversely affected by the performance of the Group’s business in general, factors affecting its financial position (including capital and leverage), the economic environment in which the Group operates and other factors outside of Barclays’ control. In addition, adjustments to earnings, as determined by the Board, may fluctuate significantly and may materially restrict the ability of Barclays to pay dividends.

Although the Board expects to adopt a 40-50% dividend payout policy from 2014, Barclays’ ability to pay dividends at that level, if at all, in the future is subject to the factors outlined above.

An ADS holder may not be able to exercise voting rights as readily as a holder of our ordinary shares

ADS holders may instruct the ADS depositary as to how to vote the ordinary shares represented by the ADSs. There is no guarantee that you will receive voting materials in time to make the certification as to beneficial ownership required for voting at annual and other shareholders meetings. As a result, you, or persons who hold their ADSs through brokers, dealers or third parties, may not have the opportunity to exercise a right to vote.

Currency fluctuations may adversely affect the value of an investment in our ADSs and ordinary shares and the value of any distributions we make

Because our ordinary shares are traded in pounds sterling and the ADSs are traded in U.S. dollars, fluctuations in exchange rate between pounds sterling and U.S. dollars may affect the U.S. dollar value of an investment in our ordinary shares or ADSs. In addition, when we make distributions on our ordinary shares in pounds sterling, the ADS depositary converts these distributions to U.S. dollars. If exchange rates fluctuate before the ADS depositary converts the currencies, you may lose some of the value of the distribution.

A shareholder or an investor whose principal currency is not pounds sterling is exposed to foreign currency risk

The new ordinary shares are, and any dividends to be paid in respect of them will be, denominated in pounds sterling. An investment in new ordinary shares by an investor whose principal currency is not pounds sterling exposes the investor to foreign currency risk. Any depreciation of pounds sterling in relation to such foreign currency would reduce the value of the investment in the new ordinary shares or any dividends in foreign currency terms, and any appreciation of pounds sterling against such other currency would increase the value in foreign currency terms.

Holders of ADSs are subject to exchange rate risk in connection with the Rights Issue

In the event that the U.S. dollar weakens against the pound sterling, holders of ADSs subscribing for new ADSs will be required to pay more than the estimated subscription price of $11.75 per new ADS.

The estimated ADS subscription price is $11.75 per new ADS. As each ADS represents four ordinary shares, the estimated subscription price per ADS is four times the U.S. dollar equivalent of the ordinary share subscription price, using an exchange rate of $1.5876 per pound sterling (the closing spot rate as published by Bloomberg at 5:00 p.m. (New York City time) on September 13, 2013). A subscriber of new ADSs must deposit $12.34 per offered ADS subscribed, which represents 105% of the estimated ADS subscription price. This is to increase the likelihood that the ADS rights agent will have sufficient funds to pay the actual ADS subscription price in light of a possible appreciation of the pound sterling against the U.S. dollar between the date hereof and the end of the ADS rights exercise period. On or about October 2, 2013, we expect to determine the actual U.S. dollar ADS subscription price by converting the ordinary share subscription price for the offered ordinary shares underlying the ADSs subscribed for from pounds sterling into U.S. dollars at a market-based rate. If the actual U.S. dollar subscription price is less than the deposit amount, the ADS rights agent will refund such excess amount to the subscribing ADS holder without interest. However, if there is a deficiency as a result of such conversion, the ADS rights agent will not deliver the offered ADSs to such subscribing ADS holder until it has received payment of the deficiency. The ADS rights agent may sell a portion of your new ADSs to cover the deficiency if not paid by October 9, 2013.

The ability of overseas shareholders to bring actions or enforce judgments against Barclays or its directors may be limited

The ability of an overseas shareholder to bring an action against Barclays may be limited under law. Barclays is a public limited company incorporated in England and Wales. The rights of holders of shares are governed by English law and by Barclays’ Articles of Association. These rights differ from the rights of shareholders in typical U.S. corporations and some other non-U.K. corporations. An overseas shareholder may not be able to enforce a judgment against some or all of our directors and executive officers. The majority of our directors and executive officers are residents of the U.K. Consequently, it may not be possible for an overseas shareholder to effect service of process upon our directors and executive officers within the overseas shareholder’s country of residence or to enforce against our directors and executive officers judgments of courts of the overseas shareholder’s country of residence based on civil liabilities under that country’s securities laws. There can be no assurance that an overseas shareholder will be able to enforce any judgments in civil and commercial matters or any judgments under the securities laws of countries other than the U.K. against our directors or executive officers who are residents of the U.K. or countries other than those in which judgment is made. In addition, English or other courts may not impose civil liability on our directors or executive officers in any original action based solely on foreign securities laws brought against Barclays or our directors in a court of competent jurisdiction in England or other countries.

PRESENTATION OF FINANCIAL INFORMATION AND EXCHANGE RATES

The financial information presented in a number of tables in this prospectus has been rounded to the nearest whole number or the nearest decimal place. Therefore, the sum of the numbers in a column may not conform exactly to the total figure given for that column. In addition, certain percentages presented in the tables in this prospectus reflect calculations based upon the underlying information prior to rounding, and, accordingly, may not conform exactly to the percentages that would be derived if the relevant calculations were based upon the rounded numbers.

Barclays’ financial statements, which are incorporated by reference into this prospectus, have been prepared in accordance with IFRS and are denominated in pounds sterling, or “£,” the legal tender of the United Kingdom.

The table below sets forth, for the periods and dates indicated, information concerning the closing spot rate for pounds sterling, expressed in United States dollars or “$,” per one pound sterling or “£,“as published by Bloomberg at 5:00 p.m. (New York City time) (the “closing spot rate”). On September 13, 2013, the closing spot rate was $1.5876 per £1.00.

	($ per £1.00)
	September 2013 (through September 13, 2013)	August 2013	July 2013	June 2013	May 2013	April 2013	March 2013
High	1.59	1.57	1.54	1.57	1.56	1.55	1.52
Low	1.55	1.51	1.49	1.52	1.50	1.51	1.49

The average closing spot rate on the last day of each month is shown in the table below. For 2008, the figure shown is the average of the Federal Reserve Bank of New York’s noon buying rate for pounds sterling, expressed in United States dollars. From January 2009, the Federal Reserve Bank of New York discontinued the publication of its noon buying rate.

	($ per £1.00)
	2013 (through June 30, 2013)	2012	2011	2010	2009	2008
Average	1.54	1.59	1.61	1.54	1.57	1.84

No representation is made that pounds sterling amounts have been, or could have been, or could be, converted into U.S. dollars at any of the above rates. For the purpose of presenting financial information in this report, exchange rates other than those shown above may have been used.

CAPITALIZATION AND INDEBTEDNESS

The following table shows our actual capitalization as of June 30, 2013 and our capitalization as of June 30, 2013, as adjusted for the receipt of the estimated net proceeds of the Rights Issue, if conducted as planned as described under “Reasons for the Offering; Use of Proceeds — Use of Proceeds.”

The information in the following table is derived from the unaudited interim consolidated financial statements of the Barclays Group as of and for the six months ended June 30, 2013 prepared in accordance with IFRS and incorporated by reference into this prospectus. This table should be read together with such unaudited interim consolidated financial statements and the notes thereto. The adjusted figures in the table below have been prepared for illustrative purposes only on the basis that all new ordinary shares and new ADSs offered in the Rights Issue will be sold at the subscription price per ordinary share of 185 pence, and do not necessarily give a true picture of our financial condition following the completion of the Rights Issue.

	As of June 30, 2013(1)	Adjustments for the issuance of the new ordinary shares (including the new ADSs)	Adjusted for the issuance of the new ordinary shares (including the new ADSs)
	(unaudited)	(unaudited)	(unaudited)
	(thousand)	(thousand)	(thousand)
Share capital of Barclays PLC
Ordinary shares — issued and fully paid shares of 25p each	12,866,566	3,219,068	16,085,634

	(£million)	(£million)	(£million)
Group shareholders’ equity
Called up share capital	3,217	805	4,022
Share premium account	10,771	5,018	15,789
Other reserves	3,233	—	3,233
Other shareholders’ funds	—	—	—
Retained earnings	33,862	—	33,862

Shareholders’ equity excluding non-controlling interests	51,083	5,823	56,906
Non-controlling interests	9,054	—	9,054

Total shareholders’ equity	60,137	5,823	65,960

Group indebtedness(2)
Subordinated liabilities	22,641	—	22,641
Debt securities in issue	102,946	—	102,946

Total indebtedness	125,587	—	125,587

Total capitalization and indebtedness	185,724	5,823	191,547

Group contingent liabilities
Guarantees and letters of credit pledged as collateral security	17,641	—	17,641
Performances, guarantees, acceptances and endorsements	6,013	—	6,013

Total contingent liabilities	23,654	—	23,654
Documentary credits and other short-term trade related transactions	1,229	—	1,229
Standby facilities, credit lines and other commitments	260,970	—	260,970

(1)	Group indebtedness includes interest accrued as at June 30, 2013 in accordance with IFRS.

(2)	In addition to this there were £50,523 million of debt securities in issue accounted for on a fair value basis as of June 30, 2013.

The table below shows our indebtedness as of July 31, 2013. The following figures as of July 31, 2013 have been extracted from Barclays accounting records and are unaudited.

As of July 31, 2013
(unaudited)
(£ million)
Indebtedness
Issued debt securities	105,100
Subordinated liabilities:
— Undated loan capital	6,442
— Dated loan capital	16,455

Total subordinated liabilities	22,897

Total indebtedness	127,997

As of July 31, 2013
(unaudited)
(£ million)
Indirect and contingent indebtedness
Acceptances and endorsements	694
Guarantees and assets pledged as collateral security	17,314
Other contingent liabilities	5,243

Total indirect and contingent indebtedness	23,251

UNAUDITED ADJUSTED FINANCIAL INFORMATION

The financial information set out in the following table is based on the unaudited interim consolidated financial statements of the Barclays Group as of and for the six months ended June 30, 2013, prepared in accordance with IFRS, which are incorporated by reference into this prospectus, after applying the adjustments described in the notes set out below. The unaudited financial information set out below has been prepared to illustrate the effect of the receipt of the net proceeds of the Rights Issue on Barclays’ assets and liabilities, and certain capital ratios as if the net proceeds had been received on June 30, 2013.

The adjusted figures in the table below have been prepared for illustrative purposes only and, because of their nature, address a hypothetical situation and do not, therefore, represent the Group’s actual financial position or results.

Unaudited adjusted financial information as at June 30, 2013	Barclays PLC(1)	Adjustments for the Rights Issue(2)	Adjusted for the Rights Issue
	(unaudited)
	(£ million)
Assets
Cash and balances at central banks	72,720	5,823	78,543
Items in the course of collection from other banks	2,578	—	2,578
Trading portfolio assets	151,981	—	151,981
Financial assets designated at fair value	46,847	—	46,847
Derivative financial instruments	403,072	—	403,072
Loans and advances to banks	46,451	—	46,451
Loans and advances to customers	470,062	—	470,062
Reverse repurchase agreements and other similar secured lending	222,881	—	222,881
Available for sale investments	91,707	—	91,707
Current and deferred tax assets	4,697	—	4,697
Prepayments, accrued income and other assets	5,579	—	5,579
Investments in associates and joint ventures	591	—	591
Goodwill and intangible assets	7,849	—	7,849
Property, plant and equipment	5,618	—	5,618
Retirement benefit assets	100	—	100

Total Assets	1,532,733	5,823	1,538,556

Liabilities
Deposits from banks	78,330	—	78,330
Items in the course of collection due to other banks	1,542	—	1,542
Customer accounts	460,264	—	460,264
Repurchase agreements and other similar secured borrowing	259,539	—	259,539
Trading portfolio liabilities	59,360	—	59,360
Financial liabilities designated at fair value	71,274	—	71,274
Derivative financial instruments	396,125	—	396,125
Debt securities in issue	102,946	—	102,946
Accruals, deferred income and other liabilities	13,738	—	13,738
Current and deferred tax liabilities	982	—	982
Subordinated liabilities	22,641	—	22,641
Provisions	4,425	—	4,425
Retirement benefit liabilities	1,430	—	1,430

Total Liabilities	1,472,596	—	1,472,596

Total Net Assets	60,137	5,823	65,960

Unaudited adjusted financial information as at June 30, 2013	Barclays PLC(1)	Adjustments for the Rights Issue(2)	Adjusted for the Rights Issue
	(unaudited)
	(£ million)
Key Capital and Leverage Measures(3)
Risk Weighted Assets (Basel 2.5)	387,230	—	387,230
Core Tier 1 Capital (FSA 2009)	42,943	5,823	48,766
Core Tier Capital Ratio (FSA 2009/Basel 2.5)	11.1%		12.6%
Risk Weighted Assets	471,462	—	471,462
Fully loaded CET 1 capital	38,059	5,823	43,882
Fully loaded CET 1 capital ratio	8.1%		9.3%
CRD IV Leverage Exposure	1,559,000	5,823	1,564,823
Fully loaded Tier 1 Capital	38,263	5,823	44,086
CRD IV Leverage Ratio	2.5%		2.8%

(1)	Basis of Preparation

The financial information has been extracted without material adjustment from Barclays’ unaudited condensed consolidated historical financial information as of and for the six-month period ended June 30, 2013, which are incorporated by reference into this prospectus.

No account has been taken of the trading activity or other transactions of the Group which have occurred since June 30, 2013.

(2)	Rights Issue Adjustment

The adjustment of £5.823 billion comprises the gross proceeds of the Rights Issue of 3,219,067,868 new ordinary shares at 185 pence per new ordinary share (£5.955 billion) less expenses expected to be incurred in connection with the Rights Issue of £0.132 billion (inclusive of VAT).

The net proceeds of £5.823 billion are included in the adjustment for the purposes of CET 1 capital and Tier 1 Capital. Further, the net proceeds are also included in the CRD IV Leverage Exposure due to the increased amount of cash included on the balance sheet.

(3)	Key Capital and Leverage Measures

The key balance sheet measures include unaudited adjusted regulatory capital ratios of the Group before and immediately after the Rights Issue as if it had occurred on June 30, 2013. The June 30, 2013 historical unadjusted amounts and ratios have been extracted from the Company’s unaudited condensed consolidated historical financial information as of and for the six-month period ended June 30, 2013.

For the purpose of calculating risk weighted assets, the information presented assumes the proceeds of the Rights Issue are held at a 0% risk weight.

We have estimated the fully loaded CET 1 capital ratio and the CET 1 capital ratio, CRD IV Leverage Ratio, CRD IV Leverage Exposure and Risk Weighted Assets based on the final CRD IV text assuming the rules applied at June 30, 2013 without transitional benefits. The final impact of CRD IV is dependent on technical standards to be finalized by the EBA and on the final U.K. implementation of the rules. Barclays’ interpretation of CRD IV and the basis of calculation of CRD IV measures may be different from those of other institutions.

(4)	Other Notes

The estimated fully loaded CET 1 capital ratio and the estimated CRD IV Leverage Ratio in the table above exclude the impact of certain PRA adjustments which need to be applied when comparing the ratios to the PRA target ratios of 7.0% for the fully loaded CET 1 ratio and 3.0% for the PRA Leverage Ratio. At June 30, 2013, these adjustments amounted to a £24.7 billion increase in Risk Weighted Assets in the case of the PRA adjusted fully loaded CET 1 capital ratio and a £4.1 billion reduction in CET 1 capital (representing a deduction for future losses in the calculation of both the CET 1 capital ratio and the PRA Leverage Ratio).

The result of the PRA Adjustments above is a reduction in the estimated fully loaded CET 1 capital ratio including the impact of the Rights Issue from 9.3% to 8.0%.

The PRA Leverage Ratio in the table below includes the impact of PRA Adjustments resulting in a leverage ratio of 2.2% pre-Rights Issue and 2.5% post-Rights Issue, respectively.

	Barclays PLC	Rights Issue proceeds	Post-Rights Issue
	(£ million)
CRD IV Leverage Exposure	1,559,000	5,823	1,564,823
Fully loaded CET 1 capital	38,059	5,823	43,882
PRA Adjustments	(4,100)		(4,100)

Fully loaded CET1 capital for the purposes of the PRA Leverage Ratio	33,959	5,823	39,782
PRA Leverage Ratio			2.5%

REASONS FOR THE OFFERING; USE OF PROCEEDS

Reasons for the Offering

Introduction

On July 30, 2013, Barclays announced the underwritten Rights Issue that is the subject of this prospectus to raise approximately £5.8 billion (net of expenses).

The Rights Issue is one of a series of actions comprising the Leverage Plan, which the Board has decided to take in order to address a leverage ratio target which has been recently introduced by our primary prudential regulator, the PRA. Further details on the background to this leverage ratio target and the Leverage Plan (including the other actions Barclays intends to take) are set out below.

The Leverage Plan has been discussed and agreed with the PRA, which announced on July 30, 2013 that it had considered all elements of the plan and, based on our projections, concluded that the Leverage Plan was a credible plan to meet a PRA Leverage Ratio target of 3% by the end of June 2014 without cutting back on lending to the real economy.

The Regulatory Background

In 2010, the Basel Committee on Banking Supervision (the “BCBS”) published new guidelines, commonly known as “Basel III,” to strengthen the regulation, supervision and risk management of the banking sector. These guidelines will become law in the U.K. and Europe through implementation of the Fourth Capital Requirements Directive and Regulation, referred to as “CRD IV.” which were finalized and published in the Official Journal of the European Union in June 2013. The Directive is required to be implemented into national law by European Union member states by December 31, 2013 and the Regulation will apply directly in European Union member states from January 1, 2014.

Basel III and CRD IV require banks such as Barclays to monitor and manage their regulatory capital and balance sheets to a range of prudential metrics, including enhanced capital ratios and newly introduced liquidity, funding and leverage ratios. Given the impact of these new requirements, banks have been granted a transitional period to 2018 to achieve full compliance, during which certain transitional reliefs are available. Following the transitional period, the full set of CRD IV rules apply (referred to as applying on a “fully loaded” basis).

The Basel III/CRD IV leverage ratio is not expected to become a regulatory requirement until 2018. During an observation period ending January 1, 2017, relevant national supervisors will monitor the leverage ratio, its components and its performance in order to set the appropriate prudential levels. Based on the results of the observation period, the BCBS intends to make final adjustments, if any, to the definition and calibration of the leverage ratio in the first half of 2017. Following this, it is anticipated that the BCBS’s final determination will be introduced into European law by the expected January 1, 2018 deadline.

In March 2013, the U.K. Financial Policy Committee (a body responsible for identifying, monitoring and taking action to remove or reduce systemic risk) asked the PRA to take steps to ensure that, by the end of 2013, major U.K. banks and building societies, including Barclays, held capital resources equivalent to 7% of their risk weighted assets. The PRA’s calculation of capital adequacy was based on CRD IV definitions, applying them on a fully loaded basis with certain PRA adjustments (such adjustments amounting to £8.6 billion for Barclays at that point in time).

In June 2013, the PRA published its assessment of major U.K. banks and building societies, further to which Barclays announced that it could meet the adjusted 7% fully loaded CET1 ratio target set by the PRA by December 2013 through planned balance sheet actions and retained earnings generation, in alignment with Barclays’ existing Transform program.

As part of its review, the PRA also introduced a 3% leverage ratio target. In July 2013, the PRA requested that Barclays plan to achieve a 3% PRA Leverage Ratio target by June 30, 2014 (i.e., ahead of the Basel III/CRD IV deadline).

The PRA Leverage Ratio

The 3% PRA Leverage Ratio target is aimed at supplementing the risk-based capital requirements of CRD IV and is calculated as fully loaded CET1 capital (after applying similar PRA adjustments as applied to the calculation of the 7% fully loaded CET1 ratio target) together with any new issuance of Additional Tier 1 securities and divided by CRD IV Leverage Exposure.

The Transform program, as announced in February 2013, was expected to achieve a leverage ratio of 3% ahead of the anticipated CRD IV deadline for compliance in 2018. As at June 30, 2013, our CRD IV Leverage Ratios were 3.1% (calculated with the benefit of the transitional reliefs to CRD IV) and 2.5% (calculated on a fully loaded CRD IV basis). Applying PRA Adjustments to fully loaded CET1 capital, Barclays’ estimated PRA Leverage Ratio would have been 2.2% as at June 30, 2013.

In calculating the PRA Leverage Ratio, Barclays applied PRA Adjustments of £4.1 billion. This adjustment had reduced from the £8.6 billion calculated by the PRA in its review, principally through taking account of additional provisions relating to payment protection insurance redress and interest rate hedging products redress announced in our results for the half year period to June 30, 2013, and taking into account prudential valuation adjustments which were already captured within Barclays’ CET1 capital calculations.

A PRA Leverage Ratio of 2.2% as at June 30, 2013 represented an estimated leverage gap equivalent to £12.8 billion of capital in order to meet the 3% target.

The Leverage Plan

The PRA and Barclays discussed a number of options to meet the 3% PRA Leverage Ratio target, following which we were asked by the PRA to submit a plan aimed at achieving the 3% PRA Leverage Ratio target by June 30, 2014. While the PRA has confirmed to Barclays that meeting the target by June 30, 2014 is an expectation (rather than a formal regulatory requirement), Barclays has determined to move swiftly to achieve the target in accordance with the PRA’s expected timeframe. Barclays has therefore formulated and agreed with the PRA the following plan, comprised of capital management and leverage exposure actions:

1.	Raise approximately £5.8 billion, net of expenses, through the Rights Issue; and

2.	Take further capital, or capital equivalent, actions through a combination of the following:

•

Reducing CRD IV Leverage Exposure: As noted above, the PRA Leverage Ratio is calculated using CRD IV Leverage Exposure (which, as at June 30, 2013, was estimated at approximately £1,559 billion). The Leverage Plan anticipates making £65-80 billion of reductions to approximately £1.5 trillion (equal to approximately £2-2.5 billion of capital) in Barclays’ expected CRD IV Leverage Exposure, through a series of actions that have already been identified by the Board. The Board believes that these actions involve low execution risk and does not expect them to have a material impact on revenues or profit before tax. We plan to achieve these reductions in the following areas:

Planned CRD IV Leverage Exposure Actions	(£bn as at June 2013)
Potential Future Exposure on derivatives	30-35
Securities Financing Transactions	20-25
Liquidity pool assets	15-20

Planned Reduction	65-80

We continue to analyze the Barclays balance sheet for additional opportunities to reduce our expected leverage exposure and will look to update the market on our progress in due course.

•

Raising up to £2 billion of qualifying AT1 instruments: Barclays announced in late 2012 its intention to issue certain contingent capital instruments which will qualify as Additional Tier 1 under CRD IV. The PRA has confirmed to Barclays that such instruments, structured with a 7% fully loaded CET1 ratio trigger, would satisfy both the PRA’s capital and leverage ratio requirements. Our existing capital plan envisages raising up to £2 billion of such AT1 instruments by June 2014, and this is therefore built into the Leverage Plan.

•

Retaining earnings and other forms of capital accretion: When we announced our results for the period to June 30, 2013, we also announced £2 billion of additional provisions relating to payment protection insurance redress and interest rate hedging products redress. As a result of those provisions, the Board believes that Barclays has further strengthened its ability to retain earnings and to generate capital going forward. Barclays’ strengthened ability to generate retained earnings and the Board’s planned further capital accretive actions, leave the Group well placed to convert any operating profits into further capital.

While recognizing the implications of the Rights Issue for shareholders, your Board concluded that the Rights Issue and the other aspects of the Leverage Plan provide the most appropriate means of meeting the 3% PRA Leverage Ratio target within the expected June 30, 2014 timeframe. Before reaching this conclusion, we also considered, and discounted, a range of alternatives to the Rights Issue and the other elements of the Leverage Plan. Other alternatives which were considered included meeting the target organically through leverage exposure reductions which, if implemented in isolation to meet the entire leverage shortfall within the PRA’s expected timeframe of June 30, 2014, would have required approximately £427 billion of leverage exposure reductions. Your Board determined that such alternatives would have been subject to significant execution risk, would have had a damaging effect on Barclays’ business and would not have appropriately balanced the interests of Barclays’ investors, customers and clients. In contrast, the Leverage Plan, combined with the estimated £5.8 billion of net proceeds receivable by Barclays pursuant to the Rights Issue, anticipates leverage exposure reductions of only £65-£80 billion through actions which the Board believes involve low execution risk and will not have a material impact on revenues or profit before tax. In addition, the Board considered that the Leverage Plan would be more likely to be positively received by the PRA because it included significant new equity capital being raised.

On July 30, 2013, the PRA announced that it had agreed and welcomed the Leverage Plan. The PRA said that it had considered all elements of the Leverage Plan, including the new capital issuance, planned dividends and management actions to be taken and, based on Barclays’ projections, concluded that it was a credible plan to meet a PRA Leverage Ratio of 3% by the end of June 2014 without cutting back on lending to the real economy. The PRA also commented that, in reviewing the Leverage Plan, it had taken into account the content of its planned consultation paper, subsequently issued on August 2, 2013, concerning the implementation of CRD IV.

Impact on the Transform Program

On February 12, 2013, we announced the Group’s new strategy, known as the Transform program. The Board believes that the Leverage Plan will not significantly impact the Group’s strategy as our underlying business remains fundamentally strong and resilient. The Board also believes that the Leverage Plan will place Barclays in a stronger position to achieve its Transform targets and objectives in building the “Go-To” bank for all our stakeholders in the evolving regulatory environment.

The Transform program is underpinned by six financial targets, described in the table below. Three of these targets are unaffected by the Leverage Plan, with progress being made on each of them. The remaining three targets are directly impacted as a consequence of the Leverage Plan, with two being accelerated and one being delayed:

1.	Return on Equity: An important objective of the Transform program is to generate a sustainable return on equity above the cost of equity. We are now targeting that return on equity will exceed cost of equity in the course of 2016, rather than in 2015, as a consequence of the fact that our ability to deploy the increased capital in higher return areas is expected to be limited in the near-term. Notwithstanding this expectation, we will continue to assess further actions to accelerate and increase Barclays’ return on equity.

2.	Dividends: Notwithstanding the significantly enlarged number of ordinary shares that will be in issue following the Rights Issue, we anticipate maintaining a dividend payout for the remainder of 2013 such that the total annual dividend per share in 2013 will be the same as the total annual dividend per share in 2012. Your Board also expects that the combination of capital generation through retention of earnings and execution of the Leverage Plan will result in significantly higher levels of capital by December 2015. Accordingly, your Board expects to adopt a dividend policy from 2014 with a higher payout ratio than is currently the case. Further details of the Group’s dividend policy are set out under “Description of the Offering — Section C. Dividends and Dividend Policy” below.

3.	Fully Loaded Common Equity Tier 1: On July 30, 2013, we reported an estimated fully loaded CET1 ratio of 8.1% as at June 30, 2013. Adjusted for the capital generated through the Rights Issue, this ratio would have been 9.3%. Your Board expects this ratio to increase during the second half of 2013, with an accelerated achievement of the target 10.5% fully loaded CET1 ratio early in 2015. This is ahead of Basel III and CRD IV deadlines and earlier than the original target of achieving this ratio with the benefit of the transitional reliefs by the end of 2015.

	Original Target for 2015	Revised Target
Return on Equity	Return on equity > Cost of equity	Return on equity > Cost of equity in the course of 2016

Cost/ Income Ratio	Mid-50s	No change

CRD IV Risk Weighted Assets	£440 billion	No change

Dividend Payout Ratio	30%	40-50% from 2014

Operating Expenses (excl. Costs to Achieve Transform)	£16.8 billion	No change

Common Equity Tier 1 Ratio	Transitional CET1 ratio >10.5%	Fully loaded CET1 ratio >10.5% early in 2015

See “Capital and Leverage Ratios” and “Certain Non-IFRS Measures” for more information on the capital measures described in this section.

Use of Proceeds

Assuming all of the new ordinary shares sold in the Rights Issue are subscribed for at the subscription price of 185 pence per new ordinary share (or an estimated amount of $11.75 per ADS with respect to new ADSs), the gross proceeds of the Rights Issue are expected to be approximately £5.955 billion. On the same basis, the net proceeds of the Rights issue are expected to be approximately £5.823 billion after deduction of fees and estimated expenses of approximately £132 million.

Barclays intends to use the net proceeds of the Rights Issue to help achieve its leverage ratio target and increase its CET1 ratio, with such proceeds being retained by the Group. Barclays expects to meet the PRA Leverage Ratio target of 3% by June 30, 2014 and its internal target of a 10.5% fully loaded CET1 ratio in early 2015.

As at June 30, 2013, Barclays had an estimated fully loaded CET1 ratio of 8.1% and an estimated PRA Leverage Ratio of 2.2%. Taking the proceeds of the Rights Issue into account, these ratios would have increased to approximately 9.3% and 2.5%, respectively, as at that date.

Barclays will also manage the trade-off between the benefits of holding additional capital and implementing measures to improve return on equity, as our ability to deploy capital in higher return areas improves.

DESCRIPTION OF ORDINARY SHARES

The following is a summary of the general terms of our ordinary shares. This summary does not purport to be complete. See the Articles of Association of Barclays (the “Articles”), which are filed as an exhibit to the registration statement on Form F-3 of which this prospectus forms part, as well as the applicable provisions of English law. For a summary of the main provisions of our Articles, see our 2012 Form 20-F.

General

Barclays only has ordinary shares in issue. Our Articles contain provisions to the following effect:

Dividends

Subject to the provisions of the Articles and applicable legislation, Barclays at any general meeting may declare dividends on the ordinary shares by ordinary resolution, but any such dividend may not exceed the amount recommended by the Board. The Board may also declare and pay interim or final dividends if it appears they are justified by our financial position.

All unclaimed dividends payable in respect of any share may be invested or otherwise made use of by the Board for the benefit of Barclays until claimed. If a dividend is not claimed after 12 years of it becoming payable, it is forfeited and reverts to us.

The Board may, with the approval of an ordinary resolution of Barclays, offer shareholders the right to choose to receive an allotment of additional fully paid ordinary shares instead of cash in respect of all or part of any dividend (known as a “scrip dividend”). Barclays currently provides a scrip dividend program pursuant to an authority granted at the AGM held on April 25, 2013.

Voting

Every member who is present in person or by proxy or represented at any general meeting of Barclays, and who is entitled to vote, has one vote on a show of hands (when a proxy is appointed by more than one member, the proxy will have one vote for and one vote against a resolution if he/she has been instructed to vote for the resolution by one or more members and against the resolution by one or more members). On a poll, every member who is present or represented and who is entitled to vote has one vote for every share held. In the case of joint holders, only the vote of the senior holder (as determined by order in the share register) or his proxy may be counted. If any sum payable remains unpaid in relation to a member’s shareholding, that member is not entitled to vote that share or exercise any other right in relation to a meeting of Barclays unless the Board otherwise determine.

If any member, or any other person appearing to be interested in any of our ordinary shares, is served with a notice under Section 793 of the U.K. Companies Act 2006 and does not supply us with the information required in the notice, then the Board, in its absolute discretion, may direct that that member shall not be entitled to attend or vote at any meeting of Barclays. The Board may further direct that if the shares of the defaulting member represent 0.25% or more of the issued shares of the relevant class, that dividends or other monies payable on those shares shall be retained by us until the direction ceases to have effect and that no transfer of those shares shall be registered (other than certain specified “excepted transfers”). A direction ceases to have effect seven days after we have received the information requested, or when we are notified that an “excepted transfer” of all of the relevant shares to a third party has occurred, or as the Board otherwise determines.

Transfers

Ordinary shares may be held in either certificated or uncertificated form. Certificated ordinary shares shall be transferred in writing in any usual or other form approved by the Board and executed by or on behalf of the transferor. Transfers of uncertificated ordinary shares shall be made in accordance with the Companies Act 2006 and the Uncertificated Securities Regulations 2001 (SI 2001 No. 01/378), as amended.

The Board is not bound to register a transfer of partly paid ordinary shares, or fully paid shares in exceptional circumstances approved by the FCA. The Board may also decline to register an instrument of transfer of certificated ordinary shares unless it is duly stamped and deposited at the prescribed place and accompanied by the share certificate(s) and such other evidence as reasonably required by the Board to evidence right to transfer, it is in respect of one class of shares only, and it is in favor of a single transferee or not more than four joint transferees (except in the case of executors or trustees of a member).

Redemption and Purchase

Subject to applicable legislation and the rights of the other shareholders, any share may be issued on terms that it is, at our option or at the option of the holder of such share, redeemable. The directors are authorized to determine the terms, conditions and manner of redemption of any such shares under the Articles.

Calls on Capital

The directors may make calls upon the members in respect of any monies unpaid on their shares. A person upon whom a call is made remains liable even if the shares in respect of which the call is made have been transferred. Interest will be chargeable on any unpaid amount called at a rate determined by the Board (of not more than 20% per annum).

If a member fails to pay any call in full (following notice from the Board that such failure will result in forfeiture of the relevant shares), such shares (including any dividends declared but not paid) may be forfeited by a resolution of the Board, and will become the property of Barclays. Forfeiture shall not absolve a previous member for amounts payable by him/her (which may continue to accrue interest).

Barclays also has a lien over all of our partly paid shares for all monies payable or called on that share and over the debts and liabilities of a member to Barclays. If any monies which are the subject of the lien remain unpaid after a notice from the Board demanding payment, we may sell such shares.

Variation of Rights

The rights attached to any class of shares may be varied either with the consent in writing of the holders of at least 75% in nominal value of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.

The rights of shares shall not (unless expressly provided by the rights attached to such shares) be deemed varied by the creation of further shares ranking equally with or subsequent to them.

Shareholder Resolutions related to Ordinary Share Capital

On April 25, 2013, the following resolutions, among others, were passed by the shareholders of Barclays at the AGM (references to “the Act” are to the U.K. Companies Act 2006):

Resolution 18

That, in substitution for all existing authorities, but without prejudice to any authority granted pursuant to resolution 20 (if passed) the Directors be and are hereby generally and unconditionally authorized pursuant to section 551 of the Act to exercise all the powers of the Company to

(a)	allot shares (as defined in section 540 of the Act) in the Company or grant rights to subscribe for or to convert any security into shares in the Company up to an aggregate nominal amount of £1,111,721,894, $77,500,000, €40,000,000 and ¥4,000,000,000; and

(b)	allot equity securities (as defined in section 560 of the Act) up to an aggregate nominal amount of £2,143,443,788 (such amount to be reduced by the aggregate nominal amount of ordinary shares allotted or rights to subscribe for or to convert any securities into ordinary shares in the Company granted under paragraph (a) of this resolution 18) in connection with an offer by way of a rights issue:

(i)	to ordinary shareholders in proportion (as nearly as may be practicable) to their existing holdings; and

(ii)	to holders of other equity securities (as defined in section 560 of the Act) as required by the rights of those securities, or subject to such rights, as the Directors otherwise consider necessary, and so that the Directors may impose any limits or restrictions and make any arrangements which they consider necessary or appropriate to deal with treasury shares, fractional entitlements, record dates, legal, regulatory or practical problems in, or under the laws of, any territory or any other matter, such authorities to apply (unless previously renewed, varied or revoked by the Company in General Meeting) for the period expiring at the end of the AGM of the Company to be held in 2014 or until the close of business on 30 June 2014, whichever is the earlier but, in each case so that the Company may make offers and enter into agreements before the authority expires which would, or might require shares to be allotted or rights to subscribe for or to convert any security into shares to be granted after the authority expires and the Directors may allot shares or grant such rights under any such offer or agreement as if the authority had not expired.

Resolution 19

That, in substitution for all existing powers but without prejudice to any power granted pursuant to resolution 21 (if passed), and subject to the passing of resolution 18, the Directors be generally empowered pursuant to section 570 of the Act to allot equity securities (as defined in section 560 of the Act) for cash, pursuant to the authority granted by resolution 18 and/or where the allotment constitutes an allotment of equity securities by virtue of section 560(3) of the Act, in each case free of the restriction in section 561 of the Act, such power to be limited:

(a)	to the allotment of equity securities in connection with an offer of equity securities (but in the case of an allotment pursuant to the authority granted by paragraph (b) of resolution 18, such power shall be limited to the allotment of equity securities in connection with an offer by way of a rights issue only):

(i)	to ordinary shareholders in proportion (as nearly as may be practicable) to their existing holdings; and

(ii)	to holders of other equity securities (as defined in section 560 of the Act), as required by the rights of those securities or, subject to such rights, as the Directors otherwise consider necessary, and so that the Directors may impose any limits or restrictions and make any arrangements which they consider necessary or appropriate to deal with treasury shares, fractional entitlements, record dates, legal, regulatory or practical problems in, or under the laws of, any territory or any other matter; and

(b)

to the allotment of equity securities, pursuant to the authority granted by paragraph (a) of resolution 18 and/or an allotment which constitutes an allotment of equity securities by virtue of section 560(3) of the Act (in each case otherwise than in the circumstances set out in paragraph (a) of this resolution) up to a nominal amount of £160,758,284 representing no more than 5% of the issued ordinary share capital as at 28 February 2013; compliance with that limit shall be calculated, in the case of equity securities which are rights to subscribe for, or to convert securities into, ordinary shares (as defined in section 560 of the Act) by reference to the aggregate nominal amount of relevant shares which may be allotted pursuant to such rights,

such power to apply (unless previously renewed, varied or revoked by the Company in General Meeting) until the end of the Company’s next AGM after this resolution is passed (or, if earlier, until the close of business on 30 June 2014) but so that the Company may make offers and enter into agreements before the power expires which would, or might require equity securities to be allotted after the power expires and the Directors may allot equity securities under any such offer or agreement as if the power had not expired.

Additional Information Relating to Ordinary Share Capital

The ordinary shares have a nominal value of 25 pence each and are listed on the premium listing segment of the Official List of the FCA and admitted to trading on the London Stock Exchange’s main market for listed securities.

As of June 30, 2013, Barclays’ issued share capital amounted to £3,216,641,603.50, divided into 12,866,566,414 fully paid shares. As of September 13, 2013, being the latest practicable date prior to the date of this prospectus, Barclays’ issued share capital amounted to £3,219,067,868, divided into 12,876,271,472 fully paid shares.

The following table shows the changes in the share capital of Barclays that occurred from December 31, 2009 to September 13, 2013, being the latest practicable date prior to the date of this prospectus:

	Number of shares	Ordinary shares	Share premium	Total
		(£)	(£)	(£)
As at January 1, 2010	11,411,577,230	2,852,894,307.50	7,951,578,615.41	10,804,472,922.91

Issued to staff under Sharesave*	1,079,462	269,865.50	2,608,988.51	2,878,854.01
Issued to staff under ISOP*	77,519	19,379.75	226,355.48	245,735.23
Issued to staff under Sharepurchase*	10,769,042	2,692,260.50	30,352,586.00	33,044,846.50
Exercise of warrants	758,437,618	189,609,404.50	1,310,390,594.50	1,499,999,999.00

As at December 31, 2010	12,181,940,871	3,045,485,217.75	9,295,157,139.89	12,340,642,357.66

Issued to staff under Sharesave*	710,366	177,591.50	1,264,441.89	1,442,033.39
Issued to staff under ISOP*	45,177	11,294.25	131,916.84	143,211.09
Issued to staff under Sharepurchase*	15,019,251	3,754,812.75	31,495,071.75	35,249,884.50
Issued to staff under SVP*	1,758,489	439,622.25	2,681,232.64	3,120,854.89

As at December 31, 2011	12,199,474,154	3,049,868,538.50	9,330,729,803.01	12,380,598,341.51

Issued to staff under Sharesave*	1,090,388	272,597.00	28,025,358.63	28,297,955.63
Issued to staff under Sharepurchase*	15,347,367	3,836,841.75	1,328,020.47	5,164,862.22
Issued to staff under SVP*	26,721,642	6,680,410.50	56,978,596.15	63,659,006.65

As at December 31, 2012	12,242,633,551	3,060,658,387.75	9,417,061,778.25	12,477,720,166.00

Exercise of warrants(1)	379,218,809	94,804,702.25	655,195,297.25	749,999,999.50
Issued to staff under Sharesave*	1,534,210	383,552.50	2,679,029.85	3,062,582.35
Issued to staff under ISOP*	156,069	39,017.25	455,721.48	494,738.73
Issued to staff under Sharepurchase*	9,104,797	2,276,199.25	24,570,212.86	26,846,412.11
Issued to staff under SVP*	237,000,000	59,250,000.00	679,360,500.00	738,610,500.00
Issued under the Scrip Dividend Program(2)	6,624,036	1,656,009.00	17,220,506.38	18,876,515.39

As at September 13, 2013	12,876,271,472	3,219,067,868.00	10,796,543,046.08	14,015,610,914.08

(1)

On October 31, 2008, Barclays issued warrants to subscribe for up to 1,516.9 million ordinary shares at a price of £1.97775, in conjunction with a simultaneous issue by Barclays Bank PLC of Reserve Capital Instruments. No warrants were exercised during either 2012 or 2011. As at December 31, 2012, there were unexercised warrants to subscribe for 379.2 million ordinary shares, all of which were exercised on February 13, 2013.

(2)

Barclays’ shareholders approved the introduction of the Scrip Dividend Program at the Barclays’ Annual General Meeting held on April 25, 2013. 6,624,036 ordinary shares were issued on September 13, 2013 to participants in the Scrip Dividend Program in respect of the second interim dividend of one pence per ordinary share announced on July 30, 2013. Such ordinary shares were issued to the relevant participants prior to the close of business on the ordinary share record date and hence are eligible to participate in the Rights Issue.

(*)	ISOP, Sharepurchase, Sharesave and SVP are employee share plans of Barclays.

The issued and fully paid share capital of Barclays immediately following completion of the Rights Issue is expected to be as follows:

	Issued and fully paid
Class of share	Nominal Value (£)	Number(1)	Amount (£)
Ordinary Share	0.25 each	16,095,339,340	4,023,834,835

(1)	The number of ordinary shares in issue immediately following the Rights Issue assumes that no further ordinary shares are issued between September 13, 2013 (the latest practicable date prior to the date of this prospectus) and the closing of the Rights Issue (other than pursuant to the Rights Issue).

As of September 13, 2013, being the last practicable date prior to the date of this prospectus, a maximum of 1,287,627,147 ordinary shares may be issued in any 10 year rolling period in respect of options and awards granted or to be granted under Barclays’ employee share plans.

Barclays remains subject to the continuing obligations of English law with regard to the issue of securities for cash and the provisions of section 561 of the U.K. Companies Act 2006 (which confers on shareholders rights of pre-emption in respect of the allotment of equity securities which are, or are to be, paid up in cash) apply to the unissued share capital of Barclays which is not subject to an existing disapplication.

The ordinary shares are in registered form and are capable of being held in either certificated or uncertificated form and title to such shares may be transferred by means of a relevant system (as defined in the U.K. Uncertificated Securities Regulations 2001 (SI 2001 No. 01/378), as amended). The ordinary shares are listed on the premium listing segment of the Official List of the FCA and admitted to trading on the London Stock Exchange’s main market for listed securities. The ISIN of the ordinary shares is GB0031348658.

The new ordinary shares will be in registered form and, from admission of the new ordinary shares (nil paid) to the Official List of the FCA, will be capable of being held in either certificated or uncertificated form and title to such shares may be transferred by means of a relevant system (as defined in the U.K. Uncertificated Securities Regulations 2001 (SI 2001 No. 01/378), as amended). Where new ordinary shares are held in certificated form, share certificates will be sent to the registered members by first class post. Where the new ordinary shares are held in CREST, the relevant CREST stock account of the registered members will be credited. The new ordinary shares will be admitted with the ISIN GB0031348658.

Other than as provided in Part 28 of the Companies Act 2006 and the U.K. Takeover Code, there are no rules or provisions relating to mandatory bids and/or squeeze-out and sell-out rules in relation to the ordinary shares.

Major Shareholders

As of September 13, 2013 (being the latest practicable date prior to the date of this prospectus), Barclays had been notified that the following persons (other than directors, prospective directors and senior managers) hold, directly or indirectly, 3% or more of Barclays’ voting rights, which are notifiable under English law or will do so immediately following the Rights Issue:

Name	Number of ordinary shares as of September 13, 2013	% of voting rights in respect of ordinary shares as of September 13, 2013	Number of ordinary shares following the Rights Issue(1)	% of voting rights in respect of ordinary shares following the Rights Issue
Qatar Holding LLC	813,964,552	6.3%	1,017,455,690	6.3%
BlackRock Inc.(2)	805,969,166	6.3%	1,007,461,457	6.3%
The Capital Group Companies Inc.	492,653,250	3.8%	615,816,562	3.8%

(1)

Assumes no sale or purchase of any ordinary shares held by such shareholders, that the shareholders take up all of their rights in new ordinary shares pursuant to the Rights Issue and the shareholders do not participate in any sub-underwriting.

(2)	Total shown includes 8,003,236 contracts for difference to which voting rights are attached.

Save as set out above, we are not aware of any person who holds, or who will immediately following the Rights Issue hold, as shareholder (within the meaning of the applicable provisions of English law), directly or indirectly, 3% or more of the voting rights of Barclays.

None of the shareholders referred to above has different voting rights from any other holder of ordinary shares in respect of any ordinary shares held by them.

As of September 13, 2013, we were not aware of any person or persons who, directly or indirectly, jointly or severally, will own or could exercise control over Barclays nor are we aware of any arrangements, the operation of which may at a subsequent date result in a change in control of Barclays.

The Directors are fully supportive of the Rights Issue and intend to take up their beneficial rights in full to an aggregate of 779,041 new ordinary shares under the Rights Issue.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The following is a summary of the general terms and provisions of the second amended and restated deposit agreement dated August 11, 2008, as amended on August 14, 2013 (the “deposit agreement”), under which J.P. Morgan (the “depositary”) will deliver ADSs. The deposit agreement is among Barclays, J.P. Morgan, as the depositary, and all holders from time to time of our American Depositary Receipts (“ADRs”) issued under the deposit agreement. This summary does not purport to be complete. You should read the entire deposit agreement, the form of which was filed with the SEC as an exhibit to the registration statement on Form F-6 (Registration No. 333-152742) and amendment no. 1 to the deposit agreement, the form of which was filed with the SEC as an exhibit to the registration statement on Form F-6 (Registration No. 333-190612). You may also read the deposit agreement at the corporate trust office of J.P. Morgan in New York City and the office of J.P. Morgan in London or obtain it from the SEC as described in “Where You Can Find More Information.”

Depositary

J.P. Morgan acts as the depositary. The office of J.P. Morgan in London acts as custodian. The depositary’s principal office in New York City is presently located at 1 Chase Manhattan Plaza, Floor 58, New York, New York 10005 and the custodian’s office is presently located at 1 Chaseside, Ground Floor, Bournemouth, BH7 7DA, United Kingdom.

American Depositary Receipts

An ADR is a certificate evidencing a specific number of our ADSs, each of which represents ordinary shares. Each ADS represents four ordinary shares, deposited with the London branch of J.P. Morgan, as custodian. An ADR may evidence any number of ADSs.

Deposit and Issuance of ADRs

Subject to the terms and conditions of the deposit agreement, when the custodian has received ordinary shares and applicable fees, charges and taxes, the depositary will execute and deliver to the person(s) specified by the depositor in writing, an ADR or ADRs registered in the name of such person(s) evidencing the number of ADSs corresponding to the ordinary shares. The deposited securities may be held by the depositary or by the custodian for the benefit of the ADR holders (to the extent not prohibited by law) at any other place or places determined by the depositary.

Withdrawal of Deposited Securities

Upon surrender of ADRs at the depositary’s office and upon payment of applicable fees, taxes and charges, and subject to the terms and conditions of the deposit agreement, an ADR holder is entitled to delivery, to or upon its order, at the custodian’s office in London, of the amount of ordinary shares represented by the ADSs evidenced by the surrendered ADRs. At the request, risk and expense of an ADR holder surrendering an ADR, the depositary will direct the custodian to forward any share certificates and other documents of title to the office of the depositary.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions that it receives in respect of deposited ordinary shares to ADR holders, after payment of any charges and fees provided for in the deposit agreement, in proportion to their holdings of ADSs. The cash amount distributed will be reduced by any amounts that Barclays or the depositary must withhold on account of taxes.

If Barclays makes a non-cash distribution in respect of any deposited ordinary shares, the depositary will distribute the property it receives to ADR holders, after deduction or upon payment of any taxes, charges and fees provided for in the deposit agreement, in proportion to their holdings of ADSs. If a distribution that Barclays makes in respect of deposited ordinary shares consists of a dividend in, or free distribution of, ordinary shares, the depositary may, and will, if Barclays requests, distribute to ADR holders, in proportion to their holdings of ADSs, additional ADRs evidencing an aggregate number of ADSs representing the amount of ordinary shares received as such dividend or free distribution. If the depositary does not distribute additional ADRs, each ADS will from then forward also represent the additional ordinary shares distributed in respect of the deposited ordinary shares before the dividend or free distribution. The depositary may withhold any such distribution of ADRs if it has not received satisfactory assurances from Barclays that such distribution does not require registration under the Securities Act or is exempt from registration under the provisions of the Securities Act.

If Barclays makes a distribution of rights to subscribe for additional ordinary shares or any other rights of any nature and offers such rights to holders of deposited securities, the depositary will exercise its discretion as to the procedure for making such rights available to ADR holders or of disposing of such rights and making the net proceeds available to any ADR holders, in each case in proportion to their holdings of ADSs. If, by the terms of the Rights Issue or for any other reason, the depositary may not make such rights available to ADR holders or dispose of such rights and make the net proceeds available to ADR holders, the depositary may generally allow the rights to lapse. If the depositary has distributed rights to all or certain ADR holders, then upon the instruction of such ADR holders and payment of any applicable purchase price, fees, expenses and charges, the depositary shall exercise such rights to purchase ordinary shares on behalf of such ADR holders. Ordinary shares purchased by the depositary will be deposited and ADRs will be delivered to such ADR holders. The depositary will not be responsible for any failure to determine that it may be lawful or practicable to make such rights available to ADR holders in general or any ADR holder in particular.

If Barclays makes a distribution payable at the election of the holders of ordinary shares in either cash or additional ordinary shares that it wishes to be made available to ADR holders, the depositary shall consult with Barclays to determine whether it is lawful and reasonably practicable to make such elective distribution available to ADR holders. The depositary shall make such elective distribution available to ADR holders only if, among other things, Barclays has timely requested that the elective distribution is available to ADR holders and the depositary shall have determined that such distribution is reasonably practicable. If the conditions for making the elective distribution available to ADR holders are satisfied, the depositary will establish procedures to enable ADR holders to elect the receipt of either cash or additional ADSs. If the conditions for making the elective distribution available to ADR holders are not satisfied, the depositary will, to the extent permitted by law, distribute either cash or additional ADSs to the ADR holders on the basis of the same determination as is made in the local market in respect of the ordinary shares for which no election is made. There can be no assurance that ADR holders generally, or any holder in particular, will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares.

If the depositary determines that any distribution of property, other than cash, ordinary shares or rights to ordinary shares, cannot be made proportionately among ADR holders or if for any other reason, including any requirement that Barclays or the depositary withhold an amount on account of taxes or other governmental charges, the depositary deems that such a distribution is not feasible, the depositary may dispose of all or part of the property in any manner, including by public or private sale, that it deems equitable and practicable. The depositary will then distribute the net proceeds of any such sale (net of any fees and expenses of the depositary provided for in the deposit agreement) to ADR holders as in the case of a distribution received in cash.

Record Date

Whenever:

•	any cash dividend or other cash distribution becomes payable or any distribution other than cash shall be made in respect of ordinary shares;

•	rights are issued in respect of deposited securities;

•	the depositary receives notice of any meeting at which holders of ordinary shares are entitled to vote; or

•	any other reason deemed necessary;

the depositary will fix a record date for the determination of the ADR holders who are entitled to receive the dividend or distribution, entitled to give instructions for the exercise of voting rights at the meeting or obligated to pay any fee or expense assessed by the depositary pursuant to the deposit agreement, in each case subject to the provisions of the deposit agreement.

Voting of the Underlying Deposited Securities

When the depositary receives notice of any meeting or solicitation of consents or proxies of holders of ordinary shares, it will, at Barclays’ written request and as soon as practicable thereafter, mail to the record holders of ADRs a notice including:

•	the information contained in the notice of meeting;

•

a statement that the record holders of ADRs at the close of business on a specified record date will be entitled, subject to any applicable provision of English law, to instruct the depositary as to the exercise of any voting rights pertaining to the ordinary shares represented by their ADSs; and

•

a brief explanation of how the record holders of ADRs may give instructions, including an indication that the record holders of ADRs may give a discretionary proxy to a person designated by the Company.

The depositary has agreed that it will endeavor, insofar as practical, to vote or cause to be voted the ordinary shares in accordance with any written non-discretionary instructions of record holders of ADRs that it receives on or before the record date set by the depositary. The depositary will not vote the ordinary shares except in accordance with such instructions. Voting instructions will not be deemed received until such time as the ADR department responsible for proxies and voting has received such instructions notwithstanding that such instructions may have been physically received by J.P. Morgan, as depositary, prior to such time.

Holders of ADRs evidencing ADSs will not be entitled to vote ordinary shares directly.

Inspection of Transfer Books

The depositary will keep books for the registration and transfer of ADRs. These books will be open for inspection by ADR holders at all reasonable times. However, this inspection may not be for the purpose of communicating with ADR holders in the interest of a business or object other than Barclays business or a matter related to the deposit agreement or the ADRs.

Reports and Notices

The depositary will also make available for any ADR holder to inspect, any reports and communications received from Barclays that are both received by the depositary as holder of ordinary shares and made generally available by Barclays to the holders of those ordinary shares. The depositary will, upon written request, send to ADR holders copies of such reports.

On or before the first date on which Barclays gives notice, by publication or otherwise, of:

•	any meeting of holders of ordinary shares;

•	any adjourned meeting of holders of ordinary shares; or

•	the taking of any action in respect of any cash or other distributions or the offering of any rights in respect of, ordinary shares;

Barclays has agreed to transmit to the depositary and the custodian a copy of the notice in the form given or to be given to holders of the ordinary shares. If requested in writing by Barclays, the depositary will, at Barclays expense, arrange for the prompt transmittal or mailing of such notices, and any other reports or communications made generally available to holders of the ordinary shares, to all holders of ADRs evidencing ADSs.

Amendment and Termination of the Deposit Agreement

The form of ADRs evidencing ADSs and any provisions of the deposit agreement relating to those ADRs may at any time and from time to time be amended by agreement between Barclays and the depositary, without the consent of holders of ADRs, in any respect which Barclays may deem necessary or advisable. Any amendment that imposes or increases any fees or charges, other than taxes and other governmental charges, registration fees, transmission costs, delivery costs or other such expenses, or that otherwise prejudices any substantial existing right of holders of outstanding ADRs evidencing ADSs, will not take effect as to any ADRs until 30 days after notice of the amendment has been given to the record holders of those ADRs. Every holder of any ADR at the time an amendment becomes effective, will be deemed to continue to hold the ADR and to consent and agree to the amendment and to be bound by the Barclays deposit agreement or the ADR as amended. No amendment may impair the right of any holder of ADRs to surrender ADRs and receive in return the ordinary shares represented by the ADSs.

Whenever Barclays directs, the depositary has agreed to terminate the deposit agreement as to ADRs evidencing ADSs by mailing a termination notice to the record holders of all ADRs then outstanding at least 30 days before the date fixed in the notice of termination. The depositary may likewise terminate the deposit agreement as to ADRs evidencing ADSs by mailing a termination notice to Barclays and the record holders of all ADRs then outstanding if at any time 90 days shall have expired since the depositary delivered a written notice to Barclays of its election to resign and a successor depositary shall not have been appointed and accepted its appointment.

If any ADRs evidencing ADSs remain outstanding after the date of any termination, the depositary will then:

•	discontinue the registration of transfers of those ADRs;

•	suspend the distribution of dividends to holders of those ADRs; and

•	not give any further notices or perform any further acts under the Barclays deposit agreement, except those listed below, with respect to those ADRs.

The depositary will, however, continue to collect dividends and other distributions pertaining to the ordinary shares. It will also continue to sell rights and other property as provided in the deposit agreement and deliver ordinary shares, together with any dividends or other distributions received with respect to them and the net proceeds of the sale of any rights or other property, in exchange for ADRs surrendered to it.

At any time after the expiration of six months from the date of termination of the deposit agreement as to ADRs evidencing ADSs, the depositary may sell the ordinary shares then held. The depositary will then hold uninvested the net proceeds of any such sales, together with any other cash then held by it under the deposit agreement in respect of those ADRs, unsegregated and without liability for interest, for the pro rata benefit of the holders of ADRs that have not previously been surrendered.

Charges of the Depositary

The depositary will charge the party to whom it delivers ADRs against deposits, and the party surrendering ADRs for delivery of ordinary shares or other deposited securities, property and cash, $5.00 or less for each 100, or fraction of 100, ADSs evidenced by the ADRs issued or surrendered. The depositary may charge holders of ADSs a fee for the distribution of securities in an amount equal to the fee that would have been payable if the distributed securities were shares and were deposited for issuance of ADSs. The depositary will charge holders of ADSs a fee of $0.04 or less per ADS on any cash dividend and cash distribution made pursuant to the deposit agreement. The depositary will charge holders of ADSs a fee of $0.04 or less per ADS per year for depositary services, to the extent it has not collected a fee of $0.04 per ADS in a calendar year in respect of any cash dividends and cash distributions. Barclays will pay all other charges of the depositary and those of any registrar, co-transfer agent and co-registrar under the deposit agreement, but unless otherwise specified, Barclays will not pay:

•	taxes, including issue or transfer taxes, U.K. stamp duty or U.K. stamp duty reserve tax (“SDRT”), and other governmental charges;

•	any applicable share transfer or registration fees on deposits or withdrawals of ordinary shares;

•	cable, telex, facsimile transmission and delivery charges which the deposit agreement provides are at the expense of the holders of ADRs or persons depositing or withdrawing ordinary shares;

•	expenses incurred or paid by the depositary in conversion of foreign currency into U.S. dollars; or

•

a fee for the reimbursement of any fees, charges and expenses incurred by the depositary or its agents in connection with servicing the deposited securities, the sale of securities, the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation. Any such fees or charges will be assessed on a proportionate basis against ADR holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such ADR holders or by deducting such charge from one or more cash dividends or other cash distributions.

Holders of ADRs will be responsible for any taxes or other governmental charges payable on their ADRs or on the ordinary shares underlying their ADRs. The depositary may refuse to transfer ADRs or allow holders of ADRs to withdraw the ordinary shares underlying their ADRs until such taxes or other charges are paid. It may apply payments owed to holders of ADRs or sell deposited ordinary shares underlying the ADRs to pay any taxes owed, and holders of ADRs will remain liable for any deficiency. If the depositary sells deposited ordinary shares, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to holders of ADRs any proceeds, or send to holders of ADRs any property, remaining after it has paid the taxes.

General

Neither the depositary nor Barclays will be liable to ADR holders if prevented or forbidden or delayed by any present or future law of any country or by any governmental authority, any present or future provision of Barclays articles of association or of the ordinary shares, or any act of God or war or other circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of each of the depositary and Barclays under the deposit agreement are expressly limited to performing its duties without gross negligence or bad faith.

If any ADSs are listed on one or more stock exchanges in the United States, the depositary will act as registrar or appoint a registrar or one or more co-registrars for registration of the ADRs evidencing the ADSs in accordance with any exchange requirements. The depositary may remove the registrars or co-registrars and appoint a substitute(s).

The ADRs evidencing ADSs are transferable on the books of the depositary or its agent. However, the depositary may close the transfer books as to ADRs evidencing ADSs at any time when it deems it expedient to do so in connection with the performance of its duties or at request. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR or withdrawal of any ordinary shares, the depositary or the custodian may require the person presenting the ADR or depositing the ordinary shares to pay a sum sufficient to reimburse it for any related tax or other governmental charge and any share transfer or registration fee and any applicable fees payable as provided in the deposit agreement.

If any tax or other governmental charge becomes payable by the custodian or the depositary with respect to any ADRs or any deposited securities, such tax or other governmental charge shall be payable by the ADR holder (or prior ADR holder, as applicable) and such ADR holder agrees to indemnify, defend and save harmless each of the depositary and its agents in connection with such tax or other governmental charge. The depositary may withhold any dividends or other distributions, or may sell for the account of the holder any part or all of the ordinary shares evidenced by the ADR, and may apply those dividends or other distributions or the proceeds of any sale in payment of the tax or other governmental charge. The ADR holder will remain liable for any deficiency.

Any ADR holder may be required from time to time to furnish the depositary or the custodian with proof satisfactory to the depositary of citizenship or residence, exchange control approval, information relating to the registration on Barclays books or those that the registrar maintains for Barclays for the ordinary shares in registered form, or other information, to execute certificates and to make representations and warranties that the depositary deems necessary or proper. Until those requirements have been satisfied, the depositary may withhold the delivery or registration of transfer of any ADR or the distribution or sale of any dividend or other distribution or proceeds of any sale or distribution or the delivery of any deposited ordinary shares or other property related to the ADR. The delivery, transfer and surrender of ADRs may be suspended during any period when the transfer books of the depositary are closed or if Barclays or the depositary deems it necessary or advisable.

The deposit agreement and the ADRs are governed by the laws of the State of New York.

PRICE HISTORY OF ORDINARY SHARES AND AMERICAN DEPOSITARY SHARES

The following table shows the high and low sale price of the ordinary shares for the periods indicated, based on mid-market prices at close of business on the London Stock Exchange, and the high and low sale price of the ADSs for the periods indicated, as reported on the New York Stock Exchange composite tape.

	Ordinary Shares		American Depositary Shares
2013	High	Low	High	Low
	pence	pence	$	$
By month:(1)
March	320.05	282.10	19.30	17.27
April	303.90	277.20	18.66	17.15
May	333.85	288.70	20.03	17.88
June	320.35	278.45	19.58	17.12
July	324.00	280.75	19.90	17.03
August	291.10	280.70	18.02	17.17
September (through September 13)	306.45	285.10	19.30	17.71
By quarter:
First Quarter	327.35	275.60	20.55	17.27
Second Quarter	338.20	273.35	20.03	17.12

(1)

The closing price of the ordinary shares on the London Stock Exchange on the first trading day of the month was 303.45 pence in March, 291.15 pence in April, 288.70 pence in May, 317.10 pence in June, 284.50 pence in July, 291.10 pence in August and 285.70 pence in September. The closing price of the ADSs on the New York Stock Exchange on the first trading day of the month was $18.19 in March, $17.56 in April, $17.88 in May, $19.58 in June, $17.26 in July, $17.71 in August and $17.71 in September.

	Ordinary Shares		American Depositary Shares
2012	High	Low	High	Low
	pence	pence	$	$
First quarter	287.45	176.75	16.27	11.18
Second quarter	240.61	160.00	15.24	10.30
Third quarter	237.00	148.20	14.81	9.31
Fourth quarter	288.00	214.50	17.47	14.09

2011
First quarter	333.55	272.75	21.64	16.77
Second quarter	308.85	237.30	20.04	15.33
Third quarter	265.55	138.85	17.09	8.55
Fourth quarter	210.00	144.35	13.85	9.24

By year:
2012	288.00	148.20	17.47	9.31
2011	333.55	138.85	21.64	8.55
2010	383.20	255.40	24.10	15.40
2009	383.60	51.20	25.40	3.10
2008	506.40	127.70	41.40	7.40

The closing price of the ADSs on the New York Stock Exchange was $19.04 on July 29, 2013 (being the last practicable date prior to the announcement of the Rights Issue) and $19.22 on September 13, 2013 (being the last business day prior to the date of this prospectus). The closing price of the ordinary shares on the London Stock Exchange was 309.05 pence on July 29, 2013 (being the last practicable date prior to the announcement of the Rights Issue) and 301.60 pence on September 13, 2013 (being the last business day prior to the date of this prospectus).

DESCRIPTION OF THE OFFERING

The discussion that follows is divided into four sections. Section A concerns the subscription by holders of ordinary shares. Section B concerns the subscription by holders of ADSs. Section C describes dividends and our dividend policy in connection with the Rights Issue. Section D describes the dilutive effects of the Rights Issue.

Introduction

We are offering to holders of ordinary shares the ability to subscribe for new ordinary shares and, through J.P. Morgan, our depositary and ADS rights agent, to holders of ADSs the ability to subscribe for new ADSs, representing new ordinary shares. The new ordinary shares are being issued globally; only a portion of them are being offered, sold or issued in the United States pursuant to the Rights Issue. The terms and conditions of the Rights Issue and any non-contractual obligations arising out of or in relation to the Rights Issue shall be governed by, and construed in accordance with, English law.

The following description of the offering is also summarized in the Chairman’s Letter in respect of ADS holders and U.S. and Canadian Shareholders, which is exhibited as Exhibit 99.3 to the registration statement, of which this prospectus forms a part. Such Chairman’s Letter is incorporated by reference into this prospectus.

Except as otherwise set out herein, the Rights Issue described in this prospectus is not being made to shareholders, ADS holders or investors in any of the People’s Republic of China, the Hong Kong Special Administrative Region of the People’s Republic of China, Japan, the Republic of South Africa and any other jurisdiction where the extension into or availability of the Rights Issue would breach any applicable law (each, an “Excluded Territory”). This prospectus does not constitute or form part of any offer or invitation to sell or issue, or any solicitation of any offer to acquire, ordinary share rights, ADS rights, new ordinary shares or new ADSs offered by any person in any jurisdiction in which such an offer or solicitation is unlawful. The ordinary share rights, the ADS rights, the new ordinary shares and the new ADSs have not been and will not be registered under the relevant laws of any state, province or territory of any of the Excluded Territories and may not be offered, sold, taken up, exercised, renounced, resold, transferred or delivered, directly or indirectly, within any Excluded Territory except pursuant to an applicable exemption.

Section A. Subscription by Holders of Ordinary Shares

This section applies to you if you hold ordinary shares. If you are a holder of ADSs, see “Section B. Subscription by Holders of ADSs” below.

If you hold your ordinary shares in uncertificated form in CREST, the U.K. system of paperless settlement of trades and the holder of uncertificated securities (“CREST”) operated by Euroclear U.K. & Ireland Limited, the procedures for subscribing for new ordinary shares in the Rights Issue are different from those described below. See “— Special Situations” below in this “Section A. Subscription by Holders of Ordinary Shares.” If you do not know if these situations apply to you, you should contact D.F. King & Co. Inc. by calling toll-free from the United States and Canada (800) 269-6427 or collect from outside the United States and Canada +1 (212) 269-5550 (lines open 9:00 a.m. to 9:00 p.m. (New York City time) Monday to Friday).

If you are a beneficial owner of ordinary shares and you wish to subscribe for new ordinary shares, you should contact the financial intermediary through which you hold your ordinary shares to arrange for the subscription of the new ordinary shares and to arrange payment of the new ordinary shares. The financial intermediary through which you hold your ordinary shares may have deadlines for taking action that are sooner than the dates and times indicated in the timetable below.

Timetable

The expected timetable below lists certain important dates relating to the offering to holders of ordinary shares pursuant to the Rights Issue.(*) If for any reason it becomes necessary to adjust the expected timetable as set out in this document, Barclays will make an appropriate announcement giving details of the revised dates. All times referred to in this timetable are London time.

September 13, 2013	Ordinary share record date (close of business)

September 17, 2013	Provisional Allotment Letters dispatched to existing ordinary shareholders holding shares in certificated form

September 18, 2013	Admission (8:00 a.m.)

September 18, 2013	Dealings in new ordinary share rights, nil paid, commence on the London Stock Exchange (8:00 a.m.)

September 18, 2013	Ordinary shares marked “ex-rights” by the London Stock Exchange (8:00 a.m.)

September 18, 2013	Nil paid ordinary share rights credited to stock accounts in CREST, if applicable (as soon as practicable after 8:00 a.m.)

September 18, 2013	Nil paid and fully paid ordinary share rights enabled in CREST, if applicable (as soon as practicable after 8:00 a.m.)

September 26, 2013	Recommended latest time and date for requesting withdrawal of ordinary share rights, nil or fully paid, from CREST, if applicable (for conversion into certificated form) (4:30 p.m.)

September 27, 2013	Latest time and date for depositing renounced Provisional Allotment Letters, nil or fully paid, into CREST or for dematerializing ordinary share rights, nil or fully paid, into a CREST stock account (for conversion into uncertificated form) (3:00 p.m.)

September 30, 2013	Latest time and date for splitting Provisional Allotment Letters, nil paid (3:00 p.m.)

October 2, 2013	Latest time and date for acceptance and payment by settlement of an MTM instruction in CREST, if applicable (2:00 p.m.)

October 2, 2013	Latest time and date for receipt of an acceptance, instruction and payment by returning a Provisional Allotment Letter and registration of renounced Provisional Allotment Letters (11:59 p.m.)

October 4, 2013	Results of Rights Issue to be announced (8:00 a.m.)

October 4, 2013	Dealings in new ordinary shares, fully paid, commence on the London Stock Exchange (8:00 a.m.)

October 4, 2013	New ordinary shares credited to CREST stock accounts, if applicable (as soon as practicable after 8:00 a.m.)

By October 17, 2013	Dispatch of definitive share certificates for new ordinary shares in certificated form

(*)	Other than the dates prior to the date hereof, all dates are expected and subject to change. No assurance can be given that the issuance and delivery of the new ordinary shares will not be delayed.

Ordinary Share Record Date

The record date for determining those holders of ordinary shares who are eligible to participate in the Rights Issue is close of business in London on September 13, 2013.

Ordinary Share Ex-rights Date

The ordinary share ex-rights date is 8:00 a.m. (London time) September 18, 2013. If you sell or otherwise transfer all of your existing ordinary shares before the ex-rights date, you will not be able to participate in the Rights Issue. The purchaser or transferee of your ordinary shares between the ordinary share record date and the ordinary share ex-rights date is entitled to participate in the Rights Issue in your place. You should immediately send this document, along with the Provisional Allotment Letter (as described below) and accompanying documentation to the purchaser or transferee or to the bank, broker or other agent, through whom the sale or transfer was effected. If you sell or otherwise transfer only part of your existing ordinary shares (other than ex-rights) held in certificated form before the ex-rights date, you should follow the instructions for obtaining a split Provisional Allotment Letter, which will be included in the Provisional Allotment Letter provided to you.

Provisional Allotment Letters

You will receive one ordinary share right for every four ordinary shares you own on the ordinary share record date. One ordinary share right, which we refer to as “nil paid” prior to payment of the subscription price, allows you to subscribe for one new ordinary share at the ordinary share subscription price. Once subscription and payment have been made, the ordinary share rights may be referred to as “fully paid.” Each shareholder’s nil paid rights or fully paid rights will be evidenced by a transferable Provisional Allotment Letter.

We expect to dispatch a transferable Provisional Allotment Letter to shareholders eligible to participate in the Rights Issue on or around September 17, 2013. The Provisional Allotment Letter will set out:

•	your holding of ordinary shares at the close of business on the ordinary share record date;

•	the aggregate number of the new ordinary shares that have been provisionally allotted to you;

•	the amount payable at the ordinary share subscription price to take up your full entitlement of new ordinary shares;

•	the procedures to be followed if you wish to dispose of all or part of your entitlement or convert all or part of your entitlement into uncertificated form; and

•	instructions regarding acceptance and payment, consolidation, splitting and registration of renunciation (where applicable).

As the Provisional Allotment Letter entitles the bearer to the right to subscribe for new ordinary shares, you may not be able to exercise your ordinary share rights if your Provisional Allotment Letter is lost, stolen or destroyed.

You may subscribe for any number of the new ordinary shares that have been provisionally allotted to you. No subscription for new ordinary shares in excess of your ordinary share rights will be met and any shareholder so subscribing, and whose subscription is otherwise valid in all respects, will be deemed to have subscribed for the maximum entitlement as specified on the Provisional Allotment Letter, or as otherwise notified to him or her (and any monies received in excess of the amount due will be returned to the shareholder, without interest as soon as practicable thereafter by way of check at the shareholder’s sole risk).

Shareholders who hold their existing ordinary shares in certificated form will be allotted new ordinary shares in certificated form. Shareholders who hold their existing ordinary shares in uncertificated form will be allotted new ordinary shares in uncertificated form. See “— Special Situations — CREST” below if you hold your ordinary shares in uncertificated form through CREST. If you hold ordinary shares in more than one account, whether certificated or uncertificated, each holding will be treated as a separate holding of existing ordinary shares for the purpose of calculating your entitlement to new ordinary shares.

Completed Provisional Allotment Letters and payment should be returned so as to be received by Equiniti Limited, The Registrar to Barclays, no later than 11:59 p.m. (London time) on October 2, 2013.

Subscription for new ordinary shares is irrevocable and may not be cancelled or modified, except in the limited circumstances described under “— Withdrawal Rights” below. Pursuant to the underwriting agreement, the underwriters have agreed to take up new ordinary shares not subscribed for by holders of existing ordinary shares under the Rights Issue, subject to the conditions described under “Plan of Distribution” herein. The terms of the arrangements between Barclays and the underwriters are contained in the underwriting agreement, details of which are set out under “Plan of Distribution” herein.

Procedures for Subscription

You may exercise your ordinary share rights and subscribe for all or any of the new ordinary shares to which you are entitled by completing the Provisional Allotment Letter in accordance with the instructions thereon. Completed Provisional Allotment Letters should be posted in the accompanying reply-paid envelope or returned by post or by hand (during normal business hours in London only, other than on October 2, 2013) to The Registrar to Barclays, Corporate Actions, Aspect House, Spencer Road, Lancing, West Sussex BN99 6DA, United Kingdom (who will act as receiving agent in connection with the Rights Issue) so as to arrive as soon as possible and in any event so as to be received by the Registrar by no later than 11:59 p.m. (London time) on October 2, 2013, after which time the subscriptions will not be valid. Subscriptions, once made, will be irrevocable and receipt thereof will not be acknowledged.

Completed Provisional Allotment Letters should be returned with a check or banker’s draft drawn in pounds sterling on a bank or building society or branch of a bank or building society in the U.K. or Channel Islands which is either a settlement member of the Cheque and Credit Clearing Company Limited or the CHAPS Clearing Company Limited or which has arranged for its checks and banker’s drafts to be cleared through the facilities provided by any of those companies or committees. Such checks or banker’s drafts must bear the appropriate sort code in the top right-hand corner and must be for the full amount payable on acceptance. Checks should be made payable to “Barclays PLC Rights Issue” and crossed “A/C Payee Only.”

Checks must be drawn on the personal account to which the shareholder (or their nominee) has sole or joint title to the funds. Third party checks may not be accepted (with the exception of building society checks or banker’s drafts where the building society or bank has confirmed the name of the account holder by stamping or endorsing the check or banker’s draft to such effect). The account name should be the same as that shown on the application. Post-dated checks will not be accepted. Checks and banker’s drafts will be presented for payment on receipt. We reserve the right to instruct the Registrar to seek special clearance of checks and banker’s drafts to allow us to obtain value for remittances at the earliest opportunity. No interest will be paid on payments made before they are due. It is a term of the Rights Issue that checks shall be honored on first presentation and we may elect to treat as invalid acceptances in respect of which checks are not so honored. Return of a completed Provisional Allotment Letter will constitute a warranty that the check will be honored on first presentation. All documents, checks and banker’s drafts sent through the mail will be sent at the risk of the sender. Payments via CHAPS, BACS or electronic transfer will not be accepted.

If the new ordinary shares have already been allotted to a shareholder prior to any payment not being so honored upon first presentation or such acceptance being treated as invalid, we may (in our absolute discretion as to manner, timing and terms) make arrangements for the sale of such new ordinary shares on behalf of such shareholder and hold the proceeds of sale (net of our reasonable estimate of any loss we have suffered as a result of the same and of the expenses of the sale, including, without limitation, any stamp duty or stamp duty reserve tax payable on the transfer of such new ordinary shares, and of all amounts payable by such shareholder pursuant to the Rights Issue in respect of the acquisition of such new ordinary shares) on behalf of such shareholder. None of Barclays, the Banks (as defined below) or any other person shall be responsible for, or have any liability for, any loss, expense or damage suffered by such shareholder as a result.

We may elect, but shall not be obliged, to treat as valid any Provisional Allotment Letter and accompanying remittance for the full amount due which is received prior to 11:59 p.m. (London time) on October 3, 2013.

We may elect, but shall not be obliged, to treat as a valid acceptance the receipt of an appropriate remittance by 11:59 p.m. (London time) on October 2, 2013 from an authorized person (as defined in the U.K. Financial Services and Markets Act 2000) specifying the number of new ordinary shares to be acquired and containing an undertaking by that person to lodge the Provisional Allotment Letter, duly completed, in due course.

We may also (in our sole discretion) treat a Provisional Allotment Letter as valid and binding on the person(s) by whom or on whose behalf it is lodged, even if not completed in accordance with the relevant instructions or not accompanied by a valid power of attorney where required.

Multiple ordinary share subscription forms will not be accepted. All documents and remittances sent by post by or to you (or as you may direct) will be sent at your own risk.

By accepting and/or renouncing a Provisional Allotment Letter or requesting registration of the new ordinary shares comprised therein, you represent and warrant to Barclays, the global coordinator and the underwriters that, except where proof has been provided to Barclays’ satisfaction that your use of the Provisional Allotment Letter will not result in the contravention of any applicable legal or regulatory requirement in any jurisdiction, that you are not:

•	accepting and/or renouncing the Provisional Allotment Letter or requesting registration of the relevant new ordinary shares from within any Excluded Territory;

•	in any territory in which it is unlawful to make or accept an offer to subscribe for new ordinary shares or to use the Provisional Allotment Letter in any manner in which you have used or will use it;

•

acting on a non-discretionary basis for, or on behalf of, or for the account or benefit of, a person located within any Excluded Territory or any territory referred to in the second bullet point of this paragraph at the time the instruction to accept or renounce was given; and

•

acquiring nil paid rights, fully paid rights or new ordinary shares with a view to the offer, sale, resale, transfer, delivery or distribution, directly or indirectly, of any such nil paid rights, fully paid rights or new ordinary shares into any Excluded Territory or any territory referred to in the second bullet point of this paragraph.

Barclays may treat as invalid any acceptance or purported acceptance of the allotment of new ordinary shares comprised in, or renunciation or purported renunciation of, a Provisional Allotment Letter if it (a) appears to Barclays to have been executed in or dispatched from any Excluded Territory or otherwise in a manner which may involve a breach of the laws of any jurisdiction or if it believes the same may violate any applicable legal or regulatory requirement; (b) provides an address in any Excluded Territory (or any jurisdiction outside the U.K. in which it would be unlawful to deliver such certificates); or (c) purports to exclude the warranty described above.

If you do not wish to subscribe for any new ordinary shares under the Rights Issue, you should not complete or return the Provisional Allotment Letter.

Transfers and Partial Exercise of Ordinary Share Rights

You may transfer your ordinary share rights, whether nil paid or fully paid, by properly renouncing your Provisional Allotment Letter in accordance with its instructions and delivering the Provisional Allotment Letter to the transferee. The latest time and date for registering the renunciation of a Provisional Allotment Letter is 11:59 p.m. (London time) on October 2, 2013.

If you wish to subscribe for only a portion of the new ordinary shares represented by your ordinary share rights, you should complete your Provisional Allotment Letter in accordance with the instructions and return it, together with a check or banker’s draft in pounds sterling for the amount payable for the ordinary share rights you wish to exercise to The Registrar to Barclays, Corporate Actions, Aspect House, Spencer Road, Lancing, West Sussex BN99 6DA, so as to arrive as soon as possible and in any event so as to be received by no later than 11:59 p.m. (London time) on October 2, 2013.

If you wish to subscribe for only a portion of the new ordinary shares represented by your ordinary share rights or sell and transfer a portion of your ordinary share rights to one or more people, which we refer to as “splitting,” you must first apply for a split Provisional Allotment Letter by following the instructions contained in the Provisional Allotment Letter and returning the appropriately completed Provisional Allotment Letter by post or by hand (during normal business hours in London only to The Registrar to Barclays, Corporate Actions, Aspect House, Spencer Road, Lancing, West Sussex BN99 6DA, United Kingdom, so as to arrive as soon as possible and in any event so as to be received by not later than 3:00 p.m. on September 30, 2013 (the last time and date for splitting Provisional Allotment Letters). You should also enclose a check or bankers draft in pounds sterling for the amount payable for the ordinary share rights you wish to exercise made payable to “Barclays PLC Rights Issue.”

Barclays reserves the right to refuse to register any renunciation in favor of any person in respect of which Barclays believes such renunciation may violate applicable legal or regulatory requirements.

Trading in Nil Paid Ordinary Share Rights

Nil paid ordinary share rights are expected to trade on the London Stock Exchange from 8:00 a.m. (London time), on September 18, 2013 through close of business (London time) on October 2, 2013. Transfers of nil paid ordinary share rights can be made by renouncing the Provisional Allotment Letter in accordance with the instructions printed on it and delivery of the letter to the transferee. The latest time and date for registration of renunciation of Provisional Allotment Letters, nil paid, is expected to be 11:59 p.m. (London time) on October 2, 2013. If you would like to transfer your nil paid ordinary share rights, you should contact your broker or other financial intermediary.

Trading in Fully Paid Ordinary Share Rights

Fully paid ordinary share rights, which are ordinary share rights for which a subscription and payment has already been made, are expected to trade on the London Stock Exchange from 8:00 a.m. (London time) on September 18, 2013 through close of business (London time) on October 2, 2013. After acceptance of the provisional allotment and payment in full in accordance with the instructions printed on the Provisional Allotment Letter, fully paid ordinary share rights may be transferred by renouncing the relevant Provisional Allotment Letter and delivering it to the Registrar at the above address by no later than 11:59 p.m. (London time) on October 2, 2013. To do this, you will need to have your Provisional Allotment Letter, fully paid, returned to you after acceptance has been effected. However, fully paid Provisional Allotment Letters will not be returned to subscribers unless such return is requested pursuant to the instructions on the Provisional Allotment Letter. If you would like to transfer your fully paid ordinary share rights, you should contact your broker or other financial intermediary.

From October 4, 2013, your new ordinary shares will be in registered form and, when received by you, will be transferable in the usual way.

Deposits into, and Withdrawals from, CREST

If you have received a Provisional Allotment Letter in respect of your entitlement to ordinary share rights, or if you are a purchaser or transferee of ordinary share rights represented by a Provisional Allotment Letter, you can convert your ordinary share rights into uncertificated form by depositing them into CREST. Similarly, entitlements to ordinary share rights held in CREST may be withdrawn from CREST so that they are held in certificated form. Normal CREST procedures (including timings) apply in relation to any such deposit or withdrawal, subject to the conditions as set out in the Provisional Allotment Letter.

The recommended latest time and date for depositing Provisional Allotment Letters into CREST is 3:00 p.m. (London time) on September 27, 2013 in order to allow sufficient time for the transferee or purchaser of your ordinary share rights in CREST to exercise the ordinary share rights prior to the end of the ordinary share rights exercise period. For more information on the procedure to deposit your entitlements into CREST and to then subscribe for new ordinary shares via CREST or to withdraw your entitlement from CREST, contact your nominee for advice on how to take such actions. If you do not have a nominee that is a sponsor of CREST, contact D.F. King & Co. Inc., the information agent, for more information.

Fractional Entitlements

Holdings of existing ordinary shares in certificated and uncertificated form will be treated as separate holdings for the purpose of calculating entitlements under the Rights Issue. Fractions of new ordinary shares will not be allotted in the Rights Issue and fractional entitlements under the Rights Issue will be rounded down to the nearest whole number of new ordinary shares. Accordingly, if you hold fewer than four existing ordinary shares, you will not be entitled to subscribe for any new ordinary shares. Such fractions will be aggregated and either sold after the commencement of trading in the nil paid ordinary share rights or the ordinary shares represented by such aggregated fractions shall be added to the new ordinary shares not taken up under the Rights Issue for which subscribers are to be sought by the initial underwriters. See “— Unexercised Ordinary Share Rights” below. The net proceeds of such sales or subscriptions (after deduction of expenses) will be aggregated and donated to UNICEF.

Ordinary Share Issue Price

You will need to pay the ordinary share issue price of 185 pence for each new ordinary share that you wish to subscribe for. The ordinary share subscription price represents a premium of 160 pence over the nominal value of 25 pence per new ordinary share.

The ordinary share subscription price of 185 pence per new ordinary share under the Rights Issue represents a discount of 40.1% to the London Stock Exchange closing price of 309.05 pence per ordinary share on July 29, 2013 (being the last business day prior to the announcement of the Rights Issue), 34.9% to the theoretical ex-rights price of 284.2 pence per ordinary share, based on the London Stock Exchange closing price on July 29, 2013, and 38.7% to the London Stock Exchange closing price of 301.6 pence per ordinary share on September 13, 2013 (being the last business day prior to the date of this prospectus).

Withdrawal Rights

Persons who have the right to withdraw their acceptances under section 87Q(4) of the U.K. Financial Services and Markets Act 2000 after a prospectus supplementing the U.K. prospectus has been published and who wish to exercise such right of withdrawal must do so by lodging with the Registrar to Barclays a written notice of withdrawal (which shall not include a notice sent by facsimile or any other form of electronic communication) so as to be sent no later than two U.K. business days after the date on which the supplementary prospectus was published, withdrawal being effective as at posting of the written notice of withdrawal. The withdrawal notice must include the full name and address of the person wishing to exercise statutory withdrawal rights. If such persons hold their ordinary shares through CREST, they should contact their financial intermediary for more information on the procedure to exercise withdrawal rights in these circumstances. Notice of withdrawal given by any other means or which is deposited with or received by the Registrar after the expiry of such period will not constitute a valid withdrawal. Furthermore, Barclays will not permit the exercise of withdrawal rights after payment by the relevant person for new ordinary shares subscribed for in full and the allotment of such new ordinary shares to such person becoming unconditional. In such event, shareholders are advised to consult their professional advisors.

Conditions of the Rights Issue

The Rights Issue is conditional on the admission of the new ordinary shares (nil paid) to the Official List of the FCA becoming effective by no later than 8:00 a.m. (London time) on October 3, 2013 (or, in certain circumstances, November 7, 2013) and to the underwriting agreement having become unconditional in all respects, save for the condition relating to admission, and not having been terminated in accordance with its terms. Accordingly, if these conditions are not satisfied the Rights Issue will not proceed and any subscriptions made by shareholders will be rejected. In such circumstances, payments will be returned without payment of interest, as soon as practicable thereafter. The underwriting agreement is conditional upon certain matters being satisfied or not breached prior to admission of the new ordinary shares (nil paid) to the Official List of the FCA and may be terminated prior to such admission upon the occurrence of certain specified events, in which case the Rights Issue will not proceed. See “Plan of Distribution.”

Unexercised Ordinary Share Rights

If an ordinary share right is not validly exercised by 11:59 p.m. (London time) on October 2, 2013 in accordance with the procedure laid down for acceptance and payment, then that right will be deemed to have been declined and will lapse. The new ordinary shares relating to unexercised ordinary share rights will be sold through arrangements with the underwriters. If they are sold at a premium over the subscription price of the new ordinary shares and expenses of sale (including any value-added tax), any amounts attributable to ordinary shareholders who do not exercise their ordinary share rights will be paid (without interest) pro rata to their unexercised ordinary share rights, save that amounts of less than £3.00 per holding will not be so paid but will be aggregated and donated to Barclays’ chosen charity, UNICEF. See “Plan of Distribution.”

It is a term of the Rights Issue that all new ordinary shares validly taken up by subscribers under the Rights Issue may be allotted to such subscribers in the event that not all of the new ordinary shares offered for subscription under the Rights Issue are taken up.

Dealings in New Ordinary Shares

Applications have been made to the U.K. Listing Authority and to the London Stock Exchange for the new ordinary shares to be admitted to the premium listing segment of the Official List of the FCA and to trading on the London Stock Exchange’s main market for listed securities. It is expected that admission will become effective on October 4, 2013 and that dealings for normal settlement in the new ordinary shares will commence as soon as practicable after 8:00 a.m. (London time) on the same day.

Delivery of New Ordinary Shares

Definitive share certificates in respect of the new ordinary shares to be held in certificated form are expected to be dispatched by post by October 17, 2013. After dispatch of the definitive share certificates, Provisional Allotment Letters will cease to be valid for any purpose whatsoever. Pending the issue of definitive certificates, transfers will be certified by the Registrar against the U.K. share register of Barclays. All documents or remittances sent by or to applicants, or as they may direct, will be sent through the mail at their own risk.

Ranking

When issued and fully paid, the new ordinary shares will rank pari passu with the existing ordinary shares.

The Information Agent and Shareholder Helpline

D.F. King & Co. Inc. is acting as information agent for the Rights Issue for new ordinary shares. If you have any questions on the subscription of new ordinary shares, please telephone (800) 269-6427 (toll-free from the United States and Canada) or +1 (212) 269-5550 (collect from outside the United States and Canada). This helpline is available from 9:00 a.m. to 9:00 p.m. (New York City time) Monday to Friday.

Please note that the helpline will only be able to provide you with information contained in the prospectus, and will not be able to give advice on the merits of the Rights Issue or to provide financial advice.

Money Laundering Regulations

It is a term of the Rights Issue that, to ensure compliance with the U.K. Money Laundering Regulations 2007 (SI 2007/2157), as amended (the “Money Laundering Regulations”), the Registrar may require, at its absolute discretion, verification of the identity of the person by whom or on whose behalf a Provisional Allotment Letter is lodged with payment (which requirements are referred to below as the “verification of identity requirements”). If an application is made by a U.K. regulated broker or intermediary acting as agent and which is itself subject to the Money Laundering Regulations, any verification of identity requirements are the responsibility of such broker or intermediary and not of the Registrar. In such case, the lodging agent’s stamp should be inserted on the Provisional Allotment Letter. The person(s) who, by lodging a Provisional Allotment Letter with payment and otherwise in accordance with the procedures described above (the “acceptor”), accept(s), directly or indirectly, such number of new ordinary shares as is referred to therein (the “relevant shares”), being the provisional allottee or, in the case of renunciation, the person named in such Provisional Allotment Letter, shall thereby be deemed to agree to provide the Registrar and/or us with such information and other evidence as they or either of them may require to satisfy the verification of identity requirements and agree for the Registrar to make a search using a credit reference agency for the purpose of confirming such identity where deemed necessary. A record of the search will be retained.

If the Registrar determines that the verification of identity requirements apply to an acceptor or an acceptance and the verification of identity requirements have not been satisfied (which the Registrar shall in its absolute discretion determine) by 11:59 p.m. (London time) on October 2, 2013, the Company may, in its absolute discretion, and without prejudice to any other rights of the Company, treat the acceptance as invalid, in which even the application monies will be returned (at the applicant’s risk) without interest to the account of the bank or building society on which the relevant check or banker’s draft was drawn, or may confirm the allotment of the relevant shares but (notwithstanding any other term of the Rights Issue) such shares will not be issued to the relevant acceptor or registered in his name until the verification of identity requirements have been satisfied (which the Registrar shall in its absolute discretion determine). If the acceptance is not treated as invalid and the verification of identity requirements are not satisfied within such period, being not less than seven days after a request for evidence of identity is dispatched to the acceptor, as the Company may in its absolute discretion allow, the Company will be entitled to make arrangements (in its absolute discretion as to manner, timing and terms) to sell the relevant shares (and for that purpose the Company will be expressly authorized to act as agent of the acceptor). Any proceeds of sale (net of expenses) of the relevant shares which shall be issued to and registered in the name of the purchaser(s) or an amount equivalent to the original payment, whichever is the lower, will be held by the Company on trust for the acceptor, subject to the requirements of the Money Laundering Regulations. The Registrar is entitled in its absolute discretion to determine whether the verification of identity requirements apply to any acceptor and whether such requirements have been satisfied. None of the Company, the Banks or the Registrar will be liable to any person for any loss suffered or incurred as a result of the exercise of any such discretion or as a result of any sale of relevant shares.

Return of a Provisional Allotment Letter with the appropriate remittance will constitute a warranty from the acceptor that the Money Laundering Regulations will not be breached by acceptance of such remittance and an undertaking to provide promptly to the Registrar such information as may be specified by the Registrar as being required for the purpose of the Money Laundering Regulations. If the verification of identity requirements apply, failure to provide the necessary evidence of identity may result in your acceptance being treated as invalid or in delays in the dispatch of share certificates and other documents relating to the Rights Issue (as applicable).

The verification of identity requirements will not usually apply:

(i)	if the acceptor is an organization required to comply with the Money Laundering Directive 2005/60/EC of the European Parliament and of the EC Council of October 26, 2005 on the prevention of the use of the financial system for the purpose of money laundering and terrorist financing; or

(ii)	if the acceptor is a regulated United Kingdom broker or intermediary acting as agent and is itself subject to the Money Laundering Regulations; or

(iii)	if the acceptor (not being an acceptor who delivers his acceptance in person) makes payment by way of a check drawn on an account in the name of such acceptor; or

(iv)	if the aggregate subscription price is less than €15,000 (approximately £12,500).

Where the verification of identity requirements apply, please note the following as this will assist in satisfying the requirements. Satisfaction of the verification of identity requirements may be facilitated in the following ways:

(a)	if payment is made by check or banker’s draft in pounds sterling drawn on a branch in the United Kingdom of a bank or building society and bears a U.K. bank sort code number in the top right-hand corner, the following applies. Checks should be made payable to “Barclays PLC Rights Issue” and crossed “A/C payee only.” Third party checks will not be accepted with the exception of building society checks or banker’s drafts where the building society or bank has confirmed the name of the account holder by stamping or endorsing the building society check/banker’s draft to such effect. The account name should be the same as that shown on the application;

(b)	if the Provisional Allotment Letter is lodged with payment by an agent which is an organization of the kind referred to in (i) above or which is subject to anti money laundering regulation in a country which is a member of the Financial Action Task Force (the non-European Union members of which are Argentina, Australia, Brazil, Canada, Hong Kong, Iceland, Japan, Mexico, New Zealand, Norway, the Russian Federation, Singapore, South Africa, Switzerland, Turkey, the United States of America and, by virtue of their membership of the Gulf Co-operation Council, Bahrain, Kuwait, Oman, Qatar, Saudi Arabia and the United Arab Emirates), the agent should provide written confirmation with the Provisional Allotment Letter that it has that status and a written assurance that it has obtained and recorded evidence of the identity of the persons for whom it acts and that it will on demand make such evidence available to the Registrar or the relevant authority; or

(c)	if a Provisional Allotment Letter is lodged by hand by the acceptor in person, he should ensure that he has with him evidence of identity bearing his photograph (for example, his passport) and evidence of his address (for example, a recent bank statement).

In order to confirm the acceptability of any written assurance referred to in (c) above or any other case, the acceptor should contact the Registrar.

Special Situations

CREST

If you hold your shares in uncertificated form via CREST, you should contact the financial intermediary or nominee through which you hold your shares for more information on how to subscribe for new ordinary shares. If you do not know whether you hold your ordinary shares in certificated form or in CREST, you should contact D.F. King & Co. Inc. by calling toll-free from the United States and Canada (800) 269-6427 or collect from outside the United States and Canada +1 (212) 269-5550. Lines are open from 9:00 a.m. to 9:00 p.m. (New York City time) Monday to Friday.

Barclays Employee Share Plans

If you are a participant in one of the following Barclays employee share plans, your options and awards will be adjusted to compensate for any effect the Rights Issue will have on your options and awards:

•	Barclays PLC Executive Share Award Scheme;

•	Barclays Global Sharepurchase;

•	Barclays Long Term Incentive Plan;

•	Barclays Group Share Value Plan;

•	Barclays Group SAYE Share Option Scheme; and

•	Barclays PLC Incentive Share Option Plan.

Adjustments are permitted by the rules of the Barclays employee share plans in these circumstances. Barclays intends to use the standard adjustment formula for share plans to calculate this. The formula calculates a revised number of ordinary shares under option or award and, where applicable, a revised option exercise price, using a theoretical ex-rights price based on the last cum rights share price before the date on which the ordinary shares commence trading ex-rights. Adjustments will not be made until after the date on which the ordinary shares commence trading ex-rights and will be subject to the approval of HM Revenue and Customs and the Company’s auditors where required. Participants in the Barclays employee share plans will be contacted separately with further information on how their options and awards will be affected by the Rights Issue.

Section B. Subscription by Holders of ADSs

This section applies to you if you hold ADSs. If you are a holder of ordinary shares, see “Section A. Subscription by Holders of Ordinary Shares.”

Summary Timetable

The expected timetable below lists certain important dates relating to the offering to holders of ADSs of new ADSs pursuant to the Rights Issue.(*) If for any reason it becomes necessary to adjust the expected timetable as set out in this document, Barclays will make an appropriate announcement giving details of the revised dates. All times referred to in this timetable are New York City times.

September 13, 2013	ADS record date (5:00 p.m.)

On or about September 18, 2013	ADS rights certificates sent to ADS holders

September 18, 2013	ADS rights exercise period begins (9:00 a.m.)

September 18, 2013	Trading in ADS rights on NYSE commences (9:30 a.m.)

September 19, 2013	ADS ex-rights date (9:30 a.m.)

September 25, 2013	Time period for election of sale of ordinary share rights underlying ADS rights in certificated form by ADS rights agent ends (2:30 p.m.)

September 25, 2013	Trading in ADS rights on NYSE ends (4:00 p.m.)

September 26, 2013	Time period for surrender of ADS rights in exchange for underlying ordinary share rights ends (12:00 p.m.)

October 1, 2013	ADS rights exercise period ends (2:30 p.m.)

October 4, 2013	Announcement of results of Rights Issue (3:00 a.m.)

October 4, 2013	Placement of rump shares, if any

On or after October 4, 2013	Delivery of shares to custodian of ADS depositary on account of ADS rights subscribed and issuance and delivery of the new ADSs promptly thereafter

On or after October 4, 2013	Trading in new ADSs on NYSE commences

(*)	Other than the dates prior to the date hereof, all dates are expected and subject to change. No assurance can be given that the issuance and delivery of the new ADSs will not be delayed.

ADS Rights Issue

You have the right to buy one new ADS for every four existing ADSs you own at the close of business on the ADS record date, which is September 13, 2013. Fractions of ADS rights will not be issued and, as such, any entitlement to receive a fraction of an ADS right will be rounded down to the nearest whole number of ADS rights. However, you may receive a payment in lieu of any fractional ADS entitlement if and to the extent the ADS depositary is successful in selling all or part of the aggregate of ordinary share rights underlying the aggregate fractional ADS entitlements for an amount that exceeds its expenses. We have arranged for J.P. Morgan to send registered holders of ADSs an ADS rights certificate showing the number of ADSs rights issued to you and the number of new ADSs for which you are entitled to subscribe. If you are a beneficial owner of ADSs, you should contact your financial intermediary through which you hold ADSs to determine the number of new ADSs for which you are entitled to subscribe.

Suspension of Issuance and Cancellation of ADSs

From September 23, 2013, until 9:30 a.m. (New York City time) on October 4, 2013, J.P. Morgan, as ADS depositary, will suspend the issuance of ADSs against the deposit of ordinary shares. Therefore, if a trade to issue new ADSs was initiated prior to September 23, 2013, and scheduled to settle on or following such date, the suspension of the ADS facility on September 23, 2013, will prevent such settlement from occurring, and the party to whom such ADSs will be ultimately issued will not be entitled to participate in the Rights Issue. Please contact D.F. King & Co. Inc., the information agent, for more information by calling toll-free from the United States and Canada (800) 269-6427 or collect from outside the United States and Canada +1 (212) 269-5550. Lines are open from 9:00 a.m. to 9:00 p.m. (New York City time) Monday to Friday.

ADS Depositary and Rights Agent

J.P. Morgan, the depositary for the ADSs under our deposit agreement, is acting as ADS rights agent to accept subscriptions to the new ADSs.

ADS Record Date

The record date for determining those holders of ADSs who are eligible to participate in the Rights Issue is 5:00 p.m. (New York City time) on September 13, 2013. Only holders of record of ADSs at 5:00 pm (New York City time) on the record date will be entitled to receive ADS rights.

ADS Ex-Rights Date

The ADS ex-rights date is 9:30 a.m. (New York City time) on September 19, 2013. If you sell or otherwise transfer all of your existing ADSs before 9:30 a.m. (New York City time) on September 19, 2013, you will not be entitled to participate in the ADS Rights Issue. The purchaser or transferee of your ADSs between the ADS record date and the ADS ex-rights date is entitled to participate in the Rights Issue in your place. You should immediately send this document, along with the ADS rights certificate and accompanying documentation to the purchaser or transferee or to the bank, broker or other agent, through whom the sale or transfer was effected. If you sell or otherwise transfer only part of your existing ADSs before the ADS ex-rights date, you should follow the instructions on the ADS rights certificate to split the ADS rights certificate.

ADS Rights Certificate

You have the right to subscribe for one new ADS for every four ADSs you own on the ADS record date. We have arranged for our ADS rights agent, J.P. Morgan, to send registered holders of ADSs an ADS rights certificate showing the number of ADS rights issued to you and the number of new ADSs for which you are entitled to subscribe. If you are a beneficial owner of ADSs, you should contact your financial intermediary through which you hold ADSs to determine the number of new ADSs for which you are entitled to subscribe. The ADS rights certificates will be mailed to ADS holders, as of the record date, as soon as practicable after September 18, 2013.

Fractional Entitlements

Fractions of new ADSs will not be allotted in the Rights Issue and fractional entitlements under the Rights Issue will be rounded down to the nearest whole number of new ADSs. Accordingly, if you hold fewer than four existing ADSs, you will not be entitled to subscribe for any new ADSs. However, you may receive a payment in lieu of any fractional ADS entitlement if and to the extent the ADS depositary is successful in selling all or part of the aggregate of ordinary share rights underlying the aggregate fractional ADS entitlements for an amount that exceeds its expenses. Fractional ADS rights will be aggregated and the ADS depositary will use its reasonable endeavors to procure that all or as many as is reasonably practicable of the ordinary share rights underlying these fractional ADS rights are sold through the London Stock Exchange at such time as it sells other ordinary share rights on the London Stock Exchange. If the ordinary share rights are sold at a price in excess of the expenses of sale, including any irrecoverable value added tax, any premium will be paid pro rata to such ADS holder entitled to the proceeds, after deduction of applicable taxes. Any unsold ordinary share rights underlying the aggregated fractional ADS rights will be deemed to have been declined and will lapse. If possible, the new ordinary shares underlying the such unexercised ordinary share rights will be sold by the underwriters on behalf of the ADS depositary as described below under “—Unexercised Ordinary Share Rights.” There is no guarantee that it will be possible to sell the new ordinary shares underlying the aggregated fractional ADS rights at a price which results in a payment to you.

ADS Rights Exercise Period

The ADS rights exercise period commences at 9:00 a.m. (New York City time) on September 18, 2013. The latest date for receipt of completed ADS rights certificates and payment in full of the amount of the deposit in respect of the subscription price for new ADSs as contemplated above pursuant to the Rights Issue will be 2:30 p.m. (New York City time) on October 1, 2013. The ADS rights exercise period starts after and ends before the rights exercise period for new ordinary shares.

Subscription for new ADSs is irrevocable upon subscription and may not be canceled or modified after such subscription, except in the limited circumstances described below under “— Withdrawal Rights.”

Listing and Trading of ADS Rights

ADS rights are expected to be admitted for trading on the New York Stock Exchange from 9:30 a.m. (New York City time) on September 18, 2013 through 4:00 p.m. (New York City time) on September 25, 2013. The ADS rights are expected to trade under the ticker symbol “BCS RT.” The CUSIP number for the ADS rights is 06738E 121.

Holders who hold their ADS rights through DTC or in a brokerage or custodian account with a participant in DTC may transfer their ADS rights by book-entry transfer through DTC or a DTC participant from and including September 18, 2013 through and including September 25, 2013. Holders who hold ADS rights certificates may only transfer their ADS rights through the ADS rights agent, as described below under “— Sales of Ordinary Share Rights Underlying ADS Rights by the ADS Rights Agent.”

ADS Subscription Price

The estimated ADS subscription price is $11.75 per new ADS subscribed. As each ADS represents four ordinary shares, the estimated ADS subscription price is four times the U.S. dollar equivalent of the share subscription price, using an exchange rate of $1.5876 per pound sterling (the closing spot rate as published by Bloomberg at 5:00 p.m. (New York City time) on September 13, 2013). The actual subscription price per offered ADS will be the U.S. dollar equivalent of four times the ordinary share subscription price of 185 pence per new ordinary share on or about October 2, 2013, as determined by Barclays.

The estimated ADS subscription price of $11.75 per new ADS under the Rights Issue represents a discount of 38.3% to the New York Stock Exchange closing price of $19.04 per ADS on July 29, 2013 (being the last business day prior to the announcement of the Rights Issue), 33.2% to the theoretical ex-rights price of $17.58 per ADS, based on the New York Stock Exchange closing price on July 29, 2013, and 38.9% to the New York Stock Exchange closing price of $19.22 per ADS on September 13, 2013 (being the last business day prior to the date of this prospectus).

To subscribe for new ADSs, a holder of existing ADSs must deposit with J.P. Morgan, the ADS rights agent, $12.34 per new ADS so subscribed, which represents 105% of the estimated ADS subscription price. This additional amount over and above the estimated ADS subscription price is to increase the likelihood that the ADS rights agent will have sufficient funds to pay the actual ADS subscription price in light of a possible appreciation of the pound against the U.S. dollar between the date hereof and the end of the ADS rights exercise.

If the actual U.S. dollar amount paid by a holder of ADS rights in respect of subscription for new ADSs, when converted into pounds sterling, is more than the share subscription price plus any applicable taxes owing for the number of new ADSs subscribed for, the ADS rights agent will refund such excess U.S. dollar deposit price to the subscribing ADS holder without interest. If there is a deficiency, the ADS rights agent will pay such deficiency on behalf of such holder. The ADS rights agent will not deliver the new ADSs to such subscribing ADS holder until it has received payment of the deficiency from such ADS holder. If payment of the amount of any deficiency is not received from such ADS holder by the ADS rights agent by October 9, 2013, the ADS rights agent may sell such new ADSs at a public or private sale, at such place or places and upon such terms as it may deem proper, and the ADS rights agent may allocate the proceeds of such sales for the account of exchange restrictions, or otherwise in an amount sufficient to cover such deficiency (including interest and expenses). In such event, the ADS rights agent will then send promptly any remaining new ADSs to such holder together with a check in the amount of excess proceeds, if any, from such sale.

Method of Subscription and Payment

You may exercise your ADS rights to acquire new ADSs as follows:

Subscription by brokers and banks

If you hold ADSs through DTC, you can subscribe for the new ADSs by delivering completed subscription instructions through DTC’s PTOP Function on the “agent subscriptions over PTS” procedure and instructing DTC to charge your applicable DTC account for the ADS deposit amount for the new ADSs and to deliver such amount to the ADS rights agent. DTC must receive the subscription instructions and the payment of the ADS deposit amount for the new ADSs so as to allow DTC sufficient time to transmit the subscription instructions and payment of the ADS deposit amount to the ADS rights agent prior to the expiration of the ADS rights exercise period. If the deposit amount instructions and payment with respect to the new ADSs are not received by the ADS rights agent by the end of the ADS rights exercise period, the ADS rights agent will not be authorized to, and consequently will not, accept any delivery or exercise of subscription instructions with respect to those ADSs.

Subscription by beneficial owners

If you are a beneficial owner of ADSs and wish to subscribe for new ADSs but are neither a DTC participant nor a registered holder of ADSs, you should contact the financial intermediary through which you hold ADSs to arrange for subscription of the new ADSs and to arrange for payment of the ADS deposit amount. You are urged to consult your financial intermediary without delay in case your financial intermediary is unable to act immediately.

Subscription by registered holders

If you are a holder of ADSs registered directly with the ADS depositary, you can exercise your ADS rights and subscribe for the new ADSs by delivering to the ADS rights agent a properly completed ADS rights certificate and paying in full the ADS deposit amount for the new ADSs. Payment must be made by a cashier’s check drawn on a U.S. bank payable to “JPMorgan Chase Bank, N.A.”

The properly completed ADS rights certificate and payment should be delivered to:

By Mail:	By Overnight Courier or By Hand:

JPMorgan Chase Bank, N.A. Voluntary Corporate Actions Department P.O. Box 64854 St. Paul, MN 55164-0854	JPMorgan Chase Bank, N.A. Voluntary Corporate Actions Department 1110 Centre Pointe Curve, Suite 101 Mendota Heights, MN 55120-4100

The ADS rights agent must receive the ADS rights certificate and payment of the ADS deposit amount on or before the end of the ADS rights exercise period. Deposit in the mail will not constitute delivery to the ADS rights agent. The ADS rights agent has discretion to refuse to accept any improperly completed or unexecuted ADS rights certificate.

You will elect the method of delivering the ADS rights certificate and paying the ADS deposit amount to the ADS rights agent and you will bear any risk associated with it. If you send the ADS rights certificate and payment by mail, you should use registered mail, properly insured, with return receipt requested, and allow sufficient time to ensure delivery to the ADS rights agent.

Subscriptions and full payment must be received by the ADS rights agent prior to 2:30 p.m. (New York City time), on October 1, 2013.

We and the ADS rights agent will determine all questions about the timeliness, validity, form and eligibility any subscription for the offered ADSs. In our sole discretion, we may waive any defect or irregularity, or permit you to correct a defect or defects and irregularity within the time we and the ADS rights agent determine. ADS rights certificates will not be considered received or accepted until we and the ADS rights agent have waived all irregularities or you have cured them in time. Neither we nor the ADS rights agent has to notify you of any defect or irregularity in submitting an ADS rights certificate. We and the ADS rights agent will not incur any liability for failing to do so.

By completing and delivering an ADS rights certificate, you represent and warrant that you:

•

have the right, power and authority, and have taken all action necessary, to make the subscription under the Rights Issue and to execute, deliver and exercise your rights, and that you are not a person otherwise prevented by legal or regulatory restrictions from subscribing for the new ADSs or acting on behalf of any such person on a non-discretionary basis; and

•

are not, nor are you subscribing on behalf of any person who is, a citizen or resident, or which is a corporation, partnership or other entity created or organized in or under any laws, of the People’s Republic of China, the Hong Kong Special Administrative Region of the People’s Republic of China, Japan, the Republic of South Africa and any other jurisdiction where the extension into or availability of the Rights Issue would breach any applicable law.

If you do not wish to subscribe for any new ADSs under the Rights Issue, you should not complete or return the ADS rights certificate.

Exercise of ADS Rights and Instructions Irrevocable

Any exercise of ADS rights or instructions to the ADS rights agent will be irrevocable upon exercise and may not be cancelled or modified after such exercise or instructions.

Sale of Ordinary Share Rights Underlying ADS Rights by the ADS Rights Agent

If you hold ADS rights in certificated form, you may direct the ADS rights agent by no later than 2:30 p.m. (New York City time) on September 25, 2013, to cancel such ADS rights and attempt to sell the ordinary share rights underlying your ADS rights for you. The ADS rights agent will endeavor to sell the ordinary share rights underlying the ADS rights for those ADS holders from whom it receives such instruction on the London Stock Exchange on a periodic basis at such time or times as the ADS rights agent determines. The ADS rights agent may not process any sale request unless it has received certain documentation from you, including the ADS rights and instructions. The ADS rights agent will distribute the proceeds, after accounting for the ADS depositary’s fees of $0.05 per ADS right cancelled in respect of which such instruction was given and expenses, any applicable taxes and any other applicable fees and expenses of the ADS depositary as provided under the deposit agreement, pro rata to each of the holders of ADS rights by whom it has been directed to make such sales by October 3, 2013. There is no guarantee that it will be possible to sell the ordinary share rights underlying your ADS rights at a price which results in a payment to you.

Surrender of ADS Rights for Delivery of Ordinary Share Rights

If you wish to surrender any ADS rights and receive the underlying ordinary share rights, you must surrender your ADS rights to the ADS rights agent prior to 12:00 p.m. on September 26, 2013. Upon payment of the $0.05 per ADS right cancellation fee to the ADS depositary and upon written request of the holder, the ADS rights agent will instruct its custodian transfer the ordinary share rights underlying such ADS rights an account you specify in CREST. To the extent delivery instructions are not valid or delivery otherwise fails, the ADS rights agent shall void such surrender for cancellation and any cancellation fees paid may be retained by the ADS rights agent as a failed delivery fee. Should you decide to so cancel any ADS rights held by you, you will be solely responsible for providing a securities brokerage account in CREST that can accept the ordinary share rights for your benefit. Furthermore, you will be solely responsible for causing any actions to be taken with respect to those ordinary share rights, including the timely exercise or sale of the ordinary share rights. ADS rights may be surrendered for delivery of ordinary share rights through the DTC system or by completing and returning an ADS subscription form.

None of Barclays, J.P. Morgan, as ADS depositary and ADS rights agent, or any of their respective agents (including, without limitation, the custodian for the ADS depositary) assumes any responsibility for the required securities brokerage account in the U.K. or for the execution of any such actions.

Unexercised ADS Rights

Pursuant to the underwriting agreement, the underwriters have agreed to take up any new ordinary shares not subscribed for under the Rights Issue, subject to the conditions described under “Plan of Distribution” herein. The terms of the arrangements between Barclays and the underwriters are contained in the underwriting agreement, details of which are set out under “Plan of Distribution.” If the new ordinary shares are sold at a premium over the issue price of four ordinary shares and expenses of sale (including any VAT), any amounts attributable to the unexercising ADS holders will be paid to the ADS depositary. If the ADS rights agent receives a payment from the ADS depositary (as registered holder of the ordinary share rights) in respect of ordinary share rights that expired unexercised, the ADS rights agent will treat the ADS rights as having been cancelled, convert any amounts so received, net of expenses and any applicable charges, into U.S. dollars and remit the amount so received in U.S. dollars to the pro rata to each unexercising holder of ADS rights entitled thereto.

Partial Exercise of ADS Rights

If you wish to subscribe for a portion of your new ADSs or transfer a portion of your ADS rights to more than one person, you must follow the instructions included with your ADS rights certificate.

Dealings in New ADSs

The existing ADSs are listed on the New York Stock Exchange under the ticker symbol “BCS.” We will apply to list the new ADSs on the New York Stock Exchange. We expect the listing to become effective on or after October 4, 2013.

Delivery of New ADSs

The ADS depositary will issue the new ADSs promptly following the delivery of the underlying new ordinary shares to the ADS depositary’s custodian by credit to its book-entry account in CREST, which delivery to the custodian is expected to be on or about October 4, 2013.

Ranking

The new ADSs will be fully fungible and rank pari passu with the existing ADSs.

The Information Agent and ADS Holder Helpline

D.F. King & Co. Inc. is acting as information agent for the ADS Rights Issue. If you have any questions on the subscription of new ADSs, please telephone (800) 269-6427 (toll-free from the United States and Canada) or +1 (212) 269-5550 (collect from outside the United States and Canada). This helpline is available from 9:00 a.m. to 9:00 p.m. (New York City time) Monday to Friday.

Please note that the helpline will only be able to provide you with information contained in the prospectus, and will not be able to give advice on the merits of the Rights Issue or to provide financial advice.

Conditions of the Rights Issue

The Rights Issue is conditional to admission of the new ordinary shares (nil paid) to the Official List of the FCA becoming effective by not later than 8:00 a.m. (London time) on October 3, 2013 (or, in certain circumstances, November 7, 2013) and to the underwriting agreement having become unconditional in all respects, save for the condition relating to such admission. Accordingly, if these conditions are not satisfied the Rights Issue will not proceed and any subscriptions made by ADS holders will be rejected. In such circumstances, payments will be returned without payment of interest, as soon as practicable thereafter.

Section C. Dividends and Dividend Policy

We anticipate maintaining a dividend payout for the remainder of 2013 such that the total annual dividend per share in 2013 will be the same as the total annual dividend per share in 2012. The Board also expects that the combination of capital generation through retention of earnings and execution of the Leverage Plan will result in significantly higher levels of capital by December 2015. Accordingly, the Board expects to adopt a dividend policy of a 40-50% dividend payout ratio from 2014. The dividend payment ratio will be calculated as a proportion of adjusted earnings per share, as determined by the Board.

In determining any proposed dividend and the appropriate payout ratio, the Board will consider (amongst other things) the Group’s existing and expected future financial performance (including adjustments to earnings per share), its financial position (including the availability of sufficient distributable reserves), the expectation of servicing more senior securities, the economic environment, and applicable capital and other regulatory requirements and developments in the U.K., the U.S. and other jurisdictions.

Section D. Dilution

Subject to admission of the new ordinary shares (nil paid) to the Official List of the FCA, 3,219,067,868 new ordinary shares will be issued at a price of 185 pence per new ordinary share pursuant to the Rights Issue. This will result in the issued share capital of Barclays increasing by approximately 25%. Holders of ordinary shares and ADSs who take up their pro rata entitlement in full will suffer no dilution to their interests in Barclays. Holders of ordinary shares and ADSs who do not exercise any of their rights to subscribe for new ordinary shares or new ADSs will suffer an immediate dilution of 20% to their interests in Barclays.

As of June 30, 2013, our net book value (total assets less liabilities and equity attributable to non-controlling interests) was £51.1 billion. Based on 12,866,566,414 ordinary shares outstanding, the net book value per share was £3.97 as of the same date.

If the offering had been executed on June 30, 2013 and all 3,219,067,868 of the new ordinary shares had been subscribed, our net book value after deducting the underwriting commission and other costs associated with the Rights Issue would have been £56.9 billion, or £3.54 per existing ordinary share, based on 16,085,634,282 ordinary shares outstanding. This would represent a decrease of £0.43 in the net book value per existing ordinary share. Thus, those purchasing the new ordinary shares in the offering would have experienced an increase of £1.69, or approximately 91%, per ordinary share.

The ADS rights and the ordinary share rights ensure that, to the extent shareholders exercise their rights, they will maintain the proportionate interests they each originally held in our total capital prior to the Rights Issue. In the event that rights are not exercised, the respective shareholder’s proportionate share in the total capital will be diluted by up to 20% per ordinary share.

TAX CONSIDERATIONS

Material United States Federal Income Tax Considerations

The following is a summary of material U.S. federal income tax consequences of the receipt or acquisition, ownership and disposition by a holder of (i) rights to acquire the new ordinary shares pursuant to the Rights Issue (the “Nil Paid Rights”), (ii) rights to acquire new ADSs pursuant to the Rights Issue (the “ADS Rights”), (iii) fully paid rights to receive new ordinary shares (the “Fully Paid Rights” and, together with Nil Paid Rights and ADS Rights, the “Rights”), (iv) new ordinary shares through exercising Fully Paid Rights or (v) new ADSs through exercising ADS Rights. For a summary of certain U.K. taxation considerations, please see “Tax Considerations — Material United Kingdom Tax Consequences.” This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to holders, and does not discuss state, local, foreign or other tax laws. In particular, the summary only applies to holders that hold the Rights, new ordinary shares or new ADSs as capital assets for tax purposes. This summary does not to apply to holders that are members of a special class of holders subject to special rules, including:

•	a dealer in securities,

•	a bank,

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings,

•	a tax-exempt organization,

•	a life insurance company,

•	a person liable for alternative minimum tax,

•	a person that actually or constructively owns 10% or more of our voting stock,

•	a person that holds Rights, new ordinary shares or new ADSs as part of a straddle or a hedging or conversion transaction,

•	a person that purchases or sells Rights, new ordinary shares or new ADSs as part of a wash sale for tax purposes, or

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar.

The summary is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, as well as on the income tax treaty between the United States and the United Kingdom (the “Treaty”), all as of the date hereof. These laws are subject to change, possibly with retroactive effect.

In addition, this summary is based in part upon the representations of the depositary. Assuming that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms, for U.S. federal income tax purposes, if a holder holds ADRs evidencing ADSs, the holder will be treated as the owner of the ordinary shares represented by those ADSs. Exchanges of ordinary shares for ADSs or ADSs for ordinary shares generally will not be subject to U.S. federal income tax.

If an entity treated as a partnership for U.S. federal income tax purposes holds the Rights, new ordinary shares or new ADSs, the U.S. federal income tax treatment of a partner will depend on the status of the partner and the tax treatment of the partnership. A partner in an entity treated as a partnership for U.S. federal income tax purposes holding the Rights, new ordinary shares or new ADSs should consult its own tax advisor with regard to the U.S. federal income tax treatment of the acquisition, ownership and disposition of the Rights, new ordinary shares or new ADSs.

HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF THE RIGHTS, NEW ORDINARY SHARES OR NEW ADSs, INCLUDING U.S. HOLDERS’ ELIGIBILITY FOR THE BENEFITS UNDER THE TREATY.

U.S. Holders

For purposes of this summary, a “U.S. Holder” is a beneficial owner of the Rights, new ordinary shares or new ADSs that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States,

•	a U.S. domestic corporation,

•	an estate whose income is subject to U.S. federal income tax regardless of its source,

•	or a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

This section does not apply to Non-U.S. Holders (as defined below).

Taxation in Respect of Nil Paid Rights and ADS Rights

Receipt of Nil Paid Rights and ADS Rights

The tax consequences of the receipt of the Nil Paid Rights and ADS Rights by a U.S. Holder pursuant to the Rights Issue are not free from doubt. However, based on the particular facts relating to the Rights Issue, the receipt should be a non-taxable event to a U.S. Holder for U.S. federal income tax purposes. The remainder of this discussion assumes that the receipt of the Nil Paid Rights and ADS Rights will not constitute a taxable event for U.S. federal income tax purposes.

Basis and Holding Period of Nil Paid Rights and ADS Rights

The basis of the Nil Paid Rights or ADS Rights received by a U.S. Holder shall be zero, unless either (i) the fair market value of the Nil Paid Rights or ADS Rights on the date such rights are distributed equals 15 per cent. or more of the value of the underlying ordinary shares or ADSs with respect to which the Nil Paid Rights or ADS Rights are distributed, respectively, or (ii) the U.S. Holder elects to allocate to the Nil Paid Rights or ADS Rights a portion of its basis in the ordinary shares or ADSs with respect to which the Nil Paid Rights or ADS Rights are distributed, respectively. If either of these situations applies, basis will be allocated (i) in the case of Nil Paid Rights, in proportion to the relative fair market value of the ordinary shares and the Nil Paid Rights distributed thereon or (ii) in the case of ADS Rights, in proportion to the relative fair market values of the ADSs and the ADS Rights distributed thereon, in each case, on the date the Nil Paid Rights or ADS Rights are distributed. A U.S. Holder who wishes to make the election to allocate a portion of its basis to the Nil Paid Rights or ADS Rights must attach a statement to this effect to its U.S. federal income tax return for the tax year in which the Nil Paid Rights or ADS Rights are received. The election will apply to all of the Nil Paid Rights or ADS Rights received by the U.S. Holder pursuant to the Rights Issue and, once made, will be irrevocable.

In the event that the value of the Nil Paid Rights or ADS Rights is less than 15 per cent. of the value of the underlying ordinary shares or ADSs, U.S. Holders should consult their own tax advisors regarding the advisability of making such an election.

The holding period of the Nil Paid Rights or ADS Rights in the hands of a U.S. Holder will include the U.S. Holder’s holding period in the underlying Ordinary Shares and ADSs with respect to which the Nil Paid Rights or ADS Rights are distributed (whether or not basis is allocated to the Nil Paid Rights or ADS Rights).

Sale or Other Disposition of Nil Paid Rights and ADS Rights

Subject to the discussion under “Passive Foreign Investment Company Considerations” below, a U.S. Holder will recognize capital gain or loss on the sale or other disposition of the Nil Paid Rights or ADS Rights in an amount equal to the difference between such holder’s tax basis in the Nil Paid Rights or ADS Rights, if any, and the U.S. dollar value of the amount realized from the sale or other disposition. A U.S. Holder will recognize long-term capital gain or loss if such holder’s holding period in the Nil Paid Rights or ADS Rights exceeds one year. Long-term capital gain of a noncorporate U.S. Holder is generally taxed at preferential rates. A U.S. Holder’s ability to deduct any capital losses may be subject to significant limitations. Any gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

The amount realized on a sale or other disposition of the Nil Paid Rights or ADS Rights for an amount in a currency other than the U.S. dollar (a “foreign currency”) will be the U.S. dollar value of this amount on the date of sale or disposition. To the extent the amount realized differs from the U.S. dollar value of the foreign currency received on the settlement date, a U.S. Holder will recognize ordinary gain or loss. In the case of Nil Paid Rights or ADS Rights traded on an established securities market that are sold by a cash basis U.S. Holder (or an accrual basis U.S. Holder that so elects), the amount realized is determined on the settlement date. If an accrual basis U.S. Holder makes such election, it must be applied consistently from year to year and cannot be revoked without the consent of the U.S. Internal Revenue Service (the “IRS”).

Expiration of Nil Paid Rights and ADS Rights

If a U.S. Holder allows the Nil Paid Rights or ADS Rights to expire without selling or exercising them and does not receive any proceeds, the allocation of basis, if any, to the Nil Paid Rights or ADS Rights will be disregarded and such holder will not recognize any loss upon expiration of the Nil Paid Rights or ADS Rights.

Exercise of Nil Paid Rights and ADS Rights

A U.S. Holder will not realize gain or loss upon the receipt of Fully Paid Rights or new ADSs pursuant to the exercise of Nil Paid Rights or ADS Rights, respectively. A U.S. Holder’s basis in the Fully Paid Rights or new ADSs will equal the sum of the U.S. dollar value of the ordinary share subscription price or ADS subscription price, respectively, determined at the spot rate on the date of exercise and the U.S. Holder’s basis, if any, in the Nil Paid Rights or ADS Rights exercised to obtain the Fully Paid Rights or new ADSs. A U.S. Holder’s holding period in each Fully Paid Right or new ADS acquired through the exercise of a Nil Paid Right or ADS Right will begin with and include the date of exercise.

Taxation in Respect of Fully Paid Rights

Sale or Other Disposition of Fully Paid Rights

Subject to the discussion under “Passive Foreign Investment Company Considerations” below, a U.S. Holder will recognize capital gain or loss on the sale or other disposition of the Fully Paid Rights in an amount equal to the difference between (i) the U.S. dollar value of the amount realized on the disposition and (ii) the U.S. Holder’s tax basis, determined in U.S. dollars, in the Fully Paid Rights. Capital gain of a noncorporate U.S. Holder from the sale or other disposition of Fully Paid Rights will be short-term capital gain and generally taxed at the same rates as ordinary income. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. A U.S. Holder’s ability to deduct any capital losses may be subject to significant limitations.

The amount realized on a sale or other disposition of Fully Paid Rights for an amount in a foreign currency will be the U.S. dollar value of this amount on the date of sale or disposition. To the extent the amount realized differs from the U.S. dollar value of the foreign currency received on the settlement date, a U.S. Holder will recognize ordinary gain or loss. In the case of Fully Paid Rights that are sold by a cash basis U.S. Holder (or an accrual basis U.S. Holder that so elects), the amount realized is determined on the settlement date. If an accrual basis U.S. Holder makes such election, it must be applied consistently from year to year and cannot be revoked without the consent of the IRS.

Receipt of New Ordinary Shares

A U.S. Holder’s receipt of new ordinary shares in exchange for Fully Paid Rights should not constitute a taxable event. A U.S. Holder’s basis in the new ordinary shares should be equal to the U.S. Holder’s basis in the Fully Paid Right with respect to which the new ordinary shares were issued. The holding period of any new ordinary share received will not include that of the corresponding Nil Paid Right. The holding period of any new ordinary share received will begin with and include the date of exercise of the underlying Nil Paid Right.

Taxation in Respect of New Ordinary Shares or New ADSs

Dividends

Subject to the discussion under “Passive Foreign Investment Company Considerations” below, the gross amount of any distributions with respect to the new ordinary shares or new ADSs generally will be treated as dividends to the extent of Barclays’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Any portion of such distributions in excess of Barclays’s current and accumulated earnings and profits would be treated first as a nontaxable return of capital that would reduce a U.S. Holder’s tax basis in the new ordinary shares or new ADSs, and would thereafter be treated as capital gain, the tax treatment of which is discussed below under “Taxation in Respect of New Ordinary Shares or New ADSs — Sale or Other Disposition.” Because we do not currently maintain calculations of our earnings and profits for U.S. federal income tax purposes, it is expected that distributions with respect to the new ordinary shares and new ADSs will generally be reported to U.S. Holders as dividends.

Distributions with respect to the new ordinary shares or new ADSs that are treated as dividends for U.S. federal income tax purposes generally will be qualified dividend income taxable to noncorporate U.S. Holders at the preferential rates applicable to long-term capital gains, provided that noncorporate U.S. Holders hold the new ordinary shares or new ADSs for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet other holding period requirements. Amounts we pay with respect to the new ordinary shares and new ADSs will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations.

The amount of any dividend income paid in foreign currency (whether or not converted to U.S. dollars by the Depositary) will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt (including if the Depositary converts such dividend into U.S. dollars after the date of its receipt). If the dividend is converted into U.S. dollars on the date of receipt by the U.S. Holder or Depositary as applicable, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. Any such foreign currency gain or loss generally will be treated as ordinary income or loss and will be U.S. source income or loss.

Sale or Other Disposition

Subject to the discussion under “Passive Foreign Investment Company Considerations” below, a U.S. Holder will recognize capital gain or loss on the sale or other disposition of the new ordinary shares or new ADSs in an amount equal to the U.S. dollar value of the difference between the amount realized and such holder’s tax basis in the new ordinary shares or new ADSs. Such capital gain or loss will be long-term capital gain or loss if such U.S. Holder held the new ordinary shares or new ADSs for more than one year. Long-term capital gain of a noncorporate U.S. Holder generally is subject to tax at preferential rates. In addition, such gain or loss generally will be income or loss from sources within the United States for foreign tax credit purposes. The deductibility of capital losses is subject to limitations.

The tax basis of a new ordinary share or new ADS purchased with foreign currency will generally be the U.S. dollar value of the purchase price on the date of the purchase, or, in the case of new ordinary shares or new ADSs traded on an established securities market that are purchased by a cash basis U.S. Holder (or an accrual basis U.S. Holder that so elects), the settlement date of the purchase. For the tax basis of a U.S. Holder in new ordinary shares or new ADSs acquired by exercising the Nil Paid Rights or ADS Rights, see “Taxation in Respect of Fully Paid Rights — Receipt of New Ordinary Shares” and “Taxation in Respect of Nil Paid Rights and ADS Rights — Exercise of ADS Rights” above.

The amount realized on a sale or other disposition of new ordinary shares or new ADSs for an amount in foreign currency will be the U.S. dollar value of this amount on the date of sale or disposition or, in the case of new ordinary shares or new ADSs traded on an established securities market that are sold by a cash basis U.S. Holder (or an accrual basis U.S. Holder that so elects), on the settlement date. The U.S. Holder may also recognize foreign currency gain or loss (taxable as ordinary income or loss) equal to the difference (if any) between the U.S. dollar value of the amount received based on the exchange rates in effect on the date of sale or other disposition and the settlement date. If an accrual basis U.S. Holder makes the election described above, it must be applied consistently from year to year and cannot be revoked without the consent of the IRS.

Passive Foreign Investment Company Considerations

Barclays is not, and does not expect to be a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes, and therefore believes that the Rights and new ordinary shares or new ADSs should not be treated as interests in a PFIC, but this conclusion is a factual determination made annually and thus may be subject to change. In general, Barclays will be a PFIC with respect to a U.S. Holder if, for any taxable year in which the U.S. Holder holds the Rights and new ordinary shares or new ADSs, either (i) at least 75% of the gross income of Barclays for the taxable year is passive income or (ii) at least 50% of the value, determined on the basis of a quarterly average, of Barclays’s assets is attributable to assets that produce or are held for the production of passive income (including cash). If Barclays were to be treated as a PFIC, U.S. Holders of the Rights and new ordinary shares or new ADSs would be required (i) to pay a special addition to tax on certain distributions and gains on sale and (ii) to pay tax on any gain from the sale or other disposition of the Rights and new ordinary shares or new ADSs at ordinary income (rather than capital gains) rates in addition to paying the special addition to tax on this gain.

Medicare Tax

For taxable years beginning after December 31, 2012, a U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally includes its dividend income with respect to new ordinary shares and new ADSs and its net gains from the sale or disposition of Rights, new ordinary shares or new ADSs, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. Holders that are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of the Medicare Tax to their income and gains in respect of their investment in the Rights, new ordinary shares or new ADSs.

Non-U.S. Holders

For the purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of the Rights, new ordinary shares or new ADSs that is, for U.S. federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation or

•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from a note.

This section does not apply to U.S. Holders.

Taxation in Respect of the Rights, New Ordinary Shares and New ADSs

The receipt of the Nil Paid Rights and ADS Rights pursuant to the Rights Issue and the payment of dividends to Non-U.S. Holders in respect of the new ordinary shares or new ADSs will not be taxable events to Non-U.S. Holders for U.S. federal income tax purposes unless the Nil Paid Rights, ADS Rights and dividends are “effectively connected” with a Non-U.S. Holder’s conduct of a trade or business within the United States, and the Nil Paid Rights, ADS Rights and dividends are attributable to a permanent establishment that the Non-U.S. Holder maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting the Non-U.S. Holder to U.S. taxation on a net income basis. In such cases, the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder.

Non-U.S. Holders will not be subject to U.S. federal income tax on gain recognized on the sale or other disposition of Rights, new ordinary shares or new ADSs unless: (a) the gain is “effectively connected” with a Non-U.S. Holder’s conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that the Non-U.S. Holder maintains in the United States, if that is required by an applicable income tax treaty as a condition for subjecting the Non-U.S. Holder to U.S. taxation on a net income basis, or (b) an individual Non-U.S. Holder is present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist.

A corporate Non-U.S. Holder’s “effectively connected” dividends and gains may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Information with Respect to Foreign Financial Assets

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, such as the Rights, new ordinary shares and new ADSs, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties, and (iii) interests in foreign entities. U.S. Holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the Rights, new ordinary shares or new ADSs.

Foreign Account Tax Compliance Act (“FATCA”) Withholding

A 30% withholding tax may be imposed on all or some of the payments on the new ordinary shares or new ADSs no earlier than December 31, 2016 to holders and non-U.S. financial institutions receiving payments on behalf of holders that, in each case, fail to comply with information reporting, certification and related requirements. Under current regulations, the amount to be withheld is not defined, and it is not yet clear whether or to what extent payments on the new ordinary shares or new ADSs may be subject to this withholding tax. This withholding tax, if it applies, could apply to any payment made with respect to the new ordinary shares or new ADSs, including payments of dividends, redemption proceeds or a return of a holder’s capital. Moreover, withholding may be imposed at any point in a chain of payments if a non-U.S. payee fails to comply with U.S. information reporting, certification and related requirements. Accordingly, new ordinary shares or new ADSs held through a non-compliant institution may be subject to withholding even if the holder otherwise would not be subject to withholding.

Backup Withholding and Information Reporting

With respect to U.S. Holders, distributions on new ordinary shares or new ADSs and sales proceeds of the Rights and new ordinary shares or new ADSs that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting and may be subject to backup withholding unless the U.S. Holder (i) is a corporation or other exempt recipient or (ii) provides a taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. Non-U.S. Holders generally are not subject to information reporting or backup withholding. However, such a Non-U.S. Holder may be required to provide a certification of its non-U.S. status in connection with payments received within the United States or through a U.S.-related financial intermediary (generally on Form W-8BEN). Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability. A holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and timely furnishing any required information.

Holders may be subject to additional U.S. information reporting requirements. Holders should consult their own tax advisors regarding the application of U.S. information reporting rules in light of their particular circumstances.

Material United Kingdom Tax Consequences

The following statements are intended to apply only as a general guide to certain U.K. tax considerations, and are based on current U.K. tax law and published practice of Her Majesty’s Revenue & Customs (“HMRC”) and the provisions of the Double Taxation Treaty between the United Kingdom and the United States (the “Treaty”) of July 24, 2001 (as amended) all of which are subject to change at any time, possibly with retroactive effect. The statements relate only to certain limited aspects of the U.K. taxation treatment of acquiring, owning and disposing of (i) rights to acquire new ADSs pursuant to the Rights Issue (the “ADS Rights”), (ii) rights to acquire the new ordinary shares pursuant to the Rights Issue (the “Nil Paid Rights”), (iii) fully paid rights to receive new ordinary shares (the “Fully Paid Rights” and, together with ADS Rights and Nil Paid Rights, the “Rights”), (iv) new ordinary shares or (v) new ADSs. They are intended to apply only to holders who are the absolute beneficial owners of their ordinary shares, ADSs or Rights (as the case may be) and who are neither (a) resident in the U.K. for U.K. tax purposes nor (b) hold their ordinary shares, ADSs or Rights in connection with any trade or business carried on in the U.K. through any branch, agency or permanent establishment in the U.K.

This summary is not comprehensive and does not deal with the position of U.K. resident persons or with that of persons who are resident outside the U.K. who carry on a trade, profession or vocation in the U.K. through a branch, agency or permanent establishment in the U.K. through or for the purposes of which their ordinary shares, ADSs or Rights are used or held.

Additionally, the summary may not apply to certain classes of persons, such as dealers in securities. The summary below assumes that holders of ADSs will in practice be treated for the purposes of U.K. tax as beneficial owners of the ordinary shares represented by the ADSs.

You should consult your own tax advisors concerning the consequences of acquiring, owning and disposing of ordinary shares, ADSs and Rights in your particular circumstances, including the applicability and effect of the Treaty.

Dividends

No withholding or deduction for or on account of U.K. tax will be made from payments of dividends on the ordinary shares or ADSs.

Holders of ordinary shares or ADSs who (a) are not resident in the U.K. for U.K. tax purposes and (b) who do not carry on a trade, profession or vocation in the U.K. or, in the case of companies, carry on a trade or business in the U.K. through a permanent establishment in the U.K. in connection with which the dividend is received or to which the ordinary shares or ADSs are attributable in the U.K. and who receive a dividend from us will not have any further U.K. tax to pay in respect of such dividend. Holders of ordinary shares or ADSs will not normally be able to claim any additional payment in respect of the dividend from HMRC under any applicable double tax treaty; in particular, holders who are resident in the United States for tax purposes will not be able to claim any additional payment in respect of the dividend from HMRC under the Treaty.

Chargeable Gains

Holders of ordinary shares, ADSs or Rights who are not resident in the U.K. will not normally be liable for U.K. tax on chargeable gains upon a disposal or deemed disposal of or other return from ordinary shares, ADSs or Rights (including any disposal or deemed disposal occurring in consequence of the rights issue) unless they carry on a trade, profession or vocation in the U.K. through a branch or agency or, in the case of a company, through a permanent establishment, and the ordinary shares, ADSs or Rights are or have been used or held by or for the purposes of this trade, profession or vocation or acquired for the use and used by or for the purposes of the branch or agency or permanent establishment, in which case such holders of ordinary shares or ADSs might, depending on individual circumstances, be liable to U.K. tax on chargeable gains on any disposal (or deemed disposal) of ordinary shares, ADSs or Rights.

Stamp Duty and Stamp Duty Reserve Tax (“SDRT”)

Rights Issue

No stamp duty or SDRT will generally be payable on: the issue of Provisional Allotment Letters, split letters of allotment or definitive share certificates; the registration of the original holders of Provisional Allotment Letters or their renouncees; the crediting of the nil paid rights or fully paid rights to stock accounts in CREST; or issue in uncertificated form of the new ordinary shares. No stamp duty or SDRT should be payable by holders of ADSs on the issue to them of ADS rights.

The transfer of nil paid rights or fully paid rights represented by a Provisional Allotment Letter or held in CREST (other than to a depositary or clearance service or their nominees or agents) on or before the latest time for registration or renunciation or transfer, will not be liable to stamp duty but will normally be liable to SDRT at the rate of 0.5% of the actual consideration paid.

Where such a purchase is effected through a stockbroker or other financial intermediary, that person will normally account to HMRC for the SDRT and should indicate that this has been done in any contract note issued to the purchaser. In other cases, the acquirer of the rights to the new ordinary shares represented by the Provisional Allotment Letters is liable to pay the SDRT and must account for it to HMRC. Any SDRT arising on the transfer of nil paid rights or fully paid rights held in CREST should be collected and accounted for to HMRC by CREST.

Transfers of ADS rights by book-entry transfer through DTC or a DTC participant should not give rise to a stamp duty or SDRT charge provided that DTC has not made any applicable election under section 97A of the U.K. Finance Act 1986 for such transfers to be subject to SDRT at the rate of 0.5% of the consideration payable. No liability for stamp duty or SDRT should arise for an ADS holder in consequence of the cancellation or surrender of ADS rights, although any associated transfer of the underlying nil paid rights or fully paid rights represented will normally be liable to SDRT at the rate of 0.5% of the actual consideration paid as described above.

U.K. legislation provides for a 1.5% stamp duty or SDRT charge where Rights or ordinary shares are transferred (in the case of stamp duty) or issued or transferred (in the case of SDRT) (i) to, or to a nominee or agent for, a person whose business is or includes the provision of clearance services or (ii) to, or to a nominee or agent for, a person whose business is or includes issuing depositary receipts. However, following litigation HMRC has confirmed that they will no longer seek to apply the 1.5% SDRT charge on an issue of shares or securities into a clearance service or depositary receipt arrangement on the basis that the charge is not compatible with European Union law. HMRC’s view is that the 1.5% SDRT or stamp duty charge will continue to apply to transfers of shares or securities into a clearance service or depositary receipt arrangement unless they are an integral part of an issue of share capital. This view is currently being challenged in further litigation. Accordingly, it may be appropriate to seek specific professional advice before incurring a 1.5% stamp duty or SDRT charge.

Clearance services may opt, under certain conditions, for the normal rates of stamp duty or SDRT (being 0.5% of the amount or value of the consideration for the transfer) to apply to a transfer of shares into, and to transactions within, the service instead of the higher rate of 1.5% referred to above.

Subsequent Transfers

Stamp duty at the rate of 0.5% (rounded up to the next multiple of £5) of the amount or value of the consideration given is generally payable on an instrument transferring new ordinary shares. A charge to SDRT will also arise on an unconditional agreement to transfer new ordinary shares (at the rate of 0.5% of the amount or value of the consideration payable). However, if within six years of the date of the agreement becoming unconditional an instrument of transfer is executed pursuant to the agreement, and stamp duty is paid on that instrument, any SDRT already paid will be refunded (generally, where the tax repaid is not less than £25, with interest at the relevant prevailing rate from the date on which the payment was made until the order for repayment is issued) provided that a claim for payment is made, and any outstanding liability to SDRT will be cancelled. The liability to pay stamp duty or SDRT is generally satisfied by the purchaser or transferee. An exemption from stamp duty is available on an instrument transferring new ordinary shares where the amount or value of the consideration is £1,000 or less, and it is certified on the instrument that the transaction effected by the instrument does not form part of a larger transaction or series of transactions for which the aggregate consideration exceeds £1,000.

Paperless transfers of new ordinary shares within CREST are generally liable to SDRT, rather than stamp duty, at the rate of 0.5% of the amount or value of the consideration. CREST is obliged to collect SDRT on relevant transactions settled within the system. Under the CREST system, no stamp duty or SDRT will arise on a transfer of new ordinary shares into the system unless such a transfer is made for a consideration in money or money’s worth, in which case a liability to SDRT (usually at a rate of 0.5%.) will arise.

No liability for stamp duty or stamp duty reserve tax will arise on a transfer of ADSs, provided that any document that effects such transfer is not executed in the UK and that it remains at all subsequent times outside the U.K. An agreement to transfer ADSs will not give rise to a liability for stamp duty reserve tax.

The above statements are intended only as a general guide to certain aspects of the current stamp duty and SDRT position.

Transfers to certain categories of persons are not liable to stamp duty or SDRT and others may be liable at a higher rate or may, although not primarily liable for SDRT, be required to notify and account for it.

Proposed Financial Transaction Tax

The European Commission has published a proposal for a Directive for a common financial transaction tax (“FTT”) in Belgium, Germany, Estonia, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia (the “participating Member States”).

The proposed FTT has very broad scope and could, if introduced in its current form, apply to certain dealings in the ordinary shares (including secondary market transactions) in certain circumstances.

Under current proposals the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in the ordinary shares where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including by transacting with a person established in a participating Member State.

The FTT proposal remains subject to negotiation between the participating Member States and is the subject of legal challenge. It may therefore be altered prior to any implementation, the timing of which remains unclear. Additional European Union member states may decide to participate. Prospective holders of ordinary shares are advised to seek their own professional advice in relation to the FTT.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities offered hereby. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans and any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S or other laws (“Similar Laws”).

The Issuer, the registrar and/or any of their respective affiliates may be considered a party in interest or disqualified person with respect to many Plans or entities whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”). The acquisition and holding of the securities offered hereby by a Plan or a Plan Asset Entity with respect to which the Issuer, the registrar or any of their respective affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the securities offered hereby are acquired and held pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the securities offered hereby. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of the securities offered hereby, provided that neither the Issuer nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser or holder of the securities offered hereby or any interest therein will be deemed to have represented by its purchase and holding of the securities offered hereby or any interest therein that it either (1) is not a Plan, Plan Asset Entity or Non-ERISA Arrangement and is not purchasing the securities offered hereby on behalf of, or with the assets of, any Plan, Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase and holding of the securities offered hereby will not constitute a non-exempt prohibited transaction under ERISA or the Code or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the securities offered hereby on behalf of or with the assets of any Plan, Plan Asset Entity or

Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of the securities offered hereby have exclusive responsibility for ensuring that their purchase and holding of the securities offered hereby ADSs do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any securities offered hereby to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

PLAN OF DISTRIBUTION

Underwriting Agreement

Barclays is offering its shareholders the right to subscribe for new ordinary shares and its ADS holders the right to subscribe for new ADSs. Unless the context otherwise requires, in this section the term “new ordinary shares” shall mean new ordinary shares, whether in the form of new ordinary shares or new ADSs.

For the timing of delivery of new ordinary shares in respect of the exercise of rights, see “Description of the Offering” in this document.

In connection with the Rights Issue, Barclays Bank PLC is acting as global coordinator and joint bookrunner (the “global coordinator”), Credit Suisse Securities (Europe) Limited is acting as sponsor, joint bookrunner and initial underwriter (the “sponsor”), Credit Suisse AG, London Branch is acting as initial underwriter, Deutsche Bank AG, London Branch, Citigroup Global Markets Limited and Merrill Lynch International are acting as joint bookrunners and initial underwriters (each of the above, other than the global coordinator, an “initial underwriter”), and ABN AMRO Bank N.V., Banco Santander S.A., BNP Paribas, ING Bank N.V., J.P. Morgan Securities plc, Mediobanca — Banca di Credito Finanziario S.p.A., Morgan Stanley Securities Limited, RBC Europe Limited and SMBC Nikko Capital Markets Limited are acting as joint bookrunners and additional underwriters (each of the above an “additional underwriter” and, together with the initial underwriters, the “underwriters” and, together with the global coordinator, the “Banks”).

Barclays and the initial underwriters have entered into an underwriting agreement dated July 30, 2013 with respect to the Rights Issue, which the additional underwriters acceded to pursuant to an accession deed dated August 3, 2013 (the “underwriting agreement”). Pursuant to the underwriting agreement, if any new ordinary shares are not subscribed for pursuant to the exercise of rights granted to holders of ordinary shares in existence on July 30, 2013, which is the date of the underwriting agreement (such new ordinary shares not subscribed for, the “remaining new ordinary shares”), the initial underwriters have severally agreed, subject to certain conditions, to use their reasonable endeavors to procure subscribers for the remaining new ordinary shares as soon as reasonably practicable and in any event by no later than 4:30 p.m. (London time) on the second business day after the last date for acceptance and payment under the terms of the Rights Issue (or such other date as Barclays and the underwriters may agree in writing) if an amount which is not less than the ordinary share subscription price of 185 pence per new ordinary share and any applicable expenses can be obtained for each new ordinary share, failing which, the underwriters have agreed to themselves subscribe for remaining new ordinary shares up to the maximum number of remaining new ordinary shares indicated in the following table (the “underwritten shares”) at the ordinary share subscription price of 185 pence per new ordinary share.

Underwriter(1)	Underwritten Shares	Percentage of Total Underwritten Shares
Credit Suisse Securities (Europe) Limited	160,844,678	5.0%
Credit Suisse AG, London Branch	321,689,355	10.0%
Deutsche Bank AG, London Branch	482,534,032	15.0%
Citigroup Global Markets Limited	482,534,032	15.0%
Merrill Lynch International	482,534,032	15.0%
ABN AMRO Bank N.V.	160,844,677	5.0%
Banco Santander S.A.	160,844,677	5.0%
BNP Paribas	160,844,677	5.0%
ING Bank N.V.	160,844,677	5.0%
J.P. Morgan Securities plc	160,844,677	5.0%
Mediobanca — Banca di Credito Finanziario S.p.A.	160,844,677	5.0%
Morgan Stanley Securities Limited	160,844,677	5.0%
RBC Europe Limited	80,422,339	2.5%
SMBC Nikko Capital Markets Limited	80,422,339	2.5%

Total	3,216,893,546	100.0%

(1)	The addresses of the Banks are set forth in the underwriting agreement and accession deed described below, which have been filed as Exhibits 1.3(a) and 1.3(b) to the registration statement on Form F-3 of which this prospectus forms part.

The underwriting agreement provides that the obligations of the initial underwriters to use their reasonable endeavors to procure subscribers or, failing that, the obligations of the underwriters to themselves subscribe for the underwritten shares are subject to certain conditions, including the admission of the new ordinary shares (nil paid) to the Official List of the FCA.

If any of the conditions are not satisfied (or waived) or become incapable of being satisfied by the required time and date therefor (or such later time and date as may be agreed between Barclays and the initial underwriters) then the underwriters’ and the global co-ordinator’s obligations under the underwriting agreement shall cease and determine without prejudice to any liability for any prior breach of the underwriting agreement and pursuant to certain surviving provisions. The initial underwriters may (for themselves and on behalf of the additional underwriters and the global coordinator) terminate the underwriting agreement prior to admission of the ordinary shares (nil paid) to the Official List of the FCA in certain circumstances, including (without limitation) for material adverse change and force majeure. The underwriting agreement cannot be terminated after admission of the new ordinary shares (nil paid) to the Official List of the FCA.

In consideration of the underwriters’ agreement to underwrite the Rights Issue, the services provided by the sponsor and the services provided by the global coordinator in connection with the Rights Issue, and subject to their obligations under the underwriting agreement having become unconditional and the underwriting agreement not having been terminated in accordance with its terms prior to admission of the new ordinary shares (nil paid) to the Official List of the FCA, Barclays has agreed to pay an aggregate underwriting commission of 1.7% of the aggregate proceeds of the Rights Issue in respect of the underwritten shares to the initial underwriters. Such amount shall be reduced by the underwriting commission payable to the additional underwriters at a rate of 1.5% of the portion of the proceeds of the Rights Issue in respect of the underwritten shares underwritten by the additional underwriters. In each case, the respective commissions shall be apportioned between the initial underwriters and the additional underwriters in proportion to the number of new ordinary shares set forth next to their name in the table above. Out of such commission, the underwriters will pay sub-underwriting commissions (to the extent that sub-underwriters are or have been procured). In addition, Barclays has agreed to pay the sponsor a fee of up to £1,553,656 and the global coordinator a fee of 0.1% of the aggregate underwritten proceeds of the Rights Issue.

Barclays has agreed to pay or cause to be paid (together with any related value added tax) certain costs, charges, fees and expenses of, or in connection with, or incidental to, amongst others, the Rights Issue, the allotment and issue of the new ordinary shares, the admission thereof to the Official List of the FCA and the underwriting agreement.

Barclays has given certain representations, warranties and undertakings to the Banks. Barclays has also agreed to indemnify the Banks against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Banks may be required to make because of any of those liabilities. Barclays’ liabilities under the underwriting agreement are not limited as to time or amount.

Barclays has given certain undertakings including, but not limited to, that, subject to certain exceptions described below, it will not during the period ending, in the case of (i) below, on the settlement of any rump and, in the case of (ii) to (v) below, on the 90th calendar day after the acceptance date of the Rights Issue or, in either case, if earlier, the date that the underwriting agreement is terminated, without the prior written consent of the initial underwriters, (i) undertake any consolidation or sub-division of its share capital or any capitalization issue (or publicly announce the same), (ii) directly or indirectly, offer, issue, pledge, sell, lend, contract to sell, issue or sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, deposit into any depositary receipt facility or otherwise transfer or dispose of any of Barclays’ ordinary shares (or any interest therein or in respect thereof) or any securities convertible into or exercisable or exchangeable for or representing a right to receive Barclays’ ordinary shares, substantially similar securities or any other interest therein or file any registration statement under the Securities Act with respect to any of the foregoing (or publicly announce the same), (iii) otherwise enter into any transaction (including any derivative transaction)

directly or indirectly, permanently or temporarily, to dispose of Barclays’ ordinary shares (or publicly announce the same) or (iv) enter into any swap, forward sale, option or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Barclays ordinary shares, whether any such swap, forward sale, option, agreement or transaction is to be settled by delivery of Barclays ordinary shares or such other securities, in cash or otherwise. The foregoing restrictions do not apply to (a) any securities issued or purchased for the purposes of raising or retiring additional tier 1 capital or tier 2 capital for Barclays or the Group, provided, in the case of additional tier 1 capital, that Barclays gives prior notice to the initial underwriters, where reasonably practicable, of any such intended issuance or purpose; (b) any ordinary shares issued by Barclays upon the exercise of an option or warrant or the conversion of a security outstanding on the date of the underwriting agreement and disclosed in the U.K. prospectus; (c) any Barclays ordinary shares issued or options or awards to subscribe for Barclays ordinary shares granted pursuant to (aa) Barclays’s employee benefit plans disclosed in the U.K. prospectus or (bb) dividend re-investment arrangements or other scrip dividend arrangements, in each case in accordance with normal practice; or (d) any securities issued to a vendor as consideration for an acquisition provided that Barclays procures that the vendor shall be subject to an undertaking in a substantially similar form to that set out in above in respect of such securities received as consideration. For the purposes of this undertaking, the terms “additional tier 1 capital” and “tier 2 capital” have the meaning set out in the CRD IV taking into account the relevant transitional provisions.

Certain of the Banks have advised Barclays that they are currently making a market for Barclays ordinary shares and that they intend to make a market in the ordinary share rights. However, there is currently no market for the ordinary share rights and Barclays can give you no assurance that a market for the ordinary share rights will develop or, if a market does develop, as to how long it will continue. If these market making activities are commenced, they may be discontinued at any time at the sole discretion of the underwriters and without notice. These transactions may be effected on the New York Stock Exchange, the London Stock Exchange, in the over-the-counter market or otherwise.

Each of the initial underwriters has undertaken from the date of the underwriting agreement, and each of the additional underwriters has undertaken from the date of its appointment, in each case until the third business day after the last acceptance date under the Rights Issue that, subject to certain exceptions in the underwriting agreement, it will not, and will not cause any of its affiliates to, without the prior consent of Barclays, enter into any transaction involving the ordinary share rights, the ordinary shares or derivatives relating thereto (including securities and derivatives which reference any market or sector index) which is intended to directly or indirectly have the economic effect of hedging or otherwise mitigating the economic risk associated with its underwriting commitments under the underwriting agreement (including short-selling for their own proprietary trading account, including a short position on the ordinary shares associated with the purchase of ordinary share rights or entering into transactions to achieve a substantially market-neutral position).

As described above, subject to certain conditions, the initial underwriters will be required to seek to procure subscribers or, failing that, the underwriters will be required to subscribe for the remaining new ordinary shares, if there are any. This prospectus may be used by the underwriters to make offers and sales, or resales, of the remaining new ordinary shares. Subject to certain selling restrictions, the several underwriters may offer remaining new ordinary shares to the public at variable prices, which may be less than or in excess of the subscription price for the new ordinary shares. Any remaining new ordinary shares sold by the underwriters to securities dealers, and any such securities that such dealers may resell to certain other brokers or dealers, may be sold at a discount to the price or prices offered to the public.

Barclays has been advised by the underwriters that one or more of the underwriters are expected to make offers and sales of remaining new ordinary shares through their respective selling agents. None of the underwriters is a broker-dealer registered with the SEC. Accordingly, to the extent there are any offers and sales in the United States, any such offers and sales will be conducted by or through broker-dealers registered with the SEC as permitted by applicable regulations, including Credit Suisse Securities (USA)

LLC, Deutsche Bank Securities Inc., Merrill Lynch Pierce Fenner & Smith, Citigroup Global Markets Inc., ABN Amro Securities USA LLC, Exane Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and Santander Investment Securities Inc.

Conflicts of Interest

Because Barclays Bank PLC, the global coordinator and one of the joint bookrunners for the Rights Issue, is affiliated with Barclays Capital Inc. (“BCI”), a member of the U.S. Financial Industry Authority (“FINRA”), and both are subsidiaries of Barclays PLC, FINRA views the participation of Barclays Bank PLC and BCI in such capacities as a conflict of interest as that term is defined in FINRA Rule 5121. Because of this relationship, the Rights Issue is being conducted in accordance with FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required because Credit Suisse Securities (Europe) Limited, Deutsche Bank AG, London Branch, Merrill Lynch International and Citigroup Global Markets Limited are primarily responsible for managing the Rights Issue, do not have a conflict of interest, are not affiliated with any FINRA member that has a conflict of interest and meet the requirements of Rule 5121(f)(12)(E). Neither Barclays Bank PLC nor BCI will execute orders in the rights or the shares as part of the distribution thereof.

Certain of the Banks and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking or other services for Barclays, for which they received or will receive customary fees and expenses. Barclays and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking or other services for certain of the Banks or their respective affiliates, for which they received or will receive customary fees and reimbursement of expenses.

Subscribers for new ordinary shares may be required to pay taxes and other charges in accordance with the laws and practices of their country in addition to the subscription price stated on the cover of this prospectus.

Selling Restrictions

Each underwriter has agreed that neither it nor any person acting on its behalf will procure subscribers for any of the new ordinary shares or the ordinary share rights other than in accordance with certain selling restrictions.

Member States of the European Economic Area (other than the United Kingdom)

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (except the U.K.) (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive (as defined below) is implemented in that Relevant Member State, none of the new ordinary shares, the ordinary share rights, the new ADSs or the ADS rights may be offered or sold to the public in that Relevant Member State prior to the publication of a prospectus in relation to the new ordinary shares, the ordinary share rights, the new ADSs and the ADS rights, which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another in the Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer of such new ordinary shares, ordinary share rights, new ADSs and ADS rights may be made to the public in that Relevant Member State:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive (as defined below), 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the initial underwriters for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of new ordinary shares, ordinary share rights, new ADSs or ADS rights shall require Barclays to publish a prospectus pursuant to Article 3 of the Prospectus Directive or any measure implementing the Prospectus Directive in a Relevant Member State and each person who initially acquires any new ordinary shares, ordinary share rights, new ADSs or ADS rights or to whom any offer is made under the Rights Issue will be deemed to have represented, acknowledged, and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For the purposes of this selling restriction, the expression an “offer of new ordinary shares, ordinary share rights, new ADSs and ADS rights to the public” in relation to any new ordinary shares, ordinary share rights, new ADSs or ADS rights in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the new ordinary shares, ordinary share rights, new ADSs or ADS rights to be offered so as to enable an investor to decide to acquire the new ordinary shares, the ordinary share rights, the new ADSs or the ADS rights, as the same may be varied in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

In the case of the new ordinary shares, ordinary share rights, new ADSs or ADS rights being offered to a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, such financial intermediary will also be deemed to have represented, acknowledged and agreed that the new ordinary shares, the ordinary share rights, the new ADSs or ADS rights acquired by it has not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any new ordinary shares, ordinary share rights, new ADSs or ADS rights to the public other than their offer or resale in a Relevant Member State to “qualified investors” within the meaning of Article 2(1)(e) of the Prospectus Directive. Barclays, the Banks and their respective affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

Australia

This prospectus does not constitute a disclosure document under Part 6D.2 of the Corporations Act 2001 of the Commonwealth of Australia (the “Corporations Act 2001 (Cth)”). Accordingly, this prospectus does not necessarily contain all of the information a prospective investor would expect to be contained in an offering document or which he/she may require to make an investment decision. The offer to which this prospectus relates is being made in Australia in reliance on Class Order 00/183 issued by the Australian Securities and Investments Commission. This prospectus only constitutes an offer in Australia for sale of the ordinary share rights, the ADS rights, the new ordinary shares and the ADSs to persons who are recorded as members of the Company on the register at the close of business (London time) on September 13, 2013.

As any offer for the issue of the ordinary share rights, ADS rights, new ordinary shares or new ADSs under this prospectus will be made without disclosure in Australia under Part 6D.2, the offer of those ordinary share rights, ADS rights, new ordinary shares and new ADSs for resale in Australia within 12 months of their sale may, under section 707(3) of the Corporations Act 2001 (Cth), require disclosure to investors under Part 6D.2 if none of the exemptions in section 708 of the Corporations Act 2001 (Cth) apply to that resale.

This prospectus is intended to provide general information only and has been prepared by the Company without taking into account any particular person’s objectives, financial situation or needs. Recipients should, before acting on this information, consider the appropriateness of this information having regard to their personal objectives, financial situation or needs. Recipients should review and consider the contents of this document and obtain financial advice (or other appropriate professional advice) specific to their situation before making any decision to accept the offer of the ordinary share rights, ADS rights, new ordinary shares or new ADSs. This document was prepared under the law and operating rules of a foreign market. The Company is not subject to the continuous disclosure requirements of the Corporations Act 2001 (Cth).

Bermuda

The ordinary share rights, the ADS rights, the new ordinary shares and the new ADSs being offered may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act 2003 of Bermuda (as amended). Additionally, non-Bermudian persons may not carry on or engage in any trade or business in Bermuda unless such persons are authorized to do so under applicable Bermuda legislation. Engaging in the activity of offering or marketing the ordinary share rights, the ADS rights, the new ordinary shares or the new ADSs in Bermuda to persons in Bermuda may be deemed to be carrying on business in Bermuda.

Japan

The ordinary share rights, the ADS rights, the new ordinary shares and the new ADSs have not been and will not be registered under the Financial Instruments and Exchange Act of Japan, as amended (the “FIEA”). This document is not an offer of securities for sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or entity organised under the laws of Japan) or to others for reoffer or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements under the FIEA and otherwise in compliance with such law and any other applicable laws, regulations and ministerial guidelines of Japan.

Hong Kong

This document has not been delivered for registration to the Registrar of Companies in Hong Kong and its contents have not been reviewed by any regulatory authority in Hong Kong. Accordingly: (i) the rights may not be offered or sold in Hong Kong by means of any document other than to persons who are “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and the Securities and Futures (Professional Investor) Rules made thereunder or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of the Companies Ordinance; and (ii) no person may issue any invitation, advertisement or other document relating to the Rights Issue whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the rights which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance and the Securities and Futures (Professional Investor) Rules made thereunder.

The People’s Republic of China

None of the ordinary share rights, the ADS rights, the new ordinary shares or the new ADSs may be offered or sold directly or indirectly within the People’s Republic of China (“PRC”). This document or any information contained or incorporated by reference herein relating to the ordinary share rights, the ADS rights, the new ordinary shares and the new ADSs does not constitute an offer to sell or the solicitation of an offer to buy any securities in the PRC. This document, any information contained herein, the ordinary share rights, the ADS rights, the new ordinary shares and the new ADSs have not been, and will not be, submitted to, approved by, verified by or registered with any relevant governmental authorities in the PRC and thus may not be supplied to the public in the PRC or used in connection with any offer for the subscription or sale of the ordinary share rights, the ADS rights, the new ordinary shares or the new ADSs in the PRC. The ordinary share rights, the ADS rights, the new ordinary shares and the new ADSs may only be invested by the PRC investors that are authorised to engage in the investment in the securities of the type being offered or sold. Investors are responsible for obtaining all relevant governmental approvals, verifications, licences or registrations (if any) from all relevant PRC governmental authorities, including, but not limited to, the State Administration of Foreign Exchange, the China Securities

Regulatory Commission, the China Banking Regulatory Commission, and other relevant regulatory bodies, and complying with all relevant PRC regulations, including, but not limited to, any relevant foreign exchange regulations and/or overseas investment regulations.

Qatar

The investments described in this prospectus have not been, and will not be, offered, sold or delivered at any time, directly or indirectly, in the State of Qatar in a manner that would constitute a public offering.

This prospectus has not been, and will not be, filed with, reviewed by or approved by the Qatar Central Bank, the Qatar Financial Markets Authority or any other relevant Qatari authority. This prospectus is intended for the original recipient only and should not be provided to any other person. It is not for general circulation in the State of Qatar and should not be reproduced or used for any other purpose.

Switzerland

The ordinary share rights, the ADS rights, the new ordinary shares and the new ADSs may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ordinary share rights, the ADS rights, the new ordinary shares, the new ADSs or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the ordinary share rights, the ADS rights, the new ordinary shares or the new ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of ordinary share rights, ADS rights, new ordinary shares and new ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

United Arab Emirates (“UAE”)

This prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose.

By receiving this prospectus, the person or entity to whom it has been issued understands, acknowledges and agrees that this Prospectus has not been approved by or filed with the UAE Central Bank, the UAE Securities and Commodities Authority (“SCA”) or any other authorities in the UAE, nor has the placement agent, if any, received authorisation or licensing from the UAE Central Bank, the SCA or any other authorities in the UAE to market or sell securities or other investments within the UAE. No marketing of any financial products or services has been or will be made from within the UAE other than in compliance with the laws of the UAE and no subscription to any securities or other investments may or will be consummated within the UAE. It should not be assumed that the placement agent, if any, is a licensed broker, dealer or investment advisor under the laws applicable in the UAE, or that it advises individuals resident in the UAE as to the appropriateness of investing in or purchasing or selling securities or other financial products. The ordinary share rights, the ADS rights, the new ordinary shares and the new ADSs may not be offered or sold directly or indirectly to the public in the UAE. This does not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended) or otherwise.

TRADING IN ORDINARY SHARES BY BARCLAYS AND ITS AFFILIATES

We have applied to the SEC, and the SEC has granted our request, for exemptive relief from the provisions of Rule 101 and Rule 102 of Regulation M. Rule 101 of Regulation M provides that, subject to certain exceptions, in connection with a distribution of securities, it is unlawful for a distribution participant or any affiliated purchaser of such person, directly or indirectly, to bid for, purchase, or attempt to induce any person to bid for or purchase, a covered security during the applicable restricted period. Rule 102 of Regulation M provides that, subject to certain exceptions, in connection with a distribution of securities effected by an issuer or selling security holder, it is unlawful for such person, or any affiliated purchaser of such person, directly or indirectly, to bid for, purchase, or attempt to induce any person to bid for or purchase, a covered security during the applicable restricted period. We believe that the Rights Issue may constitute a distribution, that Barclays Bank PLC and Barclays Capital Inc. may be deemed “distribution participants” and that Barclays affiliates may be deemed “affiliated purchasers,” and that if the Rights Issue constitutes a distribution, the restricted period would commence one business day prior to the determination of the subscription price of the Rights Issue and end upon the completion of the distribution of the new ordinary shares in the United States. The relief that we have received allows us to bid for, purchase and induce others, in certain circumstances, to purchase our ordinary shares and ADSs in connection with specified activities.

Since the announcement of the Rights Issue, certain Barclays affiliates have engaged and intend to continue to engage in various dealing and brokerage activities involving ordinary shares. Among other things, Barclays affiliates (1) have made and intend to continue to make a market, from time to time, in derivatives (such as options, warrants and other instruments) on ordinary shares by creating, redeeming, issuing, purchasing and selling derivatives on ordinary shares for their own accounts; (2) have engaged and intend to continue to engage in dealings in ordinary shares for their accounts and the accounts of customers for the purpose of hedging their positions established in connection with certain derivatives activities (such as options, warrants and other instruments) relating to ordinary shares entered into by Barclays affiliates and their customers as described in (1); (3) have marketed and sold and intend to continue to market and sell to customers funds that include ordinary shares; (4) have provided and intend to continue to provide to customers investment advice and financial planning guidance that may include information about ordinary shares; and (5) have purchased and intend to continue to purchase ordinary shares on behalf of participants in employee share incentive plans. All of these activities have occurred and are expected to continue to occur in the United Kingdom and elsewhere outside the United States.

Separately, certain Barclays affiliates (1) have made and intend to continue to make a market, from time to time, in derivatives (such as options, warrants and other instruments) relating solely to derivatives on indices that include ordinary shares or ADSs as a component, by creating, redeeming, issuing, purchasing and selling such derivatives for their own accounts; (2) have engaged and intend to continue to engage in dealings in U.S. indices in which ordinary shares or ADSs are a component for their accounts and the accounts of customers for the purpose of hedging their positions established in connection with derivatives activities entered into by Barclays affiliates and their customers as described in (1); (3) have purchased and sold, and intend to continue to purchase and sell, ordinary shares and ADSs as part of their ordinary asset management activities; (4) have engaged and intend to continue to engage in transactions in ordinary shares as trustees and/or personal representatives of trusts and estates; (5) have effected and intend to continue to effect unsolicited brokerage transactions in ordinary shares and ADSs with their customers; (6) have provided and intend to continue to provide prime brokerage services that may involve taking legal and beneficial ownership of clients’ ordinary shares and ADSs; and (7) have engaged in and may continue to engage in the borrowing and lending of ordinary shares and ADSs, as well as accepting ordinary shares and ADSs as collateral for loans. These activities have occurred and are expected to continue to occur both outside and inside the United States.

In addition, Barclays affiliates may, under certain circumstances, participate in the Rights Issue.

CAPITAL AND LEVERAGE RATIOS

Unless otherwise stated, statements made in this prospectus in relation to the PRA Leverage Ratio, CRD IV Leverage Ratio, CRD IV Leverage Exposure, CET1 capital ratio, CET1 capital and Risk Weighted Assets reflect Barclays’ best interpretation as of September 12, 2013 (being the latest practicable date prior to the date of this prospectus for these purposes) of the application of published CRD IV legislation, the PRA’s Consultation Paper CP5/13 “Strengthening capital standards: implementing CRD IV,” published in August 2013, and additional guidance provided by the PRA. The critical assumptions applied and basis of preparation adopted with regard to the expected implementation and calculation of these measures is set out below.

The CRD IV-based measures have been calculated on the basis of Barclays’ current interpretation of CRD IV, which is not yet in force. Historically, measures presented on a “transitional” basis have been calculated by taking into account the transitional provisions set out in CRD IV and the interpretive guidance dated October 26, 2012 published by the Financial Services Authority and in the case of Barclays’ most recent reported financial statements assuming they were applied as at June 30, 2013 or such other dates as are specified. Measures presented on a “fully loaded” basis are calculated without applying the CRD IV transitional provisions.

The final impact of CRD IV is dependent on technical standards to be finalized by the EBA and on the final U.K. implementation of the rules. The actual impact of CRD IV on capital ratios may be materially different to the estimates disclosed as there are interpretative issues outstanding and related technical standards have not yet been finalized. This would impact, for example, provisions relating to the scope of application of the CVA volatility charge, the treatment of minority interest and restrictions on short hedges relating to non-significant financial holdings. The actual impact will also be dependent on required regulatory approvals and the extent to which further management action is taken prior to implementation.

CRD IV, Models and Waivers

Barclays has estimated its CRD IV CET1 ratio, capital resources and RWAs based on the final CRD IV text assuming the rules applied as at June 30, 2013 on both a transitional and fully loaded basis.

•	The estimates assume that all material items in the Internal Model Method application to the PRA are approved and existing waivers, where such discretion is available under CRD IV, will continue.

•

Transitional CET1 capital is based on application of the CRD IV transitional provisions and the PRA’s guidance on their application. In line with this guidance, adjustments for own shares and interim losses are assumed to transition in at 100%. Other deductions (including goodwill and intangibles, expected losses over impairment and DVA) transition in at 20% in year 1 (except for AFS debt and equity gains which are 0% in the first year), 40% in year 2, 60% in year 3, 80% in year 4 with the full impact in subsequent years. For the purpose of June 30, 2013 disclosures, the PRA have requested that banks assume 2013 is year 1 of transition. However, our disclosures of CRD IV impacts in previous announcements have reflected 2014 as the first year of application in line with the actual CRD IV implementation date.

•

The PVA deduction is shown as fully deducted from CET1 upon adoption of CRD IV. PVA is subject to a technical standard being drafted by the EBA and therefore the impact is currently based on methodology agreed with the PRA. The PVA deduction as at June 30, 2013 is £2.1 billion gross of tax (December 2012: £1.5 billion gross of tax, £1.2 billion net of tax), with the increase principally reflecting methodology changes during 2013.

•	As at June 30, 2013, net long non-significant holdings in financial entities were £9.3 billion. This exceeds 10% of CET1 capital resources, which would result in a deduction from CET1 of £2.5 billion in the absence of identified management actions to eliminate this deduction. The EBA consultation on Technical Standards for Own funds – Part III identifies potential changes to the calculation that are not reflected in the estimate, including the treatment of tranche positions as indirect holdings, the use of notional values for synthetic exposures and the widening of the scope of eligible entities to include Barclays’ defined pension benefit funds. Depending on the final implementation and further clarification on the application of the proposals, these changes would potentially have a material impact on the calculation of the non-significant holdings deduction.

•

The impact of changes in the calculation of allowable minority interest may be different pending the finalisation of the EBA’s technical standards on own funds, particularly regarding the treatment of non-financial holding companies and the equivalence of overseas regulatory regimes. The estimated CRD IV numbers calculate the full impact and transitional capital base on the assumption that the Group’s holding companies will be deemed eligible and their surplus capital due to minority interests consolidated in accordance with CRD IV rules. Our estimated CRD IV full end point CET1 capital base includes £1.7 billion of minority interests relating to Barclays Africa Group Limited.

Risk Weighted Assets

•	It is assumed that corporates, pension funds and sovereigns that meet the eligibility conditions are exempt from CVA volatility charges.

•

It is assumed all Central Clearing Counterparties (CCPs) will be deemed to be “Qualifying.” The final determination of Qualifying status will be made by the European Securities and Markets Authority (“ESMA”).

•	The estimated RWA increase from CRD IV includes 1250% risk weighting of securitisation positions while estimated capital includes an add back of 50/50 securitisations deducted under the current rules.

•	Estimated RWAs for definition of default assume that national discretion over 180 days definition of default remains for U.K. retail mortgages.

•

“Other” CRD IV impacts to RWAs include adjustments for withdrawal of national discretion of definition of default relating to non-U.K. mortgage retail portfolios (£1.3 billion), Deferred Tax Assets (£2.4 billion), Significant Holdings in financial institutions (£2.4 billion), other counterparty credit risk (£4.5 billion) and other items.

RWAs are sensitive to market conditions. The estimated impact on RWAs for all periods reflects market conditions as at June 30, 2013.

Leverage ratio calculation

The key adjustments to total assets under the CRD IV leverage ratio are as follows:

•	Derivatives netting adjustments: netting permitted for regulatory purposes in relation to derivative assets against corresponding liabilities.

•

Potential Future Exposure on derivatives: regulatory add on for potential future credit exposures, calculated in accordance with the CRD IV mark-to-market method by assigning standardised percentages to notional values on derivative contracts. Following clarification in the final CRD IV text, exchange traded and cleared OTC derivative exposures are now included in the calculation on a gross basis.

•

Securities Financing Transactions (“SFTs”) adjustments: under CRD IV, the IFRS measure of SFTs is replaced with the Financial Collateral Comprehensive Method (FCCM) measure, calculated as exposure less collateral, taking into account master netting agreements and adjusting for volatility.

•	Undrawn Commitments: regulatory add on relating to off balance sheet undrawn commitments based on a credit conversion factor of 10% for unconditionally cancellable commitments and 100%

for other commitments. The rules specify additional relief to be applied to trade finance related undrawn commitments which are medium/low risk (20%) and medium risk (50%). For Barclays, this relief is not estimated to be material.

•

Regulatory deductions: items (comprising goodwill and intangibles, deferred tax asset losses, own paper, cash flow hedge reserve, pension assets and PVA) that are deducted from the capital measure are also deducted from total leverage exposure to ensure consistency between the numerator and denominator.

•

Other adjustments: includes adjustments required to change from an IFRS scope of consolidation to a regulatory scope of consolidation, adjustments for significant investments in financial sector entities that are consolidated for accounting purposes but not for regulatory purposes, and the removal of IFRS netting between loans and advances and customer balances.

Definitions

In this prospectus, the following technical terms have the following meanings:

“7% fully loaded CET1 ratio trigger” means the trigger event which would lead to the write-down or conversion to CET1 capital of the relevant AT1, being when the Group’s fully loaded CET1 ratio falls to 7%.

“AT1” or “Additional Tier 1” means additional tier 1 securities which meet the requirements of CRD IV and any further requirements of the PRA for inclusion within regulatory leverage and/or capital calculations.

“Basel III” means the third of the Basel Accords, developed in response to the financial crisis of 2008 and setting new requirements on composition of capital, counterparty credit risk, liquidity, funding and leverage ratios.

“CET1 capital” or “CET1” means common equity tier 1 capital, calculated on the basis set out in CRD IV.

“CET1 capital ratio” or “CET1 ratio” is a risk-based ratio calculated as CET1 capital divided by Risk Weighted Assets, as calculated on the basis set out in CRD IV.

“Core Tier 1 capital” means called-up share capital and eligible reserves plus non-controlling equity interests, less intangible assets and deductions relating to the excess of expected loss over regulatory impairment allowance and securitization positions as calculated on the basis specified by the Financial Services Authority (as predecessor to the PRA) in a 2009 letter from the Financial Services Authority to the British Bankers’ Association.

“Core Tier 1 ratio” means Core Tier 1 capital as a percentage of risk weighted assets, as calculated under current PRA guidelines.

“CRD IV” means the legislative package consisting of: (i) Directive 2013/36/EU on the access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms; and (ii) Regulation (EU) No. 575/2013 on prudential requirements for credit institutions and investment firms of the European Parliament and of the Council of June 26, 2013 (the “CRD IV Regulation”).

“CRD IV Leverage Exposure” is a regulatory assessment of the estimated exposure value of an institution’s assets, off balance sheet items and other contingent obligations, with certain exceptions, as calculated on the basis set out in Article 429 of the CRD IV Regulation.

“CRD IV Leverage Ratio” is an estimated non risk-based ratio calculated as CET1 capital, together with any Additional Tier 1 divided by CRD IV Leverage Exposure.

“CVA volatility charge” means the volatility charge added to exposures that adjusts for mid-market valuation on a portfolio of transactions with a counterparty. This is to reflect the current market value of the credit risk associated with the counterparty to the Company.

“Debit Valuation Adjustment” or “DVA” means the difference between the risk free value of a portfolio of trades and the market value which takes into account the Group’s risk of default.

“fully loaded”: when a measure is presented or described as being on a fully loaded basis, it is calculated without applying the transitional provisions set out in Part Ten of the CRD IV Regulation.

“Internal Model Method” means risk weighted assets for which the exposure amount has been derived via the use of a Financial Services Authority-approved internal model.

“Liquidity pool assets” represent the Group liquidity pool that is intended to offset potential outflows in stressed market conditions; liquidity pool assets primarily comprise cash at central banks and unencumbered government bonds.

“Loan Loss Rate” represents total annualized loan impairment divided by gross loans and advances to customers and banks held at amortized cost at the balance sheet date.

“own credit” means the effect of changes in the Group’s own credit standing on the fair value of financial liabilities.

“Potential Future Exposure on derivatives” is a regulatory calculation in respect of the Group’s potential future credit exposure on both exchange traded and OTC derivative contracts, calculated by assigning a standardized percentage (based on the underlying risk category and residual trade maturity) to the gross notional value of each contract.

“PRA Adjustments” means valuation adjustments applied by the PRA and deducted from Barclays’ fully loaded CET1 capital in the calculation of the PRA Leverage Ratio.

“PRA Leverage Ratio” is a non risk-based ratio introduced by the PRA in June 2013 calculated as fully loaded CET1 capital after PRA Adjustments together with any new issuance of Additional Tier 1 securities and divided by CRD IV Leverage Exposure.

“prudential valuation adjustments” or “PVA” means adjustments to the valuation of certain instruments measured at fair value, in accordance with the requirements of Article 105 of the CRD IV Regulation.

“Risk Weighted Assets” means the total risk exposure amount calculated in accordance Article 92 of the CRD IV Regulation or as otherwise stipulated.

“Securities Financing Transactions” or “SFTs” is a regulatory definition encompassing repurchase and reverse repurchase transactions, securities and commodities lending or borrowing transactions and margin lending transactions.

CERTAIN NON-IFRS MEASURES

This prospectus includes certain financial measures that are not IFRS measures. Barclays believes that these non-IFRS measures are important to understanding the background of, and rationale for, the Rights Issue, as well as Barclays’ capital and leverage position in light of the anticipated implementation of CRD IV and the introduction of the PRA Leverage Ratio target.

Barclays’ interpretation of CRD IV and the basis of Barclays’ calculation of CRD IV-based measures may be different from those of other financial institutions. This prospectus includes the following CRD IV-based metrics, which are also further explained under “Capital and Leverage Ratios” above:

•

CRD IV CET1 or CET1 capital on a transitional and fully loaded basis. See the “Estimated Impact of CRD IV – Capital” table below for a reconciliation of CRD IV CET1 to Core Tier 1 capital, which is calculated on the basis currently applied to Barclays under existing U.K. regulatory requirements.

•

CRD IV Risk Weighted Assets (RWAs) on a transitional and fully loaded basis. See the “Estimated Impact of CRD IV – Capital” table below for a reconciliation of CRD IV RWAs to RWAs calculated on the basis currently applied to Barclays under existing U.K. regulatory requirements.

•

Fully loaded CET1 ratio and CET1 ratio on a transitional basis, each representing CRD IV CET1 divided by RWAs. See the “Estimated Impact of CRD IV – Capital” table below for a reconciliation of the components of the fully loaded CET1 ratio and CET1 ratio on a transitional basis to the respective components of the Core Tier 1 ratio, which is calculated on the basis currently applied to Barclays under existing U.K. regulatory requirements.

•

CRD IV Leverage Exposure on a transitional and fully loaded basis. CRD IV Leverage Exposure makes certain adjustments to total assets in accordance with Barclays’ interpretation of CRD IV requirements. See the “Estimated Impact of CRD IV – Leverage” table below for a reconciliation of CRD IV Leverage Exposure to total assets.

•

CRD IV Leverage Ratio on a transitional and fully loaded basis, which represents CRD IV Tier 1 divided by CRD IV Leverage Exposure See the “Estimated Impact of CRD IV – Capital” table below for a reconciliation of CRD IV CET1 to Core Tier 1 capital, and see the “Estimated Impact of CRD IV – Leverage” table below for a reconciliation of CRD IV Leverage Exposure to total assets.

The PRA-adjusted fully loaded CET1 capital and PRA Leverage Ratio apply the PRA Adjustments to Barclays’ fully loaded CRD IV CET1 capital base. A reconciliation of the PRA Leverage Ratio to Barclays’ CRD IV Leverage Ratio is also shown in the table entitled “Estimated CRD IV Leverage Ratio and PRA Leverage Ratio.”

	CET1 Transitional	CET1 Fully-Loaded
Estimated Impact of CRD IV — Capital	As of June 30, 2013
	(£ billion)
Core Tier 1 capital (FSA 2009 definition)	42.9	42.9
Risk Weighted Assets (RWA) (current Basel 2.5 rules)	387.2	387.2
Core Tier 1 ratio (Basel 2.5)	11.1%	11.1%

CRD IV impact on Core Tier 1 capital
Adjustments not impacted by transitional provisions
Conversion from securitization deductions to RWAs	0.8	0.8
Prudential Valuation Adjustment (PVA)	(2.1)	(2.1)
Other	(0.2)	(0.2)

Adjustments impacted by transitional provisions
Goodwill and intangibles	6.1	—
Expected losses over impairment	0.4	(1.0)
Deferred tax assets deduction	(0.4)	(1.9)
Excess minority interest	(0.2)	(0.6)
Debit Valuation Adjustment (DVA)	(0.1)	(0.3)
Gains on available for sale equity and debt	—	0.5
Non-significant holdings in Financial Institutions	(0.5)	(2.5)
Mitigation of non-significant holdings in Financial Institutions	0.5	2.5

CET1 capital	47.2	38.1

CRD IV impact to RWAs:
Credit Valuation Adjustment (CVA)	32.2	32.2
Securitization	19.0	19.0
Central Counterparty Clearing	21.7	21.7
Other	11.4	11.4

Gross Impact	84.3	84.3

RWAs (CRD IV)	471.5	471.5
CET1 ratio	10.0%	8.1%

Estimated Impact of CRD IV — Leverage	Final CRD IV text basis
As of June 30, 2013
(£ billion)
Leverage exposure
Derivative financial instruments	403
Reverse repurchase agreements and other similar secured lending	223
Loans and Advances and other assets	907
Total assets	1,533

CRD IV exposure measure adjustments
Derivatives
Netting adjustments for derivatives	(324)
Potential Future Exposure on derivatives	308

Securities Financing Transactions (SFTs)
Remove net IFRS SFTs	(223)
Add leverage exposure measure for SFTs	93

Other adjustments
Undrawn commitments	190
Regulatory deductions and other adjustments	(18)
Fully-loaded CRD IV Leverage exposure measure	1,559
Transitional adjustments to assets deducted from Tier 1 Capital	2
Transitional CRD IV Leverage exposure measure	1,561

Leverage Ratio as at 30 June 2013	Tier 1 Capital	Leverage Ratio Final CRD IV Text Basis as of June 30, 2013
	(£ billion)	(%)
Transitional measure(1)	48.2	3.1
Adjusted fully loaded point measure(2)	47.9	3.1
Fully-loaded measure(3)	38.3	2.5

(1)	Tier 1 capital is calculated as the transitional CRD IV measure assuming 2013 is the first year of implementation. Regulatory deductions are adjusted to reflect the transitional impact on Tier 1 capital.

(2)	Tier 1 capital is calculated as the fully loaded CRD IV measure with all ineligible Tier 1 instruments added back. Regulatory deductions reflect the fully-loaded impact on Tier 1 capital.

(3)	Tier 1 capital is calculated as the fully loaded CRD IV measure. Regulatory deductions reflect the fully loaded impact on Tier 1 capital.

Estimated CRD IV Leverage Ratio and PRA Leverage Ratio as of June 30, 2013 (£ billion)	FY 12 Pillar 3	Revised CRD IV & other refinements	FY 12 revised estimate	H1 13 movements	H1 13
Derivative financial assets	469	—	469	(66)	403
Reverse repo and other similar secured lending	177	—	177	46	223
Loans and advances and other assets	844	(2)	842	65	907

Total assets (IFRS balance sheet)	1,490	(2)	1,488	45	1,533
Derivatives netting adjustment(1)	(390)	—	(390)	66	(324)
Potential future exposure (PFE) add-on(2)	161	126	287	21	308
SFT adjustments(3)	(5)	(53)	(58)	(72)	(130)
Undrawn commitments(4)	179	8	187	3	190
Regulatory deductions & other adj.	(22)	6	(16)	(2)	(18)

CRD IV leverage exposure measure adjustments	(77)	87	10	16	26
CRD IV Leverage Exposure	1,413	85	1,498	61	1,559
CRD IV fully loaded Tier 1 capital	40.0	(2.5)	37.5	0.8	38.3
CRD IV Leverage Ratio	2.8%	(0.3%)	2.5%	—	2.5%
CRD IV fully loaded CET1 capital	39.8	(2.5)	37.3	0.8	38.1
Additional Prudential Value Adjustment					(2.1)
Other valuation adjustments.					(2.0)

PRA Adjustments					(4.1)
PRA adjusted fully loaded CET 1 capital					34.0
PRA Leverage Ratio					2.2%
CET1 capital gap to 3% PRA Leverage Ratio target					12.8
CRD IV Leverage Exposure gap to 3% PRA Leverage Ratio target					427

(1)	Derivatives netting adjustment: Regulatory netting applied across asset and liability mark-to-market derivative positions, pursuant to legally enforceable bilateral netting agreements and otherwise meeting the requirements set out in CRD IV.

(2)	Potential Future Exposure (PFE) add-on: Regulatory add-on for potential future credit exposure on both exchange-traded and OTC derivative contracts, calculated by assigning a standardized percentage (based on underlying risk category and residual trade maturity) to the gross notional value of each contract. The PFE measure recognizes some netting benefits where legally enforceable bilateral netting agreements are in place, but these are floored at 40% of gross PFE by netting set, regardless of whether a positive or negative mark-to-market exists at the individual trade level. Identified low risk management actions to reduce PFE add-ons are expected through improved application of existing legal netting agreements and further data quality enhancements.

(3)	Securities Financing Transactions (SFT) adjustments: Under CRD IV the IFRS exposure measure for SFTs (e.g. repo/reverse repo) is replaced with the Financial Collateral Comprehensive Method (FCCM) measure. FCCM is calculated as exposure less collateral, taking into account legally enforceable master netting agreements, with standardized adjustments to both sides of the trade for volatility and currency mismatches. Identified low risk management actions to reduce SFT leverage exposure under CRD IV are expected through improvements in the application of collateral and enhanced trade and counterparty data.

(4)	Undrawn Commitments: Regulatory add-on relating to off balance sheet undrawn commitments based on a credit conversion factor of 10% for unconditionally cancellable commitments and 100% for other commitments. The rules specify additional relief to be applied to trade finance related undrawn commitments which are medium/low risk (20%) and medium risk (50%). For Barclays, this relief is not estimated to be material.

Barclays also presents adjusted financial information and other performance metrics to provide a more consistent basis for comparing business performance between periods and to provide more detail concerning the elements of performance which management is most directly able to influence or are relevant for an assessment of Barclays. They also reflect an important aspect of the way in which operating targets are defined and performance is monitored by Barclays’ management. Key non-IFRS measures included in this prospectus, and the most directly comparable IFRS measures, are:

•

Adjusted profit/(loss) before tax is the non-IFRS equivalent of profit/(loss) before tax as it excludes the impact of own credit; gains on debt buy-backs; impairment and disposal of the investment in BlackRock, Inc.; the provision for PPI redress; the provision for interest rate hedging products redress; goodwill impairments; and gains and losses on acquisitions and disposals;

•	Adjusted net operating income represents net operating income excluding the impact of own credit, gains on debt buy-backs and gain/(loss) on disposal of the strategic investment in BlackRock, Inc.;

•

Adjusted cost: income ratio represents cost: income ratio excluding the impact of own credit, gains on debt buy-backs, gain on disposal of strategic investment in BlackRock, Inc., the provision for PPI redress, provision for interest rate hedging product redress, and goodwill impairment. The comparable IFRS measure is cost: income ratio, which represents operating expenses to income net of insurance claims; and

•

Adjusted return on average shareholders’ equity represents adjusted profit attributable to equity holders of the parent divided by adjusted average equity, excluding non-controlling interests. The comparable IFRS measure is return on average shareholders’ equity, which represents profit attributable to equity holders of the parent divided by average equity, excluding non-controlling interests.

The table below shows reconciliations of such adjusted financial information to the most directly comparable IFRS measures for the six-month periods ended June 30, 2013 and 2012 and the years ended December 31, 2012, 2011 and 2010.

	For the six months ended June 30,		For the years ended December 31,
Adjusting Items	2013	2012	2012	2011	2010
	£m	£m (Restated)	£m (Restated)	£m (Restated)	£m (Restated)
Statutory net operating income	13,526	11,064	21,669	26,690	25,768
Own Credit	(86)	2,945	4,579	(2,708)	(391)
Gains on debt buy-backs	—	—	—	(1,130)	—
(Gain)/loss on disposal and impairment of BlackRock investment	—	(227)	(227)	1,858	—
Adjusted net operating income	13,440	13,782	26,021	24,711	25,377

Statutory profit before tax	1,677	871	797	5,770	5,999
Own Credit	(86)	2,945	4,579	(2,708)	(391)
Gains on debt buy-backs	—	—	—	(1,130)	—
(Gain)/loss on disposal of BlackRock investment	—	(227)	(227)	1,858	—
Provision for PPI redress	1,350	300	1,600	1,000	—
Provision for interest rate hedging products redress	650	450	850	—	—
Goodwill impairment	—	—	—	597	243
(Gain)/loss on acquisitions and disposals	—	—	—	94	(210)
Adjusted profit before tax	3,591	4,339	7,599	5,482	5,641

Statutory cost: income ratio	78%	80%	84%	65%	64%

Statutory total income net of insurance claims	15,157	12,774	25,009	32,292	31,440
Own Credit	(86)	2,945	4,579	(2,708)	(391)
Gains on debt buy-backs	—	—	—	(1,130)	—
(Gain)/loss on disposal of BlackRock investment	—	(227)	(227)	58	—
Adjusted total income net of insurance claims	15,071	15,492	29,361	28,513	31,049

Statutory operating expenses	(11,781)	(10,270)	(21,012)	(20,886)	(20,037)
Provision for PPI redress	1,350	300	1,600	1,000	—
Provision for interest rate hedging products redress	650	450	850	—	—
Goodwill impairment	—	—	—	597	243
Adjusted operating expenses	(9,781)	(9,520)	(18,562)	(19,289)	(19,794)

Adjusted cost: income ratio	65%	61%	63%	68%	64%

Statutory profit attributable to equity holders of the parent	671	148	(624)	2,924	3,514
Post tax impact of adjusting items	1,384	2,590	5,259	315	(228)
Adjusted profit attributable to equity holders of the parent	2,055	2,738	4,635	3,239	3,286

Statutory average equity	51,977	52,731	52,052	49,791	47,765
Post tax impact of adjusting items	949	(1,110)	(482)	(1,317)	(479)
Adjusted average equity	52,926	51,621	51,570	48,474	49,358

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are an English public limited company. Substantially all of our directors and executive officers and a number of the experts named in this document are non-residents of the United States. All or a substantial portion of the assets of those persons are located outside the United States. Most of our assets are located outside of the United States. As a result, it may not be possible for you to effect service of process within the United States upon those persons or to enforce against them judgments of U.S. courts based upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our English solicitors, Clifford Chance LLP, that there is doubt as to the enforceability in the United Kingdom, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities based solely upon the federal securities laws of the United States.

WHERE YOU CAN FIND MORE INFORMATION

The SEC maintains an internet site at http://www.sec.gov that contains reports and other information we file electronically with the SEC. You may also inspect and copy reports and other information that we file with the SEC at the public reference facilities maintained at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 at prescribed rates. Further information on the Public Reference Room of the SEC may be obtained by calling the SEC at 1-800-SEC-0330. In addition, you may inspect and copy that material at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which some of our securities are listed.

Our ADSs representing our ordinary shares are listed on the New York Stock Exchange and our ordinary shares are listed on the Official List of the FCA and traded on the London Stock Exchange. You can consult reports and other information about us that we have filed pursuant to the rules of the New York Stock Exchange, the FCA and the London Stock Exchange at these bodies.

FURTHER INFORMATION

We have filed with the SEC a registration statement on Form F-3 with respect to the securities offered with this prospectus. This prospectus is a part of that registration statement and it omits some information that is contained in the registration statement. You can access the registration statement together with exhibits on the internet site maintained by the SEC at http://www.sec.gov or inspect these documents at the offices of the SEC in order to obtain that additional information about us and about the securities offered with this prospectus.

VALIDITY OF SECURITIES

Clifford Chance LLP, our English counsel, will pass upon the validity of the ordinary shares under English law.

EXPERTS

The financial statements incorporated into this prospectus by reference to Exhibit 99.1 to the Barclays PLC and Barclays Bank PLC Current Report on Form 6-K dated September 6, 2013 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in management’s report on internal control over financial reporting) incorporated into this prospectus by reference to the Annual Report on Form 20-F of Barclays PLC and Barclays Bank PLC for the fiscal year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given the authority of said firm as experts in auditing and accounting.

EXPENSES OF THE OFFERING

The following are the expenses expected to be incurred by us (excluding underwriting discounts and commissions) in connection with the Rights Issue.

London Stock Exchange listing fee	£512,533
New York Stock Exchange listing fee(1)	£46,558
Securities and Exchange Commission registration fee(1)	£265,351
Printing expenses	£3,624,000
Legal fees and expenses	£6,210,000
Accounting fees and expenses	£1,333,200
Registrar and receiving agent fees and postage	£10,524,000
Miscellaneous, including other professional fees	£120,000

Total	£22,635,642

(1)	Based on an exchange rate of $1.58 per £1 (the closing spot rate as published by Bloomberg at 5:00 p.m. (New York City time) on September 12, 2013).

All amounts are estimated except for the Securities and Exchange Commission registration fee.

PART II OF FORM F-3

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

The relevant provision of the Articles of Association of Barclays PLC (the “Articles”) in respect of indemnification of directors and officers is Article 147. Terms defined in the Articles shall, unless the context otherwise requires, have the same meaning when used in this section.

Article 147 of the articles of association of Barclays provides:

(147.1) To the extent permitted by the Act and without prejudice to any indemnity to which he may otherwise be entitled, every person who is or was a director or other officer of the Company (other than any person (whether or not an officer of the Company) engaged by the Company as auditor) shall be and shall be kept indemnified out of the assets of the Company against all costs, charges, losses and liabilities incurred by him (whether in connection with any negligence, default, breach of duty or breach of trust by him or otherwise as a director or such other officer of the Company) in relation to the Company or its affairs provided that such indemnity shall not apply in respect of any liability incurred by him:

(147.1.1) to the Company or to any associated Company;

(147.1.2) to pay a fine imposed in criminal proceedings;

(147.1.3) to pay a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (howsoever arising);

(147.1.4) in defending any criminal proceedings in which he is convicted;

(147.1.5) in defending any civil proceedings brought by the Company, or an associated Company, in which judgment is given against him; or

(147.1.6) in connection with any application under any of the following provisions in which the court refuses to grant him relief, namely:

(a) section 661(3) or (4) of the Act (acquisition of shares by innocent nominee); or

(b) section 1157 of the Act (general power to grant relief in case of honest and reasonable conduct).

(147.2) In article 147.1.4, 147.1.5 or 147.1.6 the reference to a conviction, judgment or refusal of relief is a reference to one that has become final. A conviction, judgment or refusal of relief becomes final:

(147.2.1) if not appealed against, at the end of the period for bringing an appeal; or

(147.2.2) if appealed against, at the time when the appeal (or any further appeal) is disposed of.

An appeal is disposed of:

(147.2.3) if it is determined and the period for bringing any further appeal has ended; or

(147.2.4) if it is abandoned or otherwise ceases to have effect.

(147.3) To the extent permitted by the Act and without prejudice to any indemnity to which he may otherwise be entitled, every person who is or was a director of the Company acting in its capacity as a trustee of an occupational pension scheme shall be and shall be kept indemnified out of the assets of the Company against all costs, charges, losses and liabilities incurred by him in connection with the Company’s activities as trustee of the scheme provided that such indemnity shall not apply in respect of any liability incurred by him:

(147.3.1) to pay a fine imposed in criminal proceedings;

(147.3.2) to pay a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (howsoever arising); or

(147.3.3) in defending criminal proceedings in which he is convicted.

For the purposes of this article, a reference to a conviction is to the final decision in the proceedings. The provisions of article 147.2 shall apply in determining when a conviction becomes final.

(147.4) Without prejudice to article 147.1 or to any indemnity to which a director may otherwise be entitled, and to the extent permitted by the Act and otherwise upon such terms and subject to such conditions as the board may in its absolute discretion think fit, the board shall have the power to make arrangements to provide a director with funds to meet expenditure incurred or to be incurred by him in defending any criminal or civil proceedings or in connection with an application under section 661(3) or (4) of the Act (acquisition of shares by innocent nominee) or section 1157 of the Act (general power to grant relief in case of honest and reasonable conduct) or in defending himself in an investigation by a regulatory authority or against action proposed to be taken by a regulatory authority or to enable a director to avoid incurring any such expenditure.

(147.5) Where at any meeting of the board or a committee of the board any arrangement falling within article 147.4 is to be considered, a director shall be entitled to vote and be counted in the quorum at such meeting unless the terms of such arrangement confers upon such director a benefit not generally available to any other director; in that event, the interest of such director in such arrangement shall be deemed to be a material interest for the purposes of article 106 and he shall not be so entitled to vote or be counted in the quorum.

(147.6) To the extent permitted by the Act, the board may exercise all the powers of the Company to purchase and maintain insurance for the benefit of a person who is or was:

(147.6.1) a director, alternate director or secretary of the Company or of a Company which is or was a subsidiary undertaking of the Company or in which the Company has or had an interest (whether direct or indirect); or

(147.6.2) trustee of a retirement benefits scheme or other trust in which a person referred to in article 147.6.1 above is or has been interested,

indemnifying him and keeping him indemnified against liability for negligence, default, breach of duty or breach of trust or other liability which may lawfully be insured against by the Company.

Barclays is subject to the provisions of the U.K. Companies Act 2006 (the “2006 Act”). The relevant provisions of the 2006 Act in respect of indemnification of directors and officers are sections 205, 206, 232 to 238 inclusive and 1157.

Section 205 (Exception for expenditure on defending proceedings etc.) of the 2006 Act provides:

(1) Approval is not required under section 197, 198, 200 or 201 (requirement of members’ approval for loans etc.) for anything done by a Company —

(a) to provide a director of the Company or of its holding Company with funds to meet expenditure incurred or to be incurred by him (i) in defending any criminal or civil proceedings in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the Company or an associated Company, or (ii) in connection with an application for relief (see subsection (5)), or

(b) to enable any such director to avoid incurring such expenditure,

if it is done on the following terms.

(2) The terms are —

(a) that the loan is to be repaid, or (as the case may be) any liability of the Company incurred under any transaction connected with the thing done is to be discharged, in the event of (i) the director being convicted in the proceedings, (ii) judgment being given against him in the proceedings, or (iii) the court refusing to grant him relief on the application; and

(b) that it is to be so repaid or discharged not later than (i) the date when the conviction becomes final, (ii) the date when the judgment becomes final, or (iii) the date when the refusal of relief becomes final.

(3) For this purpose a conviction, judgment or refusal of relief becomes final —

(a) if not appealed against, at the end of the period for bringing an appeal;

(b) if appealed against, when the appeal (or any further appeal) is disposed of.

(4) An appeal is disposed of —

(a) if it is determined and the period for bringing any further appeal has ended, or

(b) if it is abandoned or otherwise ceases to have effect.

(5) The reference in subsection (1)(a)(ii) to an application for relief is to an application for relief under section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

Section 206 (Exception for expenditure in connection with regulatory action or investigation) of the 2006 Act provides:

Approval is not required under section 197, 198, 200 or 201 (requirement of members’ approval for loans etc.) for anything done by a Company —

(a) to provide a director of the Company or of its holding Company with funds to meet expenditure incurred or to be incurred by him in defending himself (i) in an investigation by a regulatory authority, or (ii) against action proposed to be taken by a regulatory authority, in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the Company or an associated Company, or

(b) to enable any such director to avoid incurring such expenditure.

Section 232 (Provisions protecting directors from liability) of the 2006 Act provides:

(1) Any provision that purports to exempt a director of a Company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the Company is void.

(2) Any provision by which a Company directly or indirectly provides an indemnity (to any extent) for a director of the Company, or of an associated Company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the Company of which he is a director is void, except as permitted by —

(a) section 233 (provision of insurance),

(b) section 234 (qualifying third party indemnity provision), or

(c) section 235 (qualifying pension scheme indemnity provision).

(3) This section applies to any provision, whether contained in a Company’s articles or in any contract with the Company or otherwise.

(4) Nothing in this section prevents a Company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.

Section 233 (Provision of insurance) of the 2006 Act provides:

Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a Company from purchasing and maintaining for a director of the Company, or of an associated Company, insurance against any such liability as is mentioned in that subsection.

Section 234 (Qualifying third party indemnity provision) of the 2006 Act provides:

(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

(2) Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the Company or an associated Company.

Such provision is qualifying third party indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against —

(a) any liability of the director to pay (i) a fine imposed in criminal proceedings, or (ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b) any liability incurred by the director (i) in defending criminal proceedings in which he is convicted, or (ii) in defending civil proceedings brought by the Company, or an associated Company, in which judgment is given against him, or (iii) in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

(4) The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.

(5) For this purpose —

(a) a conviction, judgment or refusal of relief becomes final (i) if not appealed against, at the end of the period for bringing an appeal, or (ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b) an appeal is disposed of (i) if it is determined and the period for bringing any further appeal has ended, or (ii) if it is abandoned or otherwise ceases to have effect.

(6) The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

Section 235 (Qualifying pension scheme indemnity provision) of the 2006 Act provides:

(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying pension scheme indemnity provision.

(2) Pension scheme indemnity provision means provision indemnifying a director of a Company that is a trustee of an occupational pension scheme against liability incurred in connection with the Company’s activities as trustee of the scheme.

Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against —

(a) any liability of the director to pay (i) a fine imposed in criminal proceedings, or (ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b) any liability incurred by the director in defending criminal proceedings in which he is convicted.

(4) The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.

(5) For this purpose —

(a) a conviction becomes final (i) if not appealed against, at the end of the period for bringing an appeal, or (ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b) an appeal is disposed of (i) if it is determined and the period for bringing any further appeal has ended, or (ii) if it is abandoned or otherwise ceases to have effect.

(6) In this section “occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c. 12) that is established under a trust.

Section 236 (Qualifying indemnity provision to be disclosed in directors report) of the 2006 Act provides:

(1) This section requires disclosure in the directors’ report of —

(a) qualifying third party indemnity provision, and

(b) qualifying pension scheme indemnity provision.

Such provision is referred to in this section as “qualifying indemnity provision”.

(2) If when a directors’ report is approved any qualifying indemnity provision (whether made by the Company or otherwise) is in force for the benefit of one or more directors of the Company, the report must state that such provision is in force.

(3) If at any time during the financial year to which a directors’ report relates any such provision was in force for the benefit of one or more persons who were then directors of the Company, the report must state that such provision was in force.

(4) If when a directors’ report is approved qualifying indemnity provision made by the Company is in force for the benefit of one or more directors of an associated Company, the report must state that such provision is in force.

(5) If at any time during the financial year to which a directors’ report relates any such provision was in force for the benefit of one or more persons who were then directors of an associated Company, the report must state that such provision was in force.

Section 237 (Copy of qualifying indemnity provision to be available for inspection) of the 2006 Act provides:

(1) This section has effect where qualifying indemnity provision is made for a director of a Company, and applies —

(a) to the Company of which he is a director (whether the provision is made by that Company or an associated Company), and

(b) where the provision is made by an associated Company, to that Company.

(2) That Company or, as the case may be, each of them must keep available for inspection —

(a) a copy of the qualifying indemnity provision, or

(b) if the provision is not in writing, a written memorandum setting out its terms.

(3) The copy or memorandum must be kept available for inspection at —

(a) the Company’s registered office, or

(b) a place specified in regulations under section 1136.

(4) The copy or memorandum must be retained by the Company for at least one year from the date of termination or expiry of the provision and must be kept available for inspection during that time.

(5) The Company must give notice to the registrar —

(a) of the place at which the copy or memorandum is kept available for inspection, and

(b) of any change in that place,

unless it has at all times been kept at the Company’s registered office.

(6) If default is made in complying with subsection (2), (3) or (4), or default is made for 14 days in complying with subsection (5), an offence is committed by every officer of the Company who is in default.

(7) A person guilty of an offence under this section is liable on summary conviction to a fine not exceeding level 3 on the standard scale and, for continued contravention, a daily default fine not exceeding one-tenth of level 3 on the standard scale.

(8) The provisions of this section apply to a variation of a qualifying indemnity provision as they apply to the original provision.

(9) In this section “qualifying indemnity provision” means —

(a) qualifying third party indemnity provision, and

(b) qualifying pension scheme indemnity provision.

Section 238 (Right of member to inspect and request copy) of the 2006 Act provides:

(1) Every copy or memorandum required to be kept by a Company under section 237 must be open to inspection by any member of the Company without charge.

(2) Any member of the Company is entitled, on request and on payment of such fee as may be prescribed, to be provided with a copy of any such copy or memorandum.

The copy must be provided within seven days after the request is received by the Company.

(3) If an inspection required under subsection (1) is refused, or default is made in complying with subsection (2), an offence is committed by every officer of the Company who is in default.

(4) A person guilty of an offence under this section is liable on summary conviction to a fine not exceeding level 3 on the standard scale and, for continued contravention, a daily default fine not exceeding one-tenth of level 3 on the standard scale.

(5) In the case of any such refusal or default the court may by order compel an immediate inspection or, as the case may be, direct that the copy required be sent to the person requiring it.

Section 1157 (Power of court to grant relief in certain cases) of the 2006 Act provides:

(1) If in proceedings for negligence, default, breach of duty or breach of trust against —

(a) an officer of a Company, or

(b) a person employed by a Company as auditor (whether he is or is not an officer of the Company),

it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

(2) If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty or breach of trust —

(a) he may apply to the court for relief, and

(b) the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.

In addition, Barclays PLC has procured directors’ and officers’ liability insurance, for the benefit of its directors and officers against suit by third parties. The terms and extent of such coverage are reviewed annually.

Item 9. Exhibits

Number		Description

1.1	—	Form of Underwriting Agreement for debt securities.*

1.2	—	Form of Underwriting Agreement for contingent convertible securities.**

1.3(a)	—	Underwriting Agreement for ordinary shares to be sold in the rights issue dated July 30, 2013.

1.3(b)	—	Accession Deed to Underwriting Agreement for ordinary shares to be sold in the rights issue dated August 3, 2013.

3.1	—	Articles of Association of Barclays PLC (incorporated by reference to Form 6-K (File No. 001-09246) filed with the Securities and Exchange Commission on May 2, 2013).

4.1	—	Form of Senior Debt Indenture between Barclays PLC and The Bank of New York Mellon, as Trustee.*

4.2	—	Form of Dated Subordinated Debt Indenture between Barclays PLC and The Bank of New York Mellon, as Trustee.*

4.3	—

Form of Contingent Convertible Securities Indenture between Barclays PLC and The Bank of New York Mellon, as Trustee.**

The Company will, upon request of the Securities and Exchange Commission, furnish copies of trust deeds and instruments relating to other long-term debt instruments of the Barclays Group.

4.4	—	Form of Second Amended and Restated Deposit Agreement dated as of , 2008 among Barclays PLC, JPMorgan Chase Bank, N.A., as despositary, and all holders from time to time of American Depostiary Receipts issued thereunder (incorporated by reference to Exhibit (a) to the Barclays PLC Registration Statement on Form F-6 (File No. 333-152742) filed with the Securities and Exchange Commission on August 4, 2008).

4.5	—	Form of Amendment No. 1 to Amended and Restated Deposit Agreement dated as of August , 2013 among Barclays PLC, JPMorgan Chase Bank, N.A., as depositary, and holders from time to time of American Depositary Receipts issued thereunder, including the Form of American Depositary Receipt (incorporated by reference to Exhibit (a)(2) to the Barclays PLC Registration Statement on Form F-6 (File No. 333-190612) filed with the Securities and Exchange Commission on August 14, 2013).

4.6	—	Supplemental Agreement between Barclays PLC and JPMorgan Chase Bank, N.A., as depositary, dated September 12, 2013.

Number		Description

4.7	—	Form of American Depositary Share Rights Certificate.

4.8	—	Form of Provisional Allotment Letter.

5.1	—	Opinion of Sullivan & Cromwell LLP, U.S. counsel for the Registrant, as to the validity of the debt securities and contingent convertible securities.**

5.2	—	Opinion of Clifford Chance LLP, English solicitors to the Registrant, as to the validity of the debt securities, contingent convertible securities and ordinary shares.**

8.1	—	Opinion of Sullivan & Cromwell LLP, U.S. counsel for the Registrant, as to certain matters of U.S. taxation.**

8.2	—	Opinion of Sullivan & Cromwell LLP, U.S. counsel for the Registrant, as to certain additional matters of U.S. taxation.

8.3	—	Opinion of Clifford Chance LLP, English solicitors to the Registrant, as to certain matters of United Kingdom taxation (included in Exhibit 5.2 above).**

8.4	—	Opinion of Clifford Chance LLP, English solicitors to the Registrant, as to certain additional matters of U.K. taxation.

12.1	—	Calculation of ratio of earnings to fixed charges and ratio of earnings to combined fixed charges, preference share dividends and similar appropriations.**

23.1	—	Consent of PricewaterhouseCoopers LLP.

23.2	—	Consent of Sullivan & Cromwell LLP (included in Exhibits 5.1, 8.1 and 8.2 above).**

23.3	—	Consent of Clifford Chance LLP (included in Exhibits 5.2 and 8.4 above).**

24.1	—	Powers of Attorney of certain Directors and Officers of Barclays PLC.***

24.2	—	Power of Attorney of Barclays PLC’s Authorized Representative in the United States.***

25.1	—	Statement of Eligibility of Trustee on Form T-1 with respect to Exhibit 4.1 above.*

25.2	—	Statement of Eligibility of Trustee on Form T-1 with respect to Exhibit 4.2 above.*

25.3	—	Statement of Eligibility of Trustee on Form T-1 with respect to Exhibit 4.3 above.**

99.1	—	Form of Letter to Registered Holders of American Depositary Shares of Barclays PLC.

99.2	—	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, including Letter to Clients.

99.3	—	Chairman’s Letter in respect of American Depositary Share holders and U.S. and Canadian ordinary shareholders.

99.4	—	Barclays PLC Rights Issue – Your Questions Answered Booklet in respect of American Depositary Share holders and U.S. and Canadian ordinary shareholders.

99.5	—	Consent of Mike Ashley.

99.6	—	Consent of Tushar Morzaria.

*	Previously filed with the Barclays PLC Registration Statement on Form F-3 on May 3, 2011.
**	Previously filed with Post-Effective Amendment No. 1 to the Barclays PLC Registration Statement on Form F-3 on July 29, 2013.
***	Previously filed with Post-Effective Amendment No. 2 to the Barclays PLC Registration Statement on Form F-3 on September 6, 2013.

Item 10. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i), (ii) and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a Registration Statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(7) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant, Barclays PLC, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Amendment No. 3 to Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in London, United Kingdom on September 16, 2013.

BARCLAYS PLC

By:	/s/ Lawrence Dickinson
Name: Lawrence Dickinson Title: Company Secretary

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Form F-3 has been signed below by the following persons in the capacities indicated, on September 16, 2013.

Signature	Title

Sir David Walker	Group Chairman

* Antony Jenkins	Chief Executive (Principal Executive Officer) and Executive Director

* Peter Estlin	Group Financial Controller and Acting Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

David Booth	Non-Executive Director

* Tim Breedon CBE	Non-Executive Director

* Fulvio Conti	Non-Executive Director

* Simon Fraser	Non-Executive Director

* Reuben Jeffery III	Non-Executive Director

* Dambisa Moyo	Non-Executive Director

* Sir Michael Rake	Non-Executive Director

* Diane de Saint Victor	Non-Executive Director

* Sir John Sunderland	Non-Executive Director

* Frits van Paasschen	Non-Executive Director

* Joe Busuttil	Authorized Representative in the United States

*By:	/s/ Lawrence Dickinson
Name: Lawrence Dickinson Title: Attorney-in-Fact

INDEX TO EXHIBITS

Number		Description

1.1	—	Form of Underwriting Agreement for debt securities.*

1.2	—	Form of Underwriting Agreement for contingent convertible securities.**

1.3(a)	—	Underwriting Agreement for ordinary shares to be sold in the rights issue dated July 30, 2013.

1.3(b)	—	Accession Deed to Underwriting Agreement for ordinary shares to be sold in the rights issue dated August 3, 2013.

3.1	—	Articles of Association of Barclays PLC (incorporated by reference to Form 6-K (File No. 001-09246) filed with the Securities and Exchange Commission on May 2, 2013).

4.1	—	Form of Senior Debt Indenture between Barclays PLC and The Bank of New York Mellon, as Trustee.*

4.2	—	Form of Dated Subordinated Debt Indenture between Barclays PLC and The Bank of New York Mellon, as Trustee.*

4.3	—

Form of Contingent Convertible Securities Indenture between Barclays PLC and The Bank of New York Mellon, as Trustee.**

The Company will, upon request of the Securities and Exchange Commission, furnish copies of trust deeds and instruments relating to other long-term debt instruments of the Barclays Group.

4.4	—

Form of Second Amended and Restated Deposit Agreement dated as of                 , 2008 among Barclays PLC, JPMorgan Chase Bank, N.A., as depositary, and all holders from time to time of American Depositary Receipts issued thereunder (incorporated by reference to Exhibit (a) to the Barclays PLC Registration Statement on Form F-6 (File No. 333-152742) filed with the Securities and Exchange Commission on August 4, 2008).

4.5	—

Form of Amendment No. 1 to Amended and Restated Deposit Agreement dated as of August     , 2013 among Barclays PLC, JPMorgan Chase Bank, N.A., as depositary, and holders from time to time of American Depositary Receipts issued thereunder, including the Form of American Depositary Receipt (incorporated by reference to Exhibit (a)(2) to the Barclays PLC Registration Statement on Form F-6 (File No. 333-190612) filed with the Securities and Exchange Commission on August 14, 2013).

4.6	—	Supplemental Agreement between Barclays PLC and JPMorgan Chase Bank, N.A., as depositary, dated September 12, 2013.

4.7	—	Form of American Depositary Share Rights Certificate.

4.8	—	Form of Provisional Allotment Letter.

5.1	—	Opinion of Sullivan & Cromwell LLP, U.S. counsel for the Registrant, as to the validity of the debt securities and contingent convertible securities.**

5.2	—	Opinion of Clifford Chance LLP, English solicitors to the Registrant, as to the validity of the debt securities, contingent convertible securities and ordinary shares.**

8.1	—	Opinion of Sullivan & Cromwell LLP, U.S. counsel for the Registrant, as to certain matters of U.S. taxation.**

8.2	—	Opinion of Sullivan & Cromwell LLP, U.S. counsel to the Registrant, as to certain additional matters of U.S. taxation.

8.3	—	Opinion of Clifford Chance LLP, English solicitors to the Registrant, as to certain matters of United Kingdom taxation (included in Exhibit 5.2 above).**

8.4	—	Opinion of Clifford Chance LLP, English solicitors to the Registrant, as to certain additional matters of U.K. taxation.

12.1	—	Calculation of ratio of earnings to fixed charges and ratio of earnings to combined fixed charges, preference share dividends and similar appropriations.**

23.1	—	Consent of PricewaterhouseCoopers LLP.

23.2	—	Consent of Sullivan & Cromwell LLP (included in Exhibits 5.1, 8.1 and 8.2 above).**

Number		Description

23.3	—	Consent of Clifford Chance LLP (included in Exhibits 5.2 and 8.4 above).**

24.1	—	Powers of Attorney of certain Directors and Officers of Barclays PLC.***

24.2	—	Power of Attorney of Barclays PLC’s Authorized Representative in the United States.***

25.1	—	Statement of Eligibility of Trustee on Form T-1 with respect to Exhibit 4.1 above.*

25.2	—	Statement of Eligibility of Trustee on Form T-1 with respect to Exhibit 4.2 above.*

25.3	—	Statement of Eligibility of Trustee on Form T-1 with respect to Exhibit 4.3 above.**

99.1	—	Form of Letter to Registered Holders of American Depositary Shares of Barclays PLC.

99.2	—	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, including Letter to Clients.

99.3	—	Chairman’s Letter in respect of American Depositary Share holders and U.S. and Canadian ordinary shareholders.

99.4	—	Barclays PLC Rights Issue – Your Questions Answered Booklet in respect of American Depositary Share holders and U.S. and Canadian ordinary shareholders.

99.5	—	Consent of Mike Ashley.

99.6	—	Consent of Tushar Morzaria.

*	Previously filed with the Barclays PLC Registration Statement on Form F-3 on May 3, 2011.
**	Previously filed with Post-Effective Amendment No. 1 to the Barclays PLC Registration Statement on Form F-3 on July 29, 2013.
***	Previously filed with Post-Effective Amendment No. 2 to the Barclays PLC Registration Statement on Form F-3 on September 6, 2013.